    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1997



                                                      REGISTRATION NO. 333-36523

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              INSILCO CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                274, 371, 346, 361, 367, 349               06-0635844
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER IDENTIFICATION
                                            CLASSIFICATION                         NO.)
  INCORPORATION OR ORGANIZATION)             CODE NUMBER)

                              INSILCO CORPORATION
                               425 METRO PLACE N.
                                  FIFTH FLOOR
                               DUBLIN, OHIO 43017
                                 (614) 792-0468
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                KENNETH H. KOCH

                       VICE PRESIDENT AND GENERAL COUNSEL
                              INSILCO CORPORATION
                               425 METRO PLACE N.
                                  FIFTH FLOOR
                               DUBLIN, OHIO 43017
                                 (614) 791-3137
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                    Copy to:

                                 AVIVA DIAMANT
                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                               ONE NEW YORK PLAZA
                         NEW YORK, NEW YORK 10004-1980
                                 (212) 859-8000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


============================================================================================================
                                                    PROPOSED MAXIMUM   PROPOSED MAXIMUM
      TITLE OF CLASS OF              AMOUNT TO       AGGREGATE PRICE       AGGREGATE          AMOUNT OF
 SECURITIES TO BE REGISTERED       BE REGISTERED       PER UNIT(1)     OFFERING PRICE(1) REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------
10 1/4% Senior Subordinated
  Notes Due 2007..............     $150,000,000           100%           $150,000,000          $45,455
============================================================================================================


(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933.


(2) Previously paid.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

     THIS REGISTRATION STATEMENT COVERS THE REGISTRATION OF AN AGGREGATE PRINCIPAL AMOUNT OF $150,000,000 OF 10 1/4% SENIOR SUBORDINATED NOTES DUE 2007 (THE "NEW NOTES") OF INSILCO CORPORATION (THE "COMPANY") THAT MAY BE EXCHANGED FOR AN EQUAL PRINCIPAL AMOUNT OF THE COMPANY'S OUTSTANDING 10 1/4% SENIOR SUBORDINATED NOTES DUE 2007 (THE "OLD NOTES") (THE "EXCHANGE OFFER"). THIS REGISTRATION STATEMENT ALSO COVERS THE REGISTRATION OF THE NEW NOTES FOR RESALE BY GOLDMAN, SACHS & CO. ("GOLDMAN SACHS") IN MARKET-MAKING TRANSACTIONS. THE COMPLETE PROSPECTUS RELATING TO THE EXCHANGE OFFER (THE "EXCHANGE OFFER PROSPECTUS") FOLLOWS IMMEDIATELY AFTER THIS EXPLANATORY NOTE. FOLLOWING THE EXCHANGE OFFER PROSPECTUS ARE CERTAIN PAGES OF THE PROSPECTUS RELATING SOLELY TO SUCH MARKET-MAKING TRANSACTIONS (THE "MARKET-MAKING PROSPECTUS"), INCLUDING ALTERNATIVE FRONT AND BACK COVER PAGES, A SECTION ENTITLED "RISK FACTORS -- TRADING MARKET FOR THE NEW NOTES" TO BE USED IN LIEU OF THE SECTION ENTITLED "RISK FACTORS -- ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES; VOLATILITY," A NEW SECTION ENTITLED "USE OF PROCEEDS" AND AN ALTERNATE SECTION ENTITLED "PLAN OF DISTRIBUTION." IN ADDITION, THE MARKET-MAKING PROSPECTUS WILL NOT INCLUDE THE FOLLOWING CAPTIONS (OR THE INFORMATION SET FORTH UNDER SUCH CAPTIONS) IN THE EXCHANGE OFFER PROSPECTUS: "PROSPECTUS SUMMARY -- THE OFFERING" AND "-- THE EXCHANGE OFFER", "RISK FACTORS -- CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF THE OLD NOTES" AND "-- THE EXCHANGE OFFER" AND "CERTAIN FEDERAL INCOME TAX CONSEQUENCES". ALL OTHER SECTIONS OF THE EXCHANGE OFFER PROSPECTUS WILL BE INCLUDED IN THE MARKET-MAKING PROSPECTUS.

PROSPECTUS

                              INSILCO CORPORATION
                             OFFERS TO EXCHANGE ITS
                   10 1/4% SENIOR SUBORDINATED NOTES DUE 2007
                        WHICH HAVE BEEN REGISTERED UNDER
                    THE SECURITIES ACT OF 1933, AS AMENDED,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                         OLD NOTES (AS DEFINED HEREIN)


THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 14,
 1997, UNLESS EXTENDED. AS DESCRIBED HEREIN, WITHDRAWAL RIGHTS WITH RESPECT TO
  THE EXCHANGE OFFER ARE EXPECTED TO EXPIRE AT THE EXPIRATION OF THE EXCHANGE
                                     OFFER


     Insilco Corporation, a Delaware corporation ("Insilco" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to $150,000,000 aggregate principal amount of its 10 1/4% Senior Subordinated Notes Due 2007 which will be registered (the "New Notes"), under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for a like principal amount of its issued and outstanding 10 1/4% Senior Subordinated Notes Due 2007 (the "Old Notes" and, together with the New Notes, the "Notes"). The Exchange Offer is being made pursuant to the terms of the Exchange and Registration Rights Agreement, dated August 12, 1997 (the "Registration Rights Agreement"), entered into between the Company and Goldman Sachs & Co., McDonald & Company Securities, Inc. and Citicorp Securities, Inc. (the "Initial Purchasers") pursuant to the terms of the Purchase Agreement (the "Purchase Agreement"), dated August 7, 1997, between the Company and the Initial Purchasers. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

     Interest on the Notes will be payable semi-annually on February 15 and August 15 of each year (each, an "Interest Payment Date"), commencing on February 15, 1998. The Notes will mature on August 15, 2007 and will not be subject to redemption at the option of the Company except as follows. The Company may redeem the Notes, in whole or in part, at any time on or after August 15, 2002 and prior to maturity, upon not less than 30 nor more than 60 days notice mailed to each holder of the Notes, at the redemption prices set forth herein, plus accrued interest, if any, to but excluding the date of redemption. Holders of record on the relevant Regular Record Date will be entitled to receive interest due on an Interest Payment Date that is on or prior to the relevant date of redemption.

                                                  (cover continued on next page)
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES OFFERED HEREBY
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------


                The date of this Prospectus is October 15, 1997.

(cover continued from previous page)

     Upon a Change of Control, holders of the New Notes may require the Company to purchase all or a portion of the New Notes at a purchase price equal to 101% of their aggregate principal amount, plus accrued interest, if any, to but excluding the purchase date. Additionally, the Company will be obligated in certain circumstances to make an offer to purchase the New Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued interest, if any, to but excluding the purchase date with the Net Available Proceeds of Asset Dispositions. See "Description of the Notes."

     The New Notes will be senior subordinated unsecured obligations of the Company. The New Notes will be subordinated in right of payment to all existing and future Senior Debt (as defined herein), of the Company, including the New Credit Facility (as defined herein), will be structurally subordinate to all existing and future indebtedness of the Company's subsidiaries, will rank pari passu in right of payment with any future senior subordinated indebtedness of the Company and will rank senior in right of payment to any future indebtedness of the Company that may be subordinated thereto. On a pro forma basis as of June 30, 1997, the Company had Senior Debt of approximately $141.8 million. The Company's domestic subsidiaries have joint and several liability for (and have pledged substantially all of their assets as collateral for, and in certain cases guaranteed) indebtedness under the New Credit Facility. See "Description of the Notes" and "Description of the New Credit Facility."

     The New Notes will be obligations of the Company entitled to the benefits of the Indenture (as defined herein). The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the New Notes will have been registered under the Securities Act, (ii) holders of the New Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement and (iii) the New Notes will not be entitled to the contingent increase in interest rate provided pursuant to the Indenture and the Old Notes. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof, and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them. Following completion of the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided pursuant to the Indenture and the Old Notes. See "The Exchange Offer."


     The Company will accept for exchange any and all validly tendered Old Notes on or prior to 5:00 p.m., New York City time, on November 14, 1997, unless extended by the Company (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for payment by the Company. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company. Old Notes may be tendered only in denominations of $1,000 principal amount and integral multiplies thereof. New Notes to be issued in exchange for validly tendered Old Notes will be delivered through the facilities of The Depository Trust Company ("DTC") by the Exchange Agent (as defined herein). The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer."


     Any waiver, extension or termination of the Exchange Offer will be publicly announced by the Company through a release to PR Newswire and as otherwise required by applicable law or regulations.

     The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in no-action letters issued to third parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on those interpretations by the staff of the Division of Corporation Finance of the Commission, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for

Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in the distribution (within the meaning of the Securities Act) of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes may not rely upon such interpretations by the staff of the Division of Corporation Finance of the Commission as set forth in these no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction, and any such secondary resale transaction must be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act.

     Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes as the result of market-making activities or other trading activities and will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution," "The Exchange Offer."

     The New Notes constitute a new issue of securities with no established trading market. The New Notes will be represented by a Global Certificate (as defined herein) registered in the name of a nominee of DTC, as Depositary. Beneficial interests in the Global Certificates will be shown on, and transfers will be effected only through, records maintained by the Depositary and its participants. See "Description of the New Notes -- Book Entry, Delivery and Form."

     The Company has been advised by the Initial Purchasers that, following completion of the Exchange Offer, they currently intend to make a market in the New Notes; however, they are not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time. There can be no assurance that an active trading market for any issue of the New Notes will develop. See "Risk Factors -- Absence of Public Market for the New Notes; Volatility." To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. It is not expected that an active trading market for the Old Notes will develop while they are subject to restrictions on transfer. See "Risk Factors -- Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes."


     This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders of Old Notes as of October 15, 1997.


     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to pay the expenses it incurs in the Exchange Offer. No dealer-manager is being used in connection with the Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS OF OLD NOTES FOR EXCHANGE FROM, HOLDERS THEREOF IN ANY JURISDICTION IN WHICH THE
  EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE
              SECURITIES OR "BLUE SKY" LAWS OF SUCH JURISDICTION.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement (together with any amendments thereto, the "Registration Statement") on Form S-4 under the Securities Act, with respect to the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein or therein and filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the New Notes, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Midwest Regional Office, Citicorp Center, Suite 1400, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661-2511; and Northeast Regional Office, Suite 1300, 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding the Company. Shares of the Company's Common Stock, $.001 par value per share (the "Shares"), are quoted on the NASDAQ National Market, and copies of the aforementioned materials may also be inspected at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     Under the Indenture relating to the New Notes, and without regard to whether the Company is subject to the informational requirements of the Exchange Act, the Company has agreed to file with the Commission and to distribute to the Trustee (as defined herein) and the holders of the New Notes annual reports of the Company containing audited consolidated financial statements, as well as quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

     Potential investors may obtain a copy of the agreements summarized herein without charge by request directed to the Secretary of the Company at 425 Metro Place N., Fifth Floor, Dublin, Ohio 43017, telephone (614) 792-0468.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 1997, previously filed by the Company with the Commission, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

     Each document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Request for such documents should be submitted in writing to the Company at 425 Metro Place N., Fifth Floor, Dublin, Ohio 43017.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and historical and pro forma financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references in this Prospectus to "Insilco" or the "Company" are to Insilco Corporation and its direct and indirect subsidiaries on a consolidated basis.

                                  THE COMPANY

OVERVIEW

     Insilco, directly and through its subsidiaries, is a diversified manufacturer of automotive components and telecommunications and electronics components and a publisher of specialty publishing products, chiefly student yearbooks. Insilco, with three reporting segments (the Automotive Components Group, the Technologies Group, and Specialty Publishing), conducts its business in eight separate operating units, including both divisions and subsidiaries. Specialty Publishing was Insilco's Office Products/Specialty Publishing segment prior to the divestiture of the Rolodex Business (as defined below) in March, 1997.

     The following chart depicts the organizational structure of the Company:


              [INSILCO CORPORATION ORGANIZATIONAL STRUCTURE CHART]


     The Automotive Components Group is comprised of businesses that produce radiators and other heat exchanger components, equipment and systems used in the production of heat exchangers, heavy gauge stamped automotive parts (principally transmission clutch plates) and welded stainless steel tubing, and a 50% owned joint venture, Thermalex Inc. ("Thermalex"), which produces precision extruded aluminum tubing. The Automotive Components Group serves both original equipment manufacturers ("OEMs") and aftermarket customers in the automotive, specialty vehicle, truck and off-road vehicle and industrial equipment markets and also serves the marine and architectural markets with decorative stainless steel tubing. On July 10, 1996, Insilco acquired the automotive aluminum tube business of Helmut Lingemann GmbH & Co. (the "Lingemann Business").

     The Technologies Group manufactures high-performance data transmission connectors, small electric power transformers, precision stampings, and wire and cable assemblies. The Technologies Group serves the computer networking, microwave relay, telephone digital switching, data processing, automotive, medical equipment and other markets.

     Specialty Publishing consists of Taylor Publishing Company ("Taylor"), a publisher of specialty publishing products, chiefly student yearbooks.

     During 1996 and the first quarter of 1997, the Company divested its Office Products Business, consisting of (i) Curtis Manufacturing Co., Inc. ("Curtis"), a manufacturer of computer accessories, (ii) the Rolodex electronics product line ("Rolodex Electronics") and (iii) the traditional Rolodex office products business (the "Rolodex Business"). For the year ended December 31, 1996, on a pro forma basis assuming that the

Office Products Business had been sold and the Lingemann Business had been acquired at the beginning of the year, the Company had revenues of $507.1 million and net income before net interest expense, income taxes, depreciation and amortization, and other income (expense), net ("EBITDA") of $63.8 million. For the six months ended June 30, 1996 and 1997, on a pro forma basis assuming that the Office Products Business had been sold at the beginning of each such period and, in the case of the six months ended June 30, 1996, that the Lingemann Business was acquired at the beginning of such period, the Company had revenues of $269.5 million and $276.2 million and EBITDA of $35.6 million and $38.4 million, respectively.

     Water Street Corporate Recovery Fund I, L.P. ("Water Street"), an investment partnership of which Goldman, Sachs & Co. ("Goldman Sachs") is the general partner, is the Company's largest shareholder. Two of the Company's directors, Terence M. O'Toole and Barry S. Volpert, are Managing Directors of Goldman Sachs. See "Principal Stockholders."

     On April 1, 1993, the Company emerged from Chapter 11 bankruptcy proceedings (which had commenced on January 13, 1991 (the "Petition Date")) pursuant to an Amended and Restated Plan of Reorganization dated November 23, 1992 (the "Plan of Reorganization"). The Plan of Reorganization provided for the discharge or settlement of all of the Company's pre-Petition Date liabilities and resulted in a reduction in the Company's liabilities of $532.3 million. As a consequence of the bankruptcy discharge, the Company's liabilities (including environmental liabilities) for pre-Petition Date conduct are limited and reasonably certain.

     The Company's executive offices are located at 425 Metro Place N., Fifth Floor, Dublin, Ohio 43017. The Company's telephone number at such address is
(614) 792-0468.

THE TRANSACTIONS

     On October 7, 1996, the Company announced that it had retained Goldman Sachs as its financial advisor to assist in the review of the Company's strategic alternatives to maximize shareholder value, including selling the Rolodex Business. On March 5, 1997, the Company completed the sale of the Rolodex Business and deposited $110 million (the "Rolodex Proceeds") of the $117 million sale price in a segregated account. Following the sale, the Company decided to (i) refinance its existing indebtedness, (ii) seek to obtain up to $150 million of new debt and (iii) effect a repurchase of a portion of its outstanding Shares in an amount of approximately $220 million funded, as described below, in part by the Rolodex Proceeds (collectively, the "Transactions").

     The Company subsequently entered into an Amended and Restated Credit Agreement as of July 3, 1997 (the "New Credit Facility") which, among other things, provides for (i) a $200,000,000 revolving credit facility, (ii) a $50,000,000 sublimit for commercial and standby letters of credit and (iii) a $50,000,000 sublimit for advances in selected foreign currencies. The closing of the New Credit Facility permitted the Company on July 10, 1997 to refinance the entire amount of indebtedness outstanding under the Old Credit Facility. The New Credit Facility permits the Company to issue the Notes, subject to certain conditions. See "Description of the New Credit Facility."

     On July 10, 1997, the Company, using the Rolodex Proceeds, purchased (i) 2,805,194 Shares from Water Street at $38.50 per Share in cash for an aggregate purchase price of $107,999,969 and (ii) 51,948 Shares from Robert L. Smialek, the President and Chairman of the Board of the Company, at $38.50 per Share in cash, for an aggregate purchase price of $1,999,998.

     On July 11, 1997, the Company commenced a tender offer (the "Tender Offer"), pursuant to which it offered to purchase up to 2,857,142 Shares at a price of $38.50 per Share in cash. The Tender Offer expired on August 12, 1997. Upon the expiration of the Tender Offer 2,857,142 Shares had been tendered in the Tender Offer and the Company purchased all of the Shares tendered in the Tender Offer. The purchase of Shares tendered in the Tender Offer was paid for from the proceeds of the issuance and sale of the Old Notes.

     The net proceeds from the offer and sale of the Old Notes (the "Offering") were approximately $145.9 million. The Company used the net proceeds from the Offering to fund the purchase of Shares tendered in the

Tender Offer, repay loans under the New Credit Facility, pay fees and expenses of the Transactions and for general corporate purposes.

SOURCES AND USES OF FUNDS IN THE TRANSACTIONS

    SOURCES OF FUNDS ($ IN MILLIONS)              USES OF FUNDS ($ IN MILLIONS)
    ---------------------------------           ---------------------------------
                                                Refinancing of Old Credit
    New Credit Facility..............  $140     Facility.........................    $168
                                                Repurchase of Shares from Water
    Rolodex Proceeds.................   110(1)    Street and Mr. Smialek.........     110(1)
    Subordinated Notes...............   150     Tender Offer.....................     110
                                       ----
                                                Transaction Fees and Expenses....      12
                                                                                     ----
    TOTAL SOURCES....................  $400     TOTAL USES.......................    $400
                                       ====                                          ====

---------------
(1) The Rolodex Proceeds were used to fund the July 10, 1997 purchase of Shares from Water Street and Mr. Smialek.

     Upon giving effect to the Transactions on a pro forma basis, the Company's interest coverage ratio (defined to be the ratio of EBITDA to net interest) was 2.2x for the 12-month period ended June 30, 1997. The Board of Directors of the Company believes that the Company's financial condition and outlook for cash generation will enable it to raise sufficient funds to maintain existing assets and undertake reasonable investments in new growth, while permitting the Company to meet its obligations as they become due.

                               BUSINESS STRATEGY

     Since 1993 Insilco's new management team has implemented the following strategies to enhance sales growth, improve the operations of its continuing businesses, and increase operating cash flow:

     REFINE MANAGEMENT FOCUS -- CORE BUSINESSES. Prior to 1993 Insilco operated a number of diverse businesses including paint products, office products, computer accessories, automotive components, electrical and electronics components, and specialty publishing. The new management team decided to streamline the Company's operations and focus on developing those core industrial businesses where it perceived the greatest opportunity for sales growth, operating performance improvements, and return on invested capital.

     In executing this strategy, the Company has divested its paint products, computer accessories and office products businesses, and made significant investments in the remaining businesses. The Company has increased its capital spending in those businesses, added management expertise and made selective acquisitions to take advantage of identified growth trends in automotive heat exchangers.

     The Company intends to continue to refine the focus of its business segments and pursue market leadership positions in targeted automotive and industrial components markets.

     PRODUCT DIFFERENTIATION. The Company's businesses typically manufacture specialized or custom-designed products. Management believes that the Company's strength lies in the manufacture and sale of value-added products. Although that value-added component may vary among its businesses (and may be obtained in a variety of ways, through a product's design, engineering, tooling, assembly, service or distribution), Insilco believes that this strategy allows it to avoid commodity markets, differentiate its products from those of its competitors and earn attractive margins.

     INVEST IN CORE BUSINESSES. To capitalize on emerging trends and growth opportunities in targeted markets, Insilco has substantially increased capital spending and investment in recent years. One example (in addition to the acquisition of the Lingemann Business), was the Company's purchase of automated brazing equipment to produce aluminum aftermarket heat exchangers. These investments were made to capitalize on the worldwide shift from copper/brass heat exchangers to lighter-weight more fuel-efficient aluminum heat exchangers.

     The Company has increased capital spending in its businesses, with such investments targeted at enhancing productivity, increasing necessary capacity, accelerating research and development of new products and building engineering capabilities. After giving effect to the divestiture of the Office Products Business, capital spending has increased from $12 million in 1992 to $20 million in 1996. Taylor recently completed a major multi-year investment to automate the prepress operation using digital technology. Capital was appropriated for Stewart Connector to develop and tool new high-speed data-grade connector products, expand capacity and automate production. Steel Parts has made significant investments in production equipment to improve productivity and product quality to meet the requirements of its primary customer, Ford Motor Company ("Ford"). As a result of these investments, Steel Parts has been able to solidify its position as Ford's primary source of conventionally stamped transmission clutch plates.

     Insilco has invested in new computer and business systems, made significant investments in automation equipment to reduce costs and improve productivity, and implemented "kaizen" training programs to instill a continuous productivity philosophy in its operations. Many of Insilco's businesses have achieved or are pursuing ISO 9000 certification to ensure consistent quality of products and reduce defects.

     As a result in part of these investments and productivity initiatives, the Company's EBITDA as a percent of sales (after giving effect to the divested Office Products Business), has improved from 10.7% in 1992 to 12.9% in 1996.

     SEEK REVENUE GROWTH. Sales have increased from $370 million in 1992 to $492 million in 1996 (after giving effect to the divestiture of the Office Products Business) representing a 7.4% compound annual rate of growth. The Company has sought to obtain revenue growth through acquisitions, market penetration and expansion, geographic expansion, and the development and introduction of new products.

          Selective Acquisitions. The Company completed two automotive acquisitions in 1996, which, in the aggregate, added approximately $35 million in annualized sales on a pro forma basis. Subject to limitations under the New Credit Facility, the Company intends to pursue acquisitions that complement existing businesses and provide attractive returns on investment.

          Market Penetration and Expansion. Insilco intends to increase market share and expand into new markets by implementing new sales strategies and entering new sales and distribution channels. Most notably, the Technologies Group has developed a unified marketing program to cross-sell the products of its four businesses, Signal Transformer has established a new sales representative network, and Taylor has adopted various incentive programs to attract larger accounts and increase penetration in existing accounts.

          Geographic Expansion. Insilco's sales have historically been concentrated in the United States. After giving effect to the divestiture of the Office Products Business, domestic sales accounted for approximately 86% of 1996 sales. The Company seeks to expand its sales, marketing and manufacturing efforts into new geographic markets. To further this strategy the Company in 1996 acquired the Lingemann Business, which is primarily a European manufacturer; and recently entered into a joint venture with a Chinese locomotive research institute to develop and market new heat exchanger products for the growing Chinese rail industry. In 1996, the Company expanded a small connector operation in Mexico to provide cable assemblies to a large telecommunications customer. The Company also opened a new precision stampings facility in El Paso, Texas to capitalize on the growing base of low-cost OEM production facilities in the southwestern United States and Mexico.

          New Product Introductions. The Company has invested in upgrading its research and development and product engineering capabilities so as both to increase the number of new products and to speed their time to market. As a supplier to the computer networking, telecommunications and automotive industries, which are undergoing rapid change, the Company believes the investment will provide additional revenue growth opportunities. The Company's connector business has made significant investments in new technology and equipment to develop new connectors that meet the ever-increasing demand for faster data transmission without compromising the integrity of the transmission. The Company also recently funded an automotive technical research and development facility and staffed it with engineering and design personnel to develop new products and applications in the growing heat exchanger market.

     ENHANCE CASH FLOW FROM OPERATIONS. A major objective for the new management team has been to improve cash flow from operations. Through a concentrated effort to improve productivity and better manage working capital, cash flow from operations (after giving effect to the divestiture of the Office Products Business) increased from $25 million in 1993 to $46 million in 1996. The strong cash flow from the Company's business units, coupled with the divestitures and sales of other idle assets, allowed the Company to reduce outstanding debt, net of cash, from $254 million at December 31, 1993 to $59 million, at June 30, 1997, despite the significantly higher level of capital spending, stock repurchases totaling $11 million, and two acquisitions totaling $38 million. The Company intends to continue to focus on enhancing cash flow from operations, and expects that recently implemented manufacturing and financial information systems will enable more efficient working capital management.

                                  THE OFFERING

     On August 12, 1997, the Company consummated the Offering. The net proceeds of the Offering were used to fund the purchase of Shares tendered in the Tender Offer, repay loans under the Company's New Credit Facility, pay fees and expenses related to the Transactions and for general corporate purposes. See "Prospectus Summary -- The Transactions" and "Use of Proceeds."

The Old Notes..............  The Old Notes were sold by the Company on August
                             12, 1997 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act ("Rule 144A") and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

Registration Rights
Agreement..................  Pursuant to the Purchase Agreement, the Company and
                             the Initial Purchasers entered into the
                             Registration Rights Agreement, which granted the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is being made pursuant to the Registration Rights Agreement and is intended to satisfy such rights.

                               THE EXCHANGE OFFER

Securities Offered.........  $150,000,000 aggregate principal amount of the
                             Company's 10 1/4% Senior Subordinated Notes due
                             2007.

The Exchange Offer.........  Pursuant to the Exchange Offer, U.S. $1,000
                             principal amount of New Notes will be issued in exchange for each U.S. $1,000 principal amount of Old Notes that are validly tendered and not withdrawn. On the date hereof, U.S. $150,000,000 aggregate principal amount of Old Notes were outstanding. See "The Exchange Offer."

                             The Exchange Offer is not being made to, nor will the Company accept surrenders of Old Notes for exchange from, holders thereof in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

                             Holders of Old Notes whose Old Notes are not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences thereof and will be subject to the limitations applicable thereto under the Indenture, dated as of August 12, 1997 (the "Indenture") between the Company and The Bank of New York, as Trustee, governing the Old Notes and the New Notes. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof, and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them. Following the completion of the Exchange Offer, none of the Old Notes will be entitled to the contingent increase in interest rate provided pursuant to the Indenture and the Old Notes.

Resales....................  Based on interpretations by the staff of the
                             Division of Corporation Finance of the Commission set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution (within the meaning of the Securities Act) of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes may not rely upon such interpretations by the staff of the Division of Corporation Finance of the Commission as set forth in these no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction, and any such secondary resale transaction must be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that such conditions have been met. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any broker-dealer who is an affiliate of the Company may not participate in the Exchange Offer and may not rely on the no-action letters referred to above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "Plan of Distribution."


Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on November 14, 1997, unless extended, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Any extension, if made, will be publicly announced through a release to PR Newswire and as otherwise required by applicable law or regulations.


Conditions to the Exchange
Offer......................  The Exchange Offer is subject to certain conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions of the

                             Exchange Offer." The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

                             The Company reserves the right, in its discretion,
                             (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "The Exchange Offer -- Terms of the Exchange
                             Offer -- Conditions of the Exchange Offer" shall not have been satisfied in the good faith determination of the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner. See "-- The Exchange Offer -- Terms of the Exchange Offer Expiration Date; Extensions; Amendments."

Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to tender their
                             Old Notes pursuant to the Exchange Offer must (i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or a facsimile thereof, together with such Old Notes and any other required documentation to The Bank of New York, as exchange agent (the "Exchange Agent"), at the address set forth herein and therein on or prior to the Expiration Date (or complying with the procedure for book-entry transfer) or (ii) comply with the guaranteed delivery procedures. By executing a Letter of Transmittal, a holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Notes, if the holder is not a broker-dealer, or if such holder is a broker-dealer but such holder will not receive New Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act. See "The Exchange Offer -- Terms of the Exchange
                             Offer -- Procedures for Tendering Old Notes" and "The Exchange Offer -- Terms of the Exchange
                             Offer -- Guaranteed Delivery Procedures."

Special Procedures for
Beneficial Owners..........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on his or her own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his or her Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer -- Terms of the Exchange
                             Offer -- Procedures for Tendering Old Notes."

Guaranteed Delivery
Procedures.................  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by such Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Terms of the Exchange Offer -- Guaranteed Delivery Procedures."

Acceptance of Old Notes and
  Delivery of New Notes....  Subject to certain conditions (as described more fully in "The Exchange Offer -- Terms of the
                             Exchange Offer -- Conditions of the Exchange
                             Offer"), the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered as promptly as practicable following the Expiration Date.

Withdrawal Rights..........  Except as otherwise provided herein, tenders of Old
                             Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer -- Withdrawal of Tenders of Old Notes."

Taxation...................  An exchange of Old Notes for New Notes should not be taxable to holders. See "Certain Federal Income Tax Consequences."

Use of Proceeds............  The Company will not receive any proceeds from the
                             New Notes offered hereby. See "Use of Proceeds."

Exchange Agent.............  The Bank of New York is the Exchange Agent. The
                             address, telephone number and facsimile number of the Exchange Agent are set forth in "The Exchange Offer -- Exchange Agent."

                       SUMMARY OF TERMS OF THE NEW NOTES

General....................  The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the New Notes have been registered under the Securities Act and, therefore, will not contain terms or bear legends with respect to transfer restrictions, (ii) the New Notes do not include provisions providing for an increase in the interest rate in certain circumstances relating to the timing of the Exchange Offer and (iii) holders of New Notes will not be entitled to certain rights under the Registration Rights Agreement. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of New Notes."

Securities Offered.........  $150,000,000 aggregate principal amount of the
                             Company's 10 1/4% Senior Subordinated Notes due
                             2007.

Maturity Date..............  August 15, 2007.

Interest Payment Dates.....  February 15 and August 15 of each year, commencing
                             February 15, 1998.

Ranking....................  The New Notes will be unsecured and will rank junior in right of payment to all existing and future Senior Debt of the Company, including the New Credit Facility. The New Notes will rank pari passu in right of payment with all existing and future senior subordinated indebtedness of the Company and senior to any other subordinated indebtedness of the Company issued after the Offering. See "Description of the New Notes -- Subordination."

                             On the pro forma basis described herein, as of June 30, 1997, there was approximately $141.8 million of Senior Debt of the Company outstanding. See "Unaudited Pro Forma Condensed Consolidated Financial Information." While the Indenture will limit, subject to certain financial tests, the amount of additional Debt (as defined in the Indenture) that the Company and its Restricted Subsidiaries (as defined in the Indenture) can incur, the Indenture will not restrict the amount of otherwise permissible indebtedness that may be incurred as Senior Debt. See "Description of New Notes -- Certain Covenants -- Limitation on Consolidated Debt."

                             The New Notes will be effectively subordinated to all existing and future Debt of the Company's subsidiaries. The Company's domestic subsidiaries have joint and several liability for (and have pledged substantially all of their assets as collateral for, and in certain cases guaranteed) indebtedness under the New Credit Facility. See "Risk Factors -- Subordination of the New Notes; Other Indebtedness," "-- Structural Subordination" and "-- Fraudulent Conveyance."

Optional Redemption........  The New Notes will not be redeemable prior to
                             August 15, 2002. On or after such date, the New Notes will be subject to redemption, at the option of the Company, in whole or in part, at any time prior to maturity, at the redemption prices set forth herein, plus accrued interest, if any, to the date of redemption.

Change of Control..........  Subject to the provisions of the New Credit
                             Facility, upon the occurrence of a Change of Control, each holder of the New Notes may require the Company to repurchase the New Notes held by such holder at 101% of the principal amount thereof plus accrued interest, if any, to, but excluding, the date of repurchase. See "Description of the Notes -- Repurchase at the Option of
                             Holders -- Change of Control."

Restrictive Covenants......  The Indenture will restrict, among other things, the ability of the Company and its Restricted Subsidiaries (i) to incur additional Debt, (ii) to pay dividends and make other distributions, (iii) to have restrictions on the ability of any Restricted Subsidiary to make dividend or other payments to the Company or any other Restricted Subsidiary, (iv) to sell assets and to use the proceeds of asset sales, (v) to pledge assets, (vi) to merge or consolidate with or transfer all or substantially all of its assets to, or to acquire the stock or assets of, another entity or (vii) to engage in certain transactions with affiliates. All of these restrictions, however, are subject to a number of important qualifications. See "Description of the New Notes -- Certain Covenants."

Market.....................  The New Notes constitute a new issue of securities with no established trading market. The Company has been advised by the Initial Purchasers that they intend to make a market in the New Notes; however, they are not obligated to do so and such market-making activities could be terminated at any time. There can be no assurance that an active trading market for the New Notes will develop. It is not expected that an active trading market for the Old Notes will develop while they are subject to restrictions on transfer. See "Risk Factors -- Absence of Public Market for the New Notes; Volatility" and "-- Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes."

                                  RISK FACTORS

     Prospective investors should consider all of the information contained in this Prospectus before making an investment in the New Notes. In particular, prospective investors should carefully consider the factors set forth under "Risk Factors."

                        SUMMARY HISTORICAL AND PRO FORMA
                   CONSOLIDATED FINANCIAL AND OPERATING DATA

     The summary historical consolidated financial data presented below as of and for each of the years in the three year period ended December 31, 1996 are derived from, and should be read in conjunction with, the Company's related audited consolidated financial statements and accompanying notes included elsewhere herein, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants (the "Consolidated Financial Statements"). The Consolidated Financial Statements, and the report thereon, which is based partially upon the report of other auditors, are included elsewhere in this Prospectus.

     The summary historical consolidated financial data presented below as of and for the six months ended June 30, 1996 and 1997 are derived from unaudited consolidated financial statements of the Company, which have been prepared by management on the same basis as the audited consolidated financial statements of the Company and, in the opinion of management of the Company, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement for such periods. Operating results for the six-month periods ended June 30, 1996 and 1997 are not necessarily indicative of results that may be expected for any other interim period or for the full year.

     The unaudited pro forma consolidated financial data of the Company and its subsidiaries for the year ended December 31, 1996 and for the six months ended June 30, 1996 and 1997 are based on historical information that has been adjusted to reflect significant acquisitions and divestitures that have occurred during the respective periods and the Transactions. The income statement data give effect to the following transactions as if all had occurred at the beginning of each period presented: (i) the sale of the Rolodex Business; (ii) the Company's purchase of 2,805,194 Shares from Water Street and 51,948 Shares from Robert L. Smialek, the President and Chairman of the Board of the Company, at a price of $38.50 per Share; (iii) the Company's purchase of 2,857,142 Shares at a price of $38.50 per Share pursuant to the Tender Offer; (iv) the closing of the New Credit Facility (including advances to refinance in full the Old Credit Facility) and (v) the issuance and sale of $150 million aggregate principal amount of the Old Notes. In addition, the income statement data for the year ended December 31, 1996 and the six months ended June 30, 1996 have been adjusted to reflect (i) the divestiture of Rolodex Electronics; (ii) the divestiture of Curtis and (iii) the acquisition of the Lingemann Business, as if all had occurred at the beginning of the periods presented. These divestitures and the acquisition actually occurred in the third and fourth quarters of 1996. The balance sheet data give effect to the aforementioned transactions as if all had occurred as of the date of the respective balance sheets (except any acquisitions or divestitures that occurred prior to the respective balance sheet dates are included in the respective balance sheet data as of the date of the actual sale or purchase). The nonrecurring transactions directly related to the aforementioned transactions are excluded from the pro forma summary statements of income. The summary pro forma consolidated financial data should be read in conjunction with the accompanying notes thereto and the financial statements and related notes set forth herein. The summary pro forma consolidated financial data are based on certain assumptions and estimates, and therefore do not purport to be indicative of the results that would actually have been obtained had the transactions been completed as of such dates or indicative of future results of operations and financial position.

     The following table sets forth summary historical and pro forma consolidated financial and operating data (dollars in thousands, except per Share and ratio data) derived from the Company's Consolidated Financial Statements.

                                                                                             PRO FORMA
                                                                                   ------------------------------
                                                               SIX MONTHS ENDED      YEAR      SIX MONTHS ENDED
                                  YEARS ENDED DECEMBER 31,         JUNE 30,         ENDED          JUNE 30,
                                ----------------------------   -----------------   DEC. 31,   -------------------
                                  1994      1995      1996      1996      1997       1996       1996       1997
                                --------   -------   -------   -------   -------   --------   --------   --------
OPERATIONS DATA
  Sales (net)(1)..............  $543,630   561,203   572,474   300,497   287,012    507,140    269,454    276,215
  Operating income
    (loss)(2).................    (9,699)   24,617    59,101    32,885    30,967     46,694     26,781     28,801
  Other income (expense):
    Interest expense..........   (29,113)  (19,546)  (18,386)   (9,400)   (7,762)   (32,216)   (16,722)   (14,880)
    Interest income...........     1,842     1,577     1,010       460     2,078        724        372        228
    Other income, net(3)......     2,663    12,126    10,138     3,104    96,617      7,706      3,120      1,615
  Income (loss) from
    continuing operations
    before income taxes and
    extraordinary items.......   (34,307)   18,774    51,863    27,049   121,900     22,908     13,551     15,764
  Income tax expense..........    (8,585)  (16,199)  (12,810)   (9,098)  (47,374)    (6,896)    (4,607)    (5,874)
                                --------   -------   -------   -------   -------   --------   --------   --------
  Income (loss) from
    continuing operations
    before extraordinary
    items.....................   (42,892)    2,575    39,053    17,951    74,526     16,012      8,944      9,890
  Income from discontinued
    operations, net of tax....    12,914        --        --        --        --         --         --         --
                                --------   -------   -------   -------   -------   --------   --------   --------
  Income (loss) before
    extraordinary items.......   (29,978)    2,575    39,053    17,951    74,526     16,012      8,944      9,890
  Extraordinary items, net of
    tax.......................    (2,156)       --        --        --        --         --         --         --
                                --------   -------   -------   -------   -------   --------   --------   --------
  Net income (loss)...........  $(32,134)    2,575    39,053    17,951    74,526     16,012      8,944      9,890
                                ========   =======   =======   =======   =======   ========   ========   ========
BALANCE SHEET DATA AT PERIOD END
  Working capital.............  $ 33,915    44,920    47,956    71,156   144,970     30,583     60,131     60,183
  Total assets................   368,669   340,129   352,000   345,644   423,211    306,656    320,054    321,560
  Long-term debt..............   198,109   186,489   161,042   193,381   169,820    283,042    327,231    291,820
  Other long-term
    liabilities...............    59,117    53,612    47,337    50,660    44,348     47,337     51,914     44,348
  Stockholders' equity
    (deficit).................   (13,451)  (15,779)   33,402     2,291   108,462   (130,162)  (156,140)  (113,976)
PER SHARE DATA
  Income (loss) per share from
    continuing operations.....  $  (4.42)     0.25      3.95      1.81      7.55       3.83       2.13       2.38
OTHER DATA
  Depreciation and
    amortization..............  $ 13,570    14,758    16,831     8,087     9,798     17,139      8,799      9,604
  Amortization of
    Reorganization Goodwill...    69,217    32,172        --        --        --         --         --         --
  Capital expenditures........    19,163    22,159    22,579     9,266    10,315     20,009      8,113     10,322
  EBITDA(4)...................    73,088    71,547    75,932    40,972    40,765     63,833     35,580     38,405
  EBITDA to net interest......        NA        NA        NA        NA        NA       2.0x       2.2x       2.6x

  See accompanying notes to the summary historical and pro forma consolidated financial and operating data.

THE NOTES TO THE SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OPERATING DATA FOLLOW:
---------------
(1) Sales of the divested Office Products Business are included in the consolidated results as follows: 1994, $105.2 million; 1995, $111.7 million; 1996, $80.1 million; the six months ended June 30, 1996, $45.8 million; and the six months ended June 30, 1997, $10.8 million. Pro forma sales for the respective periods exclude sales of the Office Products Business as if the business was divested at the beginning of the periods presented.

    Sales in 1996 and for the six months ended June 30, 1997 include sales of $13.2 million and $15.3 million, respectively, of the Lingemann Business which was acquired on July 10, 1996. Pro forma sales for the six months ended June 30, 1996 and the year ended December 31, 1996 include $14.7 million and $27.9 million, respectively, of sales of the Lingemann Business as if the business was acquired at the beginning of the periods presented.

    See "Unaudited Pro Forma Condensed Consolidated Financial Information" for further information regarding acquisitions and divestitures.

(2) Operating income for the Office Products Business, before the allocation of corporate overhead, is included in the consolidated results as follows:
    1994, $15.2 million; 1995, $1.7 million; 1996, $10.7 million; the six months ended June 30, 1996, $4.4 million; and the six months ended June 30, 1997, $2.2 million. Pro forma operating income for the respective periods excludes operating income, before allocation of corporate overhead, of the Office Products Business as if the business was divested at the beginning of the periods presented.

    Operating income in 1996 and for the six months ended June 30, 1997 includes operating income, before allocation of corporate overhead, of $0.1 million and $0.3 million, respectively, of the Lingemann Business. Pro forma operating income for the six months ended June 30, 1996 and the year ended December 31, 1996 includes $1.7 million and $1.6 million, respectively, of operating loss of the Lingemann Business as if the business was acquired at the beginning of the year.

    Operating income in 1994 and 1995 includes the deduction for the amortization of the Company's reorganization value over the aggregate fair value of its tangible and identified intangible assets at March 31, 1993 ("Reorganization Goodwill").

    Operating income in 1995 includes a nonrecurring charge of $6.2 million relating to the Office Products Business (see Note 15 to the Consolidated Financial Statements) and a gain of $4.3 million related to a change in the Company's pension plan (see Note 10 to the Consolidated Financial Statements).

(3) Other income in 1994 included a $1.2 million gain related to the collection of notes receivable in excess of their financial statement carrying amount. Other income in 1995 included favorable adjustments of $3.6 million related to the Company's environmental liabilities, $1.5 million related to the resolution of several legal disputes and a $4.0 million gain on the sale of idle corporate assets. Other income in 1996 included a fourth quarter $3.1 million gain on the sale of Rolodex Electronics and a third quarter $2.2 million adjustment related to the satisfaction of certain of the Company's environmental liabilities, following completion of a site clean-up for an amount less than previously estimated. Other income in the six months ended June 30, 1997 includes a $95.0 million gain on the sale of the Rolodex Business.

(4) "EBITDA" represents net income before net interest expense, income taxes, depreciation and amortization, and other income (expense), net. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, net income, cash flow or other measures of performance in accordance with generally accepted accounting principles. EBITDA data is included because the Company understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt.

    This summary historical and pro forma consolidated financial and operating data should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  RISK FACTORS

     Before investing in the New Notes, prospective investors should consider carefully all the information set forth elsewhere in this Prospectus and should particularly consider the following matters.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

     Since the consummation of the Transactions, the Company has had substantial indebtedness with significant debt service requirements and is highly leveraged. As of June 30, 1997, on a pro forma basis after giving effect to the Transactions, the Company's consolidated debt was approximately $291.8 million and stockholders' deficit was $114.0 million.

     The degree to which the Company is leveraged will have important consequences to holders of the Notes, including the following: (i) the ability of the Company to obtain additional financing in the future, whether for working capital, capital expenditures, acquisitions or other purposes, may be impaired,
(ii) a substantial portion of the Company's cash flow from operations is required to be dedicated to the payment of interest and, under certain circumstances, principal on amounts due under the New Credit Facility, thereby reducing funds available to the Company for other purposes, (iii) the Company's flexibility in planning for or reacting to changes in market conditions may be limited, (iv) the Company may be more vulnerable in the event of a downturn in its business, and (v) to the extent the Company's outstanding debt under the New Credit Facility is at variable rates of interest that have not been hedged, the Company will be vulnerable to increases in interest rates. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's ability to make scheduled principal payments on, or to pay interest on, or to refinance its indebtedness (including the Notes) depends on its future performance which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the Company's current level of operations and anticipated growth, the management of the Company believes that available cash flow, together with available borrowing under the New Credit Facility, and other sources of liquidity, will be adequate to meet the Company's anticipated future requirements for working capital, letters of credit, capital expenditures and scheduled payments of interest and, under certain circumstances, principal on amounts due under the New Credit Facility, other Senior Debt and interest on the Notes. However, there can be no assurance that Company's businesses will generate sufficient cash flow from operations or that future financing will be available in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to make necessary capital expenditures, or that any refinancing would be available, or available on commercially reasonable terms. Further, depending on the timing, amount and structure of any future acquisitions and the availability of funds for acquisitions under the New Credit Facility, the Company may need to raise additional capital to fund the acquisitions of additional businesses. There can be no assurance that the Company will be able to secure such additional funding on favorable terms, if at all.

RESTRICTIONS IMPOSED BY THE NEW CREDIT FACILITY

     The New Credit Facility, among other things, restricts the ability of the Company and its subsidiaries, subject to a number of qualifications, to dispose of assets, incur additional indebtedness, incur liens on property or assets, repay other indebtedness, enter into accommodation obligations, pay dividends, enter into certain investments or transactions, repurchase or redeem capital stock, engage in mergers or consolidations or engage in certain transactions with subsidiaries and affiliates, and will otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the Company's interest. In addition, the New Credit Facility also requires the Company to maintain compliance with certain financial ratios. The Company's ability to comply with such ratios may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the required financial ratios could result in a default under the New Credit Facility which could adversely affect payment of the New Notes. See "Description of the New Credit Facility."

RISK OF ABILITY TO FINANCE CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be required to make an offer to purchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof at the date of purchase plus accrued interest, if any, to the date of purchase. The occurrence of a Change of Control would constitute an event of default under the New Credit Facility and might constitute a default under other indebtedness of the Company (if any). In addition, the New Credit Facility will prohibit the purchase of the Notes by the Company in the event of a Change of Control until the indebtedness under the New Credit Facility is repaid in full. The Company's failure to purchase the Notes upon a Change of Control would result in a default under the Indenture and thus the New Credit Facility. The inability to repay the indebtedness under the New Credit Facility, if accelerated, could have materially adverse consequences to the Company and to the holders of the Notes. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the New Credit Facility and the Notes. Future Senior Debt of the Company may also contain prohibitions of certain events or transactions that would constitute a Change of Control or require such Senior Debt to be repurchased upon a Change of Control. See "Description of the New Credit Facility" and "Description of the New Notes -- Change of Control."

CUSTOMER CONCENTRATION; ABSENCE OF LONG-TERM CONTRACTS

     A significant portion of the Automotive Components Group's sales are made to a relatively small group of major customers. In 1996, the Automotive Components Group made approximately 24% of its sales to Ford and 18% of its sales to a group of nine other customers. The current size of the Company's automotive customer base exposes the Company to the risk of changes in the business condition of its major customers and to the risk that the loss of a major customer could adversely affect the Company's results of operations.

     The Company's wholly owned subsidiary, Steel Parts Corporation ("Steel Parts"), manufactures stamped transmission and suspension parts for the automotive market. Steel Parts accounted for 30% of the Automotive Components Group's sales in 1996. Over 70% of Steel Parts' sales were made to Ford. While Steel Parts has supplied Ford for over 20 years, Ford is not contractually bound to purchase supplies from Steel Parts in the future. Thus, Steel Parts' relationship with Ford is subject to termination at any time. If Steel Parts were to lose Ford as a customer, the Company's results of operations would be adversely affected.

CYCLICAL MARKETS

     A substantial portion of the Company's revenues derive from sales to markets that have been historically, and are likely to continue to be, cyclical. For example, the Company's Automotive Components Group, which accounted for approximately 37% of the Company's total sales and 40% of its operating income for the year ended December 31, 1996, primarily serves the automobile OEM market and the automobile parts aftermarket through the manufacture of automotive heat exchangers and related tubing, and automatic transmission and suspension components. The automobile industry has experienced recessionary or slow growth conditions for substantial periods in the past and may experience recessionary conditions in the future. Any substantial weakening of the automobile industry could have an adverse effect on the Company's results of operations.

SEASONALITY; PRODUCTION DISRUPTION

     In certain of the Company's businesses in which there is high customer concentration or high production seasonality, the Company would be exposed to potentially significant revenue losses if it (or its customers) were to experience substantial disruption in production. With the continued emphasis on reductions in component inventories and "just-in-time" deliveries, especially in the automotive industry, any disruption in production by the Company or its major customers, through work stoppages or otherwise, could have an immediate and adverse effect on the Company's results of operations.

     Additionally, a portion of the Company's revenues are exposed to the seasonality of the yearbook production cycle. Most of the annual revenues of Taylor are recognized in the Company's second quarter. Any disruption during the peak production period (April to June), through work stoppages or otherwise, could cause lost revenues or delay revenue recognition in the year in which it occurred and would likely have an adverse effect on future years' contract renewals. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     The businesses in which the Company is engaged are highly competitive and in some cases highly fragmented, with many small manufacturers. In some of its businesses, especially the data grade connector business and the heat exchanger business, the Company competes with entities having significantly more resources. In other businesses, especially Taylor, the Company competes with entities that have a greater share of the relevant market. As competition increases, profit margins on some of the Company's significant business lines could decrease, and in the more fragmented markets consolidation could occur resulting in the creation of larger and financially stronger competitors. The Company believes that, to remain competitive and maintain or increase its profitability, it must pursue a strategy focusing on growth and product innovation. However, the Company's competitors can be expected to continue to seek their own growth, to improve the design and performance of their products, to reduce costs of existing competitive products and to introduce new products with competitive price and performance characteristics. Although the Company believes that, with respect to most of its businesses, it has certain technological, manufacturing or other advantages over its competitors, maintaining these advantages will require continued investment by the Company in research and development, sales and marketing, productivity improvements and information systems. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be able to maintain its existing competitive advantages.

TECHNOLOGY AND THE DEVELOPMENT OF NEW PRODUCTS

     The markets for many of the Company's products, particularly the products produced by Stewart Connector, are characterized by technological change, evolving industry standards, frequent new product introductions and product enhancements. Many of the Company's products require significant planning, design, development and testing at the technological, product and manufacturing process levels. In addition, the introduction of new products and technologies may render existing or proposed products noncompetitive. There can be no assurance that any of the products currently being developed by the Company, or those to be developed in the future, will be technologically feasible or accepted by the marketplace, that any such development will be completed in any particular time frame or that the Company's products or proprietary technologies will not become uncompetitive or obsolete.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent upon the services of its senior management and other management in its various businesses. The Company could be adversely affected if any of these persons were unwilling or unable to continue in the Company's employ.

CONTROL BY SIGNIFICANT SHAREHOLDER

     At September 22, 1997 Water Street owned approximately 45% of the outstanding Shares. Consequently, Water Street, through its general partner, Goldman Sachs, will retain effective control of the Company.

FRAUDULENT CONVEYANCE

     The incurrence by the Company of indebtedness under the Notes to fund the Tender Offer could be subject to review under relevant federal and state fraudulent transfer or conveyance laws in a bankruptcy case involving, or a lawsuit commenced by or on behalf of unpaid creditors of, the Company. If a court were to find under such laws that (i) at the time the Notes were issued the Company had incurred the indebtedness under the Notes with the intent of delaying or defrauding creditors, or (ii) the Company received less than reasonably equivalent value or fair consideration for the Notes and (x) was insolvent or rendered insolvent by reason of such transaction, (y) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or (z) intended to incur, or believed that it would incur, debts that it would be unable to pay when due, such court could subordinate the Notes to present or future indebtedness of the Company, void the issuance of some or all of the indebtedness under the Notes, direct any amounts paid under the Notes to be repaid to the Company or applied to a fund for the benefit of the Company's creditors or take other action that would be detrimental to the holders of the Notes.

     The Company believes that the indebtedness represented by the Notes is being incurred for proper purposes and in good faith, that the Company is receiving reasonably equivalent value or fair consideration for incurring such indebtedness, that the Company was, is and will be solvent under the foregoing standards and that it had, has and will have sufficient capital for carrying on its business and was, is, and will be able to pay its debts as they mature. There can be no assurance, however, that a court would reach the same conclusions.

SUBORDINATION OF THE NOTES; OTHER INDEBTEDNESS

     The Notes will be subordinated to all existing and future Senior Debt of the Company, including the New Credit Facility. As of June 30, 1997, after giving pro forma effect to the Transactions, approximately $141.8 million would have been outstanding under the New Credit Facility and available borrowings thereunder (exclusive of approximately $10 million in outstanding standby letters of credit) would have been approximately $50 million. Indebtedness under the New Credit Facility must be repaid in whole or in part under certain circumstances, and in some cases the available commitments thereunder would be reduced. Commencing on the third anniversary of the New Credit Facility and each succeeding anniversary thereafter, through its term, the revolving credit commitments are scheduled to be reduced by $20 million per year with the result that any aggregate outstanding indebtedness under the New Credit Facility at such time in excess of the amount of the then current revolving credit commitments must be repaid. The New Credit Facility is guaranteed on a joint and several basis by the Company's wholly owned domestic subsidiaries, with certain exceptions (the "Guarantors"), and has been secured by substantially all of the assets of the Company and the Guarantors, including the intellectual property, accounts receivable, inventories, equipment and real property of the Company and its domestic subsidiaries and the stock of substantially all of its domestic subsidiaries. In the event of any default, the lenders under the New Credit Facility could elect to declare all borrowings outstanding under the New Credit Facility, together with accrued interest and fees, to be due and payable and to require the Company to apply all of its available cash to repay such indebtedness and to prevent the Company from making payments on the Notes. If the Company were unable to repay any such indebtedness when due, such lenders could proceed against their collateral. In that event, it is unlikely that the value of any remaining assets of the Company would be sufficient to repay the Notes. See "Description of the New Notes" and "Description of the New Credit Facility."

     After giving effect to the Transactions, the Company expects to have approximately $291.8 million of debt outstanding consisting primarily of the Notes and the New Credit Facility. Furthermore, the Company and its subsidiaries may in the future incur additional Senior Debt, secured debt and pari passu debt and may pledge collateral to secure existing or future debt, subject to the terms of the New Credit Facility. The provisions of the Indenture would not necessarily afford the holders of the Notes protection in the event of a highly leveraged transaction involving the Company that may adversely affect the holders of the Notes.

STRUCTURAL SUBORDINATION

     The Notes are obligations exclusively of the Company. Since many of the Company's operations are currently conducted through subsidiaries, the Company's cash flow and its ability to service its debt, including the Notes, is dependent upon the earnings of its subsidiaries and the distribution of those earnings to the Company or upon loans or other payments of funds by those subsidiaries to the Company.

     The Notes are effectively subordinated in right of payment to all existing and future debt and liabilities of the Company's subsidiaries. A substantial portion of the Company's assets consists of investments in its subsidiaries (including intercompany secured notes, which have been pledged as security under the New Credit Facility). The Company's rights, and the rights of its creditors (including holders of the Notes), to participate in the distribution of any subsidiary's assets upon such subsidiary's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor or a secured creditor of such subsidiary, in which case the claims of the Company would still be subject to the claims of any secured creditor or prior secured creditor of such subsidiary and of any holder of such subsidiary's indebtedness senior to that held by the Company. As of June 30, 1997, on a pro forma basis, the Company had Senior Debt of approximately $141.8 million. The Company's domestic subsidiaries have joint and several liability for (and have pledged substantially all of their assets as collateral for, and in certain cases guaranteed) indebtedness under the New Credit Facility.

ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES; VOLATILITY

     The New Notes will constitute a new issue of securities with no established trading market. The Company has been advised by the Initial Purchasers that following completion of the Exchange Offer, the Initial Purchasers intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may cease to continue at any time. In addition, if a market for the New Notes develops, the market prices of the New Notes may be volatile. Factors such as fluctuations in the Company's earnings and cash flow, the difference between the Company's actual results and results expected by investors and analysts and economic developments could cause the market prices of the New Notes to fluctuate substantially.

CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF THE OLD NOTES

     In the event the Exchange Offer is consummated, the Company will not be required to register any Old Notes not tendered and accepted in the Exchange Offer. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under the securities laws, including the Securities Act, since the Old Notes will continue to be subject to certain restrictions on transfer. Following the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided for (in the event of a failure to consummate the Exchange Offer in accordance with the terms of the Registration Rights Agreement) pursuant to the Indenture and the Old Notes.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the issuance of the New Notes offered hereby. The proceeds of the Offering were used to fund the purchase of shares tendered in the Tender Offer, repay loans under the Company's New Credit Facility, pay fees and expenses related to the Transactions and for general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company on a historical basis as of June 30, 1997 and on a pro forma basis as of such date to give effect to the Transactions as if the Transactions were consummated on June 30, 1997. The following information (dollars in thousands) should be read in conjunction with the Consolidated Financial Statements and the Unaudited Pro Forma Condensed Consolidated Financial Information included elsewhere in this Prospectus.

                                                                   JUNE 30,     JUNE 30, 1997
                                                                     1997         PRO FORMA
                                                                   ---------    -------------
    Current portion of long-term debt............................  $  24,708            708
                                                                    --------      ---------
    Long-term debt:
      Senior Bank Debt...........................................    143,692        139,692
      The Notes..................................................         --        150,000
      Other......................................................      1,420          1,420
                                                                    --------      ---------
         Total long-term debt....................................    145,112        291,112
                                                                    --------      ---------
    Stockholders' equity (deficit)...............................    108,462       (113,976)
                                                                    --------      ---------
    Total capitalization.........................................  $ 278,282        177,844
                                                                    ========      =========

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were sold by the Company on August 12, 1997 to the Initial Purchasers in reliance on Section 4(2) of the Securities Act. The Initial Purchasers offered and sold the Old Notes within the United States only to "qualified institutional buyers" (as defined in Rule 144A) in compliance with Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.

     In connection with the sale of the Old Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement, which requires the Company (i) to cause the Old Notes to be registered under the Securities Act or
(ii) to file with the Commission a registration statement under the Securities Act with respect to an issue of New Notes of the Company identical in all material respects to the Old Notes and use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, to offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without restrictive legends and which may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder with regard to the Old Notes. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the Trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

     The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Commission set forth in "no-action" letters issued to third parties in other transactions. However, the Company has not sought its own "no-action" letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on those interpretations by the staff of the Division of Corporation Finance of the Commission, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in the distribution (within the meaning of the Securities
Act) of such New Notes. Any holder who participates in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes may not rely upon the position of the staff of the Division of Corporation Finance of the Commission as set forth in those no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction, and any such secondary resale transaction must be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company.

     Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes as a result of market-making activities or other trading activities and will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company may not participate in the Exchange Offer and may not rely on the no-action letters referred to above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     The Exchange Offer is not being made to, nor will the Company accept surrender of Old Notes for exchange from, holders thereof in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or "blue sky" laws of such jurisdiction.

     By tendering in the Exchange Offer, each holder of Old Notes will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) neither the holder of Old Notes nor any such other person is participating, intends to participate or has an arrangement or understanding with any person to participate, in the distribution of such New Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, it will acknowledge that it acquired such Old Notes as the result of market making activities or other trading activities and it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See "Plan of Distribution."

     Following the completion of the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided pursuant to the Indenture and the Old Notes. Following the consummation of the Exchange Offer, holders of Notes will not have any further registration rights, and the Old Notes will continue to be subject to certain restrictions on transfer. See
"-- Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the Old Notes could be adversely affected. See "Risk Factors -- Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes."

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on whether to participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     General. Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. New Notes will be issued in exchange for an equal principal amount of outstanding Old Notes accepted in the Exchange Offer. Old Notes may be tendered only in multiples of $1,000.

     The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of the New Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement, and (iii) the New Notes will not be entitled to the contingent increase in interest rate provided pursuant to the Indenture and the Old Notes. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. The New Notes will be treated as a single class under the Indenture with any Old Notes that remain outstanding. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

     As of the date hereof, U.S. $150,000,000 aggregate principal amount of Old Notes was outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to registered holders of the Old Notes.

     The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes that are not tendered for exchange in the Exchange Offer will remain outstanding and interest thereon will continue to accrue, but such Old Notes will not be entitled to any rights or benefits under the Registration Rights Agreement.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."


     Expiration Date; Extensions; Amendments. The term "Expiration Date" shall mean 5:00 p.m., New York City time, on November 14, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to PR Newswire. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Notes for Old Notes will be the first business day following the Expiration Date.


     The Company reserves the right, in its discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions of the Exchange Offer" shall not have been satisfied in the good faith determination of the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in any manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

     In all cases, issuance of the New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent, of properly completed and duly executed Letters of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in the tender of Old Notes. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer such unaccepted or non-exchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder, unless otherwise provided in the Letter of Transmittal, as promptly as practicable after the expiration or termination of the Exchange Offer.

     Interest on the New Notes. Holders of Old Notes that are accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each New Note will bear interest from the most recent date to which interest has been paid on the Old Notes or New Notes, or, if no interest has been paid on the Old Notes or New Notes, from August 12, 1997.

     Procedures for Tendering Old Notes. The tender to the Company of Old Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. A holder of Old Notes may tender such Old Notes by (i) properly completing and signing a Letter of Transmittal or a facsimile thereof (all references in this Prospectus to a Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same together with any corresponding certificate or certificates representing the Old Notes being tendered (if in certificated form) and any required signature guarantees, to the Exchange Agent at its address set forth in such Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

     If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the New Notes or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the Notes register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER AND WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedure for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) is received by the Exchange Agent or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Notes are submitted in principal amount greater than the principal amount of Old Notes being tendered by such tendering holder, such unaccepted or non-exchanged Old Notes will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its own discretion (a) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and (b) to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

     Guaranteed Delivery Procedures. If the holder desires to accept an Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, on or prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the name(s) in which the Old Notes are registered and the certificate number(s) of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that, within three business days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, such Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     Terms and Conditions of the Letter of Transmittal. The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or to transfer ownership of such Old Notes on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of such Transferor.

     By executing a Letter of Transmittal, each holder will make to the Company the representations set forth above under the heading "-- Purpose and Effect of the Exchange Offer."

     Withdrawal of Tenders of Old Notes. Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) contain a statement that such holder is withdrawing its election to have such Old Notes exchanged, (iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender and
(v) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer facility, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Old Notes" at any time prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other terms of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

          (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the reasonable judgment of the Company would prohibit, restrict or otherwise render illegal consummation of the Exchange Offer; or

          (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939, as amended. The Company will use its reasonable best efforts to prevent the issuance of any such order and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment; or

          (d) there shall occur a change in the current interpretations by the staff of the Commission which, in the Company's reasonable judgment, might materially impair the Company's ability to proceed with the Exchange Offer; or

          (e) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (f) any governmental approval or approval by the holders of the Old Notes has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company makes a good faith determination that any of the above conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date, subject, however, to the right of holders to withdraw such Old Notes (see
"-- Terms of the Exchange Offer -- Withdrawal of Tenders of Old Notes") or (iii) waive such unsatisfied conditions with respect to Exchange Offer and accept all validly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for the Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


        By Hand or Overnight Courier:                 By Registered or Certified Mail:
            The Bank of New York                            The Bank of New York
             101 Barclay Street                             101 Barclay Street-7E
       Corporate Trust Services Window                       New York, NY 10286
                Ground Level                               Attention: Odell Romeo
             New York, NY 10286                            Reorganization Section
              Attn: Odell Romeo

                            Facsimile Transmission:
                                 (212) 815-6339
                             Confirm by Telephone:
                                 (212) 815-6337
           For information with respect to the Exchange Offer, call:
                       Odell Romeo of the Exchange Agent
                               at (212) 815-6337


FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

     The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and transfer agent and registrar, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If however, New Notes, or Old Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 under the Securities Act. Accordingly, such Old Notes may be resold only (i) to the Company or any subsidiary thereof, (ii) inside the United States to a qualified institutional buyer in compliance with Rule 144A, (iii) inside the United States to an institutional accredited investor as set forth in the Indenture, (iv) outside the United States in compliance with Rule 904 under the Securities Act,
(v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) or (vi) pursuant to an effective registration statement under the Securities Act. The liquidity of the Old Notes could be adversely affected by the Exchange Offer. Following the consummation of the Exchange Offer, holders of the Old Notes will have no further registration rights under the Registration Rights Agreement and will not be entitled to the contingent increase in the interest rate provided for in the Indenture and the Old Notes.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The costs of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the Notes.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The exchange of Old Notes for New Notes in the Exchange Offer should not be a taxable exchange for federal income tax purposes and, accordingly, a holder should not recognize any taxable gain or loss as a result of such exchange.

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

     Set forth below is certain unaudited pro forma condensed consolidated financial information of the Company and its subsidiaries based on historical information that has been adjusted to reflect significant acquisitions and divestitures that have occurred during the respective periods and the Transactions. The income statement data give effect to the following transactions at the beginning of each period presented: (i) the sale of the Rolodex Business; (ii) the Company's purchase of 2,805,194 Shares from Water Street and 51,948 Shares from Mr. Smialek at a price of $38.50 per Share; (iii) the Company's purchase of 2,857,142 Shares at a price of $38.50 per Share pursuant to the Tender Offer; (iv) the closing of New Credit Facility (including advances to refinance in full the Old Credit Facility); and (v) the issuance and sale of $150 million aggregate principal amount of Notes. In addition, the income statement data for the year ended December 31, 1996 and the six months ended June 30, 1996 have been adjusted to reflect (i) the divestiture of Rolodex Electronics, (ii) the divestiture of Curtis and (iii) the acquisition of the Lingemann Business, as if all had occurred at the beginning of the periods presented. These divestitures and the acquisition actually occurred in the third and fourth quarters of 1996. The balance sheet data give effect to the aforementioned transactions as if all had occurred as of the respective balance sheet dates (except that any acquisitions or divestitures which occurred prior to the date of the respective balance sheet are included in the respective balance sheet data as of the date of the actual sale or purchase). The nonrecurring transactions directly related to the aforementioned transactions are excluded from the pro forma consolidated statements of income. The summary pro forma consolidated financial data should be read in conjunction with the accompanying notes thereto and the Consolidated Financial Statements set forth herein. The unaudited summary pro forma consolidated financial data are based on certain assumptions and estimates, and therefore do not purport to be indicative of the results that would actually have been obtained had the transactions been completed as of such dates or indicative of future results of operations and financial position.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                         SIX MONTHS ENDED JUNE 30, 1997
                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

                                                     ACQUISITION AND
                                        HISTORICAL   DIVESTITURES(1)   SUBTOTAL   TRANSACTIONS(2)   PRO FORMA
                                        ----------   ---------------   --------   ---------------   ---------
Net sales.............................   $ 287,012       (10,797)       276,215                      276,215
Cost of goods sold....................     195,436        (5,483)       189,953                      189,953
Depreciation and amortization.........       9,798          (194)         9,604                        9,604
Selling, general and administrative
  expenses............................      50,811        (2,954)        47,857                       47,857
                                          --------       -------        -------        ------        -------
     Operating income.................      30,967        (2,166)        28,801                       28,801
Interest expense, net.................      (5,684)          955         (4,729)       (9,923)       (14,652)
Equity in net income of Thermalex.....       1,547                        1,547                        1,547
Other income, net.....................          69            (1)            68                           68
Gain on sale of Rolodex...............      95,001       (95,001)
                                          --------       -------        -------        ------        -------
     Income before income taxes.......     121,900       (96,213)        25,687        (9,923)        15,764
Income tax expense....................     (47,374)       37,680         (9,694)        3,820         (5,874)
     Effective income tax rate(3).....        38.9%                                                     37.3%
                                          --------       -------        -------        ------        -------
     Net income.......................   $  74,526       (58,533)        15,993        (6,103)         9,890
                                          ========       =======        =======        ======        =======
Net income per common share and common
  share equivalent....................   $    7.55                         1.62                         2.38
                                          ========                      =======                      =======
Weighted average number of common
  shares and common share
  equivalents.........................       9,875                        9,875        (5,714)         4,161
Ratio of earnings to fixed
  charges(4)..........................       15.32x                                                     2.00x

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                         SIX MONTHS ENDED JUNE 30, 1996
                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

                                                     ACQUISITION AND
                                        HISTORICAL   DIVESTITURES(1)   SUBTOTAL   TRANSACTIONS(2)   PRO FORMA
                                        ----------   ---------------   --------   ---------------   ---------
Net sales.............................   $ 300,497       (31,043)       269,454                      269,454
Cost of goods sold....................     202,752       (15,371)       187,381                      187,381
Depreciation and amortization.........       8,087           712          8,799                        8,799
Selling, general and administrative
  expenses............................      56,773       (10,280)        46,493                       46,493
                                          --------       -------        -------        ------        -------
     Operating income.................      32,885        (6,104)        26,781                       26,781
Interest expense, net.................      (8,940)        2,498         (6,442)       (9,908)       (16,350)
Equity in net income of Thermalex.....       1,363                        1,363                        1,363
Other income, net.....................       1,741            16          1,757                        1,757
                                          --------       -------        -------        ------        -------
     Income before income taxes.......      27,049        (3,590)        23,459        (9,908)        13,551
Income tax expense....................      (9,098)          676         (8,422)        3,815         (4,607)
     Effective income tax rate(3).....        33.6%                                                     34.0%
                                          --------       -------        -------        ------        -------
     Net income.......................   $  17,951        (2,914)        15,037        (6,093)         8,944
                                          ========       =======        =======        ======        =======
Net income per common share and common
  share equivalents...................   $    1.81                         1.52                         2.13
                                          ========                      =======                      =======
Weighted average number of common
  shares and common share
  equivalents.........................       9,909                        9,909        (5,714)         4,195
Ratio of earnings to fixed
  charges(4)..........................        3.63x                                                     1.76x

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996
                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

                                                     ACQUISITION AND
                                        HISTORICAL   DIVESTITURES(1)   SUBTOTAL   TRANSACTIONS(2)   PRO FORMA
                                        ----------   ---------------   --------   ---------------   ---------
Net sales.............................   $ 572,474       (65,334)       507,140                      507,140
Cost of goods sold....................     389,893       (32,187)       357,706                      357,706
Depreciation and amortization.........      16,831           308         17,139                       17,139
Selling, general and administrative
  expenses............................     106,649       (21,048)        85,601                       85,601
                                          --------       -------        -------        ------        -------
     Operating income.................      59,101       (12,407)        46,694                       46,694
Interest expense, net.................     (17,376)        5,632        (11,744)      (19,748)       (31,492)
Equity in net income of Thermalex.....       2,922                        2,922                        2,922
Other income, net.....................       7,216        (2,432)         4,784                        4,784
                                          --------       -------        -------        ------        -------
     Income before income taxes.......      51,863        (9,207)        42,656       (19,748)        22,908
Income tax expense....................     (12,810)       (1,689)       (14,499)        7,603         (6,896)
     Effective income tax rate(3).....        24.7%                                                     30.1%
                                          --------       -------        -------        ------        -------
     Net income.......................   $  39,053       (10,896)        28,157       (12,145)        16,012
                                          ========       =======        =======        ======        =======
Net income per common share and common
  share equivalents...................   $    3.95                         2.85                         3.83
                                          ========                      =======                      =======
Weighted average number of common
  shares and common share
  equivalents.........................       9,892                        9,892        (5,714)         4,178
Ratio of earnings to fixed
  charges(4)..........................        3.55x                                                     1.67x

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                         ASSETS                           HISTORICAL     TRANSACTIONS(5)     PRO FORMA
                                                          ----------     ---------------     ---------
Current assets:
  Cash and cash equivalents.............................   $ 111,200         (110,000)           1,200
  Trade receivables, net................................      90,920                            90,920
  Other receivables.....................................       7,276                             7,276
  Inventories...........................................      57,681                            57,681
  Deferred tax asset....................................       2,174                             2,174
  Prepaid expenses......................................       6,616                             6,616
                                                            --------         --------         --------
          Total current assets..........................     275,867         (110,000)         165,867
Property, plant and equipment, net......................     110,397                           110,397
Deferred tax asset......................................       4,950                             4,950
Goodwill................................................      13,678                            13,678
Other assets............................................      18,319            8,349(6)        26,668
                                                            --------         --------         --------
          Total assets..................................   $ 423,211         (101,651)         321,560
                                                            ========         ========         ========
LIABILITY AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt.....................   $  24,708          (24,000)             708
  Current portion of long-term liabilities..............       5,608                             5,608
  Accounts payable......................................      34,831                            34,831
  Accrued income taxes..................................      11,823           (1,213)          10,610
  Accrued expenses and other............................      53,927                            53,927
                                                            --------         --------         --------
          Total current liabilities.....................     130,897          (25,213)         105,684
Long-term debt..........................................     145,112          146,000          291,112
Other long-term liabilities.............................      38,740                            38,740
Stockholders' equity (deficit)..........................     108,462         (222,438)        (113,976)
                                                            --------         --------         --------
          Total liabilities and stockholders' equity
            (deficit)...................................   $ 423,211         (101,651)         321,560
                                                            ========         ========         ========
Book value per share....................................   $   11.21                            (28.79)
                                                            ========                          ========

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       SALE OF THE
                                                         ROLODEX
                                          HISTORICAL   BUSINESS(7)   SUBTOTAL   TRANSACTIONS(5)    PRO FORMA
                                          ----------   -----------   --------   --------------     ---------
                 ASSETS
Current assets:
  Cash and cash equivalents.............   $   3,481     112,610      116,091      (110,000)           6,091
  Trade receivables, net................      73,874      (8,481)      65,393                         65,393
  Other receivables.....................       8,499        (325)       8,174                          8,174
  Inventories...........................      66,385      (8,460)      57,925                         57,925
  Deferred tax asset....................      29,859     (28,652)       1,207                          1,207
  Prepaid expenses......................       7,010      (1,095)       5,915                          5,915
                                            --------     -------      -------      --------          -------
          Total current assets..........     189,108      65,597      254,705      (110,000)         144,705
Property, plant and equipment, net......     114,379      (3,944)     110,435                        110,435
Deferred tax asset......................       7,542                    7,542                          7,542
Goodwill................................      13,659                   13,659                         13,659
Other assets............................      27,312      (4,990)      22,322         7,993(6)        30,315
                                            --------     -------      -------      --------          -------
          Total assets..................   $ 352,000      56,663      408,663      (102,007)         306,656
                                            ========     =======      =======      ========          =======
     LIABILITIES AND STOCKHOLDERS'
            EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt.....   $  24,272                   24,272       (23,250)           1,022
  Current portion of long-term
     liabilities........................       6,661                    6,661                          6,661
  Accounts payable......................      37,984      (4,797)      33,187                         33,187
  Accrued income taxes..................       3,596       9,400       12,996        (1,350)          11,646
  Accrued expenses and other............      68,639      (7,033)      61,606                         61,606
                                            --------     -------      -------      --------          -------
          Total current liabilities.....     141,152      (2,430)     138,722       (24,600)         114,122
Long-term debt..........................     136,770                  136,770       145,250          282,020
Other long-term liabilities.............      40,676                   40,676                         40,676
Stockholders' equity (deficit)..........      33,402      59,093       92,495      (222,657)        (130,162)
                                            --------     -------      -------      --------          -------
          Total liabilities and
            stockholders' equity
            (deficit)...................   $ 352,000      56,663      408,663      (102,007)         306,656
                                            ========     =======      =======      ========          =======
Book value per share....................   $    3.52                                                   34.49
                                            ========                                                 =======

THE NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION FOLLOW:
---------------
(1) To record the effect on sales, costs and expenses assuming that the divestiture of the Office Products Business and the acquisition of the Lingemann Business had occurred as of the beginning of the period presented. Proceeds from the sale of the Rolodex Business were assumed to have been held in short term investments from the beginning of the period. Proceeds from the sales of Rolodex Electronics and Curtis were assumed to have been applied to reduce the Company's outstanding debt at the beginning of the period, reducing interest expense and the related income tax expense (benefit). The acquisition of the Lingemann Business was assumed to have occurred and to have been funded through borrowings under the Old Credit Facility as of the beginning of the period presented.

(2) To record the effect on interest expense and the related income tax effect of (i) the purchase of 2,805,194 Shares from Water Street and 51,948 Shares from Mr. Smialek at $38.50 per Share in cash for an aggregate purchase price of $109,999,967, (ii) the entering into of the New Credit Facility and the issuance and sale of $150,000,000 aggregate principal amount of the Old Notes, and (iii) the purchase of 2,857,142 Shares at $38.50 per Share in cash for an aggregate purchase price of $109,999,967 pursuant to the Tender Offer, as if the aforementioned transactions had occurred at the beginning of the periods presented. Interest income which was assumed to have been earned on the proceeds from the sale of the Office Products Business was reversed as part of this adjustment.

(3) The 1996 full year pro forma effective income tax rate is lower than the 1997 pro forma effective income tax rate primarily due to the establishment of previously unrecognized tax assets in the fourth quarter of 1996.

(4) The ratio of earnings to fixed charges was computed by dividing pre-tax income before fixed charges by fixed charges. Fixed charges consist of interest expense and the interest component of operating leases. The Company's historical earnings before fixed charges for the six months ended June 30, 1997 includes a $95,001,000 pre-tax gain on the sale of the Rolodex Business.

(5) To record as of the date of the balance sheet presented (i) the purchase of 2,805,194 Shares from Water Street and 51,948 Shares from Mr. Smialek at $38.50 per Share in cash for an aggregate purchase price of $109,999,967,
    (ii) the entering into of the New Credit Facility and the issuance and sale of $150,000,000 aggregate principal amount of Old Notes, and (iii) the purchase of 2,857,142 Shares at $38.50 per Share in cash for an aggregate purchase price of $109,999,967 pursuant to the Tender Offer.

(6) To write off debt issue costs ($1,507,000 at December 31, 1996 and $1,151,000 at June 30, 1997) related to the Old Credit Facility and to record $9,500,000 in debt issue costs related to the New Credit Facility and the Old Notes.

(7) To record the sale of the Rolodex Business as if the sale had occurred as of the date of the balance sheet presented.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below as of the end of each of the years in the five-year period ended December 31, 1996 are derived from, and should be read in conjunction with, the Company's related Consolidated Financial Statements and accompanying notes included elsewhere herein, which Consolidated Financial Statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The Consolidated Financial Statements as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, and the report thereon, which is based partially upon the report of other auditors, are included elsewhere in this Prospectus. The selected data presented below for the six-month periods ended June 30, 1997 and 1996, and as of June 30, 1997 and 1996 are derived from the unaudited consolidated financial statements of the Company included elsewhere in the Prospectus. This selected consolidated financial data should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          YEARS ENDED DECEMBER 31,
                                   ----------------------------------------------------------------------
                                       PREDECESSOR
                                   --------------------
                                                        1993                                                  SIX MONTHS ENDED
                                               ----------------------                                             JUNE 30,
                                                  TO          FROM                                          ---------------------
                                     1992        3/31          4/1        1994        1995        1996        1996        1997
                                   ---------   --------     ---------   ---------   ---------   ---------   ---------   ---------
OPERATIONS DATA(1)
  Sales (net)(2).................  $ 481,637    105,862       411,040     543,630     561,203     572,474     300,497     287,012
  Depreciation and
    amortization.................     18,400      4,453        10,144      13,570      14,758      16,831       8,087       9,798
  Amortization of Reorganization
    Goodwill.....................         --         --        54,507      69,217      32,172          --          --          --
  Operating income (loss)(3).....     37,814      7,256       (21,488)     (9,699)     24,617      59,101      32,885      30,967
  Other income (expense):
    Interest expense(4)..........    (31,495)    (9,609)      (26,905)    (29,113)    (19,546)    (18,386)     (9,400)     (7,762)
    Interest income..............      1,233        351         1,710       1,842       1,577       1,010         460       2,078
    Other income (expense),
      net(5).....................        399        (40)          167       2,663      12,126      10,138       3,104      96,617
  Income (loss) from continuing
    operations before
    reorganization items,
    extraordinary items and
    income taxes.................      7,951     (2,042)      (46,516)    (34,307)     18,774      51,863      27,049     121,900
  Reorganization items (net).....    (22,407)    21,767            --          --          --          --          --          --
  Income tax expense.............     (3,117)      (873)       (1,134)     (8,585)    (16,199)    (12,810)     (9,098)    (47,374)
                                   ---------   --------      --------    --------    --------    --------    --------    --------
  Income (loss) from continuing
    operations before
    extraordinary items..........    (17,573)    18,852       (47,650)    (42,892)      2,575      39,053      17,951      74,526
  Income (loss) from discontinued
    operations, net of tax.......    (13,712)   (18,241)        1,041      12,914          --          --          --          --
                                   ---------   --------      --------    --------    --------    --------    --------    --------
  Income (loss) before
    extraordinary items..........    (31,285)       611       (46,609)    (29,978)      2,575      39,053      17,951      74,526
  Extraordinary items, net of
    tax..........................         --    448,334            --      (2,156)         --          --          --          --
                                   ---------   --------      --------    --------    --------    --------    --------    --------
  Net income (loss)..............  $ (31,285)   448,945       (46,609)    (32,134)      2,575      39,053      17,951      74,526
                                   =========   ========      ========    ========    ========    ========    ========    ========
BALANCE SHEET DATA AT PERIOD END
  Working capital................  $ 136,077     94,589        97,718      33,915      44,920      47,956      71,156     144,970
  Total assets...................    547,748    562,011       517,738     368,669     340,129     352,000     345,644     423,211
  Long-term debt.................    311,946    306,682       307,406     198,109     186,489     161,042     193,381     169,820
  Other long-term liabilities....        631     64,896        65,016      59,117      53,612      47,337      50,660      44,348
  Liabilities subject to
    compromise...................    608,987         --            --          --          --          --          --          --
  Stockholders' equity
    (deficit)....................   (462,227)    64,214        18,505     (13,451)    (15,779)     33,402       2,291     108,462
CASH FLOW DATA
  Net cash provided by (used in)
    operating activities.........  $  (1,684)   (16,361)       52,524      34,305      37,744      55,423      10,333      (5,159)
  Net cash provided by (used in)
    investing activities.........    (18,480)     2,668       (14,146)     36,295     (14,678)    (29,783)    (12,337)    105,334
  Net cash provided by (used in)
    financing activities.........      2,903     (9,109)       (6,774)   (115,648)    (21,862)    (32,053)      3,018       7,772
PER SHARE DATA
  Income (loss) per share from
    continuing operations(6).....         NA         NA         (4.93)      (4.42)       0.25        3.95        1.81        7.55
  Book value per share...........         NA         NA          1.89       (1.37)      (1.64)       3.52        0.24       11.21
RATIO DATA
  Ratio of earnings to fixed
    charges......................       0.55x      2.97x        (0.68)x     (0.13)x     (1.85)x      3.55x       3.63x      15.32x

See accompanying notes to the Selected Consolidated Financial Data.

THE NOTES TO THE SELECTED CONSOLIDATED FINANCIAL DATA FOLLOW:
---------------
(1) For financial reporting purposes, March 31, 1993 is the effective date of the Plan of Reorganization. As of that date, in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (the "Reorganization SOP"), issued by the American Institute of Certified Public Accountants, the Company adopted "fresh start" accounting as described in Note 1 to the Consolidated Financial Statements. As a result, financial information for all periods prior to March 31, 1993 (referred to as "Predecessor") is not comparable to information for subsequent periods.

(2) Sales include the sales of the Office Products Business (which was divested in two separate transactions in 1996 and one final transaction in the first quarter of 1997) as follows: 1992, $111.0 million; 1993, $104.8 million; 1994, $105.2 million; 1995, $111.7 million; 1996, $80.1 million; the six months ended June 30, 1996, $45.8 million; and the six months ended June 30, 1997, $10.8 million.

    Sales in 1996 and for the six months ended June 30, 1997 include sales of $13.2 million and $15.3 million, respectively, of the Lingemann Business.

    See description of Unaudited Pro Forma Condensed Consolidated Financial Information on page 31 for further information regarding acquisitions and divestitures.

(3) Operating income for the Office Products Business, before the allocation of corporate overhead, is included in the consolidated results as follows:
    1992, $14.9 million; 1993, $12.4 million; 1994, $15.2 million; 1995, $1.7 million; 1996, $10.7 million; the six months ended June 30, 1996, $4.4 million; and the six months ended June 30, 1997, $2.2 million.

    Operating income in 1996 and for the six months ended June 30, 1997 includes operating income, before allocation of corporate overhead, of $0.1 million and $0.3 million, respectively, of the Lingemann Business.

    Operating income includes the deduction for the amortization of Reorganization Goodwill in the period from April 1, 1993 and years ended December 31, 1994 and 1995.

    Operating income in 1995 includes a nonrecurring charge of $6.2 million relating to the Office Products Business (see Note 15 to the Consolidated Financial Statements) and a gain of $4.3 million related to a change in the Company's pension plan (see Note 10 to the Consolidated Financial Statements).

(4) Excluding $19.8 million and $79.3 million of contractual interest not accrued on unsecured debt during the Chapter 11 proceedings in the three months ended March 31, 1993 and the year ended December 31, 1992, respectively.

(5) Other income for 1994 included a $1.2 million gain related to the collection of notes receivable in excess of their financial statement carrying amount. Other income in 1995 included favorable adjustments of $3.6 million related to the Company's environmental liabilities, $1.5 million related to the resolution of several legal disputes and $4.0 million gain on the sale of idle corporate assets. Other income in 1996 included a fourth quarter $3.1 million gain on the sale of Rolodex Electronics and a third quarter $2.2 million adjustment related to the satisfaction of certain of the Company's environmental liabilities, following completion of a site clean-up, for an amount less than previously estimated. Other income in the six months ended June 30, 1997 includes a $95.0 million gain on the sale of the Rolodex Business.

(6) Earnings per Share information for the Predecessor is not presented because the Predecessor was closely held and the revision of the Company's capital structure pursuant to the Plan of Reorganization makes such information not meaningful.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements included elsewhere in this Prospectus. See "Risk Factors" for a discussion of important factors which could cause actual results to differ materially from the forward-looking statements contained herein. See also "Disclosure Regarding Forward Looking Statements."

                                    OVERVIEW

     Insilco, directly and through its subsidiaries, is a diversified manufacturer of automotive components and telecommunications and electronics components and a publisher of specialty publishing products, chiefly student yearbooks. The Company, with three reporting segments (the Automotive Components Group, the Technologies Group, and Specialty Publishing), conducts its business in eight separate operating units, including both divisions and subsidiaries. Specialty Publishing was the Company's Office Products/Specialty Publishing segment prior to the divestiture of the Rolodex Business in March, 1997.

     The Automotive Components Group is comprised of businesses that produce radiators and other heat exchanger components, equipment and systems used in the production of heat exchanges, heavy gauged stamped automotive parts (principally, transmission clutch plates) and welded stainless steel tubing, and a 50% owned joint venture, Thermalex, which produces precision extruded aluminum tubing. The Automotive Components Group serves both original equipment manufacturers and aftermarket customers in the automotive, specialty vehicle, truck and off-road vehicle and industrial equipment markets and also serves the marine and architectural markets with decorative stainless steel tubing. On July 10, 1996, the Company acquired the Lingemann Business.

     The Technologies Group manufactures high-performance data transmission connectors, small electric power transformers, precision stampings, and wire and cable assemblies. The Technologies Group serves the computer networking, microwave relay, telephone digital switching, data processing, automotive, medical equipment and other markets.

     Specialty Publishing consists of Taylor, a publisher of specialty publishing products, chiefly elementary, middle school, high school and college yearbooks.

"FRESH START" ACCOUNTING

     On March 31, 1993, the Company adopted the "fresh start" accounting principles prescribed by Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (the "Reorganization SOP"), issued by the American Institute of Certified Public Accountants. The "fresh start" accounting principles required the Company to value its assets and liabilities at fair values and eliminate its accumulated deficit.

     "Fresh start" accounting was required because on April 1, 1993 the Company and certain of its subsidiaries emerged under Chapter 11 of the United States Bankruptcy Code (the "Chapter 11 cases") pursuant to the Plan of Reorganization. For financial reporting purposes, the effective date of the Plan of Reorganization was March 31, 1993 (the "Plan Effective Date"). For periods prior to the Plan Effective Date, the Company sometimes is referred to herein as the "Predecessor." The Chapter 11 cases were commenced on January 13, 1991 (i.e., the "Petition Date"). See "Business and Properties -- Reorganization History."

     One effect of "fresh start" accounting on the Company's financial statements was the negative impact on the reported operating income of each business segment and the consolidated net income resulting from the noncash amortization of the Reorganization Goodwill. Such amortization expense totaled $32.2 million in 1995 and $69.2 million in 1994. At December 31, 1995, Reorganization Goodwill was fully amortized.

DIVESTED BUSINESS

     During the last half of 1996 and the first quarter of 1997 the Office Products Business was divested in three separate transactions. The disposal of this business is not accounted for as a discontinued operation. See "-- Results of Operations."

DISCONTINUED OPERATIONS

     On August 1, 1994, the Company completed the sale of its paint products segment for $50.8 million, and the segment is being accounted for as a discontinued operation.

                             RESULTS OF OPERATIONS

     Summarized sales and operating income (loss) by business segment for the six months ended June 30, 1996 and 1997 and the years ended December 31, 1994, 1995 and 1996 are set forth in the following table and discussed below:

                        SELECTED SEGMENT FINANCIAL DATA

     Operating information of each business segment follows (dollars in thousands):

                                                                                SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,               JUNE 30,
                                          --------------------------------     -------------------
                                            1994        1995        1996        1996        1997
                                          --------     -------     -------     -------     -------
SALES
  Automotive Components Group...........  $173,079     180,251     209,722     101,480     116,266
  Technologies Group....................   164,909     170,615     183,663      92,181      97,961
  Specialty Publishing/Office Products
     Group:
     Specialty Publishing...............   100,446      98,640      99,020      61,058      61,988
     Office Products....................   105,196     111,697      80,069      45,778      10,797
                                          --------     -------     -------     -------     -------
          Total Specialty
            Publishing/Office
            Products....................   205,642     210,337     179,089     106,836      72,785
                                          --------     -------     -------     -------     -------
  Consolidated sales....................  $543,630     561,203     572,474     300,497     287,012
                                          ========     =======     =======     =======     =======
OPERATING INCOME(LOSS)(1)(2)
  Automotive Components Group...........  $ 14,941      20,407      23,915      12,278      12,600
  Technologies Group....................     7,386      20,310      24,453      13,403      11,371
  Specialty Publishing/Office Products
     Group:
     Specialty Publishing...............    (9,892)       (753)      1,650       3,657       5,114
     Office Products....................   (20,921)    (15,287)      9,167       3,589       1,926
                                          --------     -------     -------     -------     -------
          Total Specialty
            Publishing/Office
            Products....................   (30,813)    (16,040)     10,817       7,246       7,040
  Unallocated corporate overhead........    (1,213)        (60)        (84)        (42)        (44)
                                          --------     -------     -------     -------     -------
  Consolidated operating income
     (loss).............................  $ (9,699)     24,617      59,101      32,885      30,967
                                          ========     =======     =======     =======     =======

---------------
(1) Segment operating income (loss) reflects the allocation of corporate overhead. Unallocated corporate overhead consists of overhead associated with discontinued operations. In 1995 corporate overhead was reduced by a $4,300,000 gain relating to a change in the Company's pension plan (see Note 10 to the Consolidated Financial Statements). The allocation of corporate overhead follows (dollars in thousands):

                                                                             SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,           JUNE 30,
                                              --------------------------     -----------------
                                               1994      1995      1996      1996        1997
                                              ------     -----     -----     -----       -----
    ALLOCATED CORPORATE OVERHEAD
      Automotive Components Group...........  $2,194     1,282     2,981     1,543       1,870
      Technologies Group....................   2,870     1,412     3,152     1,631       1,971
      Specialty Publishing/Office Products
         Group:
         Specialty Publishing...............   1,867       881     1,986     1,028         922
         Office Products....................   1,732     1,023     1,501       776         240
                                              ------     -----     -----     -----       -----
              Total Specialty
                Publishing/Office
                Products....................   3,599     1,904     3,487     1,804       1,162
      Unallocated corporate overhead........   1,213        60        84        --          --
                                              ------     -----     -----     -----       -----
      Corporate overhead....................  $9,876     4,658     9,704     4,978       5,003
                                              ======     =====     =====     =====       =====

(2) Segment operating income (loss) includes a deduction for the amortization of Reorganization Goodwill by segment as follows (dollars in thousands):

                                                                            SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,             JUNE 30,
                                         -----------------------------     -------------------
                                          1994        1995       1996       1996         1997
                                         -------     ------     ------     ------       ------
    ALLOCATED AMORTIZATION OF
      REORGANIZATION GOODWILL
      Automotive Components Group......  $ 7,313      3,404         --         --           --
      Technologies Group...............   15,419      7,176         --         --           --
      Specialty Publishing/Office
         Products Group:
         Specialty Publishing..........   12,081      5,625         --         --           --
         Office Products...............   34,404     15,967         --         --           --
                                         -------     -------    -------    -------      -------
              Total Specialty
              Publishing/Office
              Products.................   46,485     21,592         --         --           --
                                         -------     -------    -------    -------      -------
      Consolidated.....................  $69,217     32,172         --         --           --
                                         =======     =======    =======    =======      =======

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     Sales and Operating Income. Total net sales decreased by approximately 4% ($13.5 million) in the first six months of 1997 compared to the corresponding period of 1996 due to the divestiture of the Office Products Business in three separate transactions completed in late 1996 and the first quarter of 1997. Sales of the Office Products Business totaled $10.8 million in the first six months of 1997 compared to $45.8 million in the first six months of 1996. Excluding the Office Products Business, the Company's sales increased 8% ($21.5 million) in the first half of 1997 compared to the first half of 1996 due to 15% ($14.8 million) and 6% ($5.8 million) increases in sales by the Automotive Components Group and Technologies Group, respectively. In addition, Specialty Publishing's sales increased 2% ($0.9 million) in the first six months of 1997 over the corresponding period in 1996.

     The 15% increase in the Automotive Components Group's sales was due to an increase in the sales of automotive heat exchangers and related components and equipment, including sales of $15.3 million from the Lingemann Business which was acquired in July 1996. Partially offsetting this growth was continued weakness in the domestic automotive radiator aftermarket caused by the mild spring weather. Steel Parts reported a 9% gain in sales of transmissions and other stamped steel parts due to higher content per car of Steel Parts transmission components and diversification of its product line.

     The Technologies Group's sales increased 6% over the first six months of 1996 due to growth in all business units of the Group. Escod had 11% growth in sales of wire and cable assemblies over the prior year period primarily due to strong demand from one of its major customers, as well as continued expansion of its customer base. Signal Transformer's sales for the first six months of 1997 increased 5% over the corresponding period of 1996 due to increased demand from electronic OEMs. Stewart Stamping's sales of precision stampings increased 7% over the first half of 1996. Stewart Connector's modular data interconnect product sales were up slightly over the first six months of 1996.

     Taylor's sales increased 2% ($0.9 million) in the first six months of 1997 over the corresponding period of the prior year following the spring yearbook season. (See "-- Seasonality.")

     The Company's operating income decreased to $31.0 million in the first half of 1997 from $32.9 million in the first half of 1996 primarily due to operating income included in 1996 results from the divested Office Products Business. Operating income in the first six months of 1997 included $1.9 million from the divested Office Products Business compared to $3.6 million in the first six months of 1996. Excluding the divested Office Products Business, the Company's operating income decreased 1% ($0.3 million) in the first six months of 1997 compared to the corresponding period of 1996 due to a decline in the Technologies Group which was partially offset by increased operating income at Taylor and the Automotive Components Group.

     The Automotive Components Group's operating income in the first six months of 1997 compared to the corresponding period of 1996 increased from $12.3 million to $12.6 million. Increased operating income at the Company's stamped steel parts and stainless steel tubing business units was largely offset by decreased operating income from the weak domestic automotive radiator aftermarket.

     The Technologies Group's operating income in the first six months of 1997 compared to the corresponding period of 1996 decreased from $13.4 million to $11.4 million. Operating income was impacted by lower margins on power transformers and competitive pricing pressures in the connector market, partially offset by increased operating income at Escod.

     In Specialty Publishing, Taylor's operating income in the first six months of 1997 improved to $5.1 million from $3.7 million in the corresponding period of the prior year due to improved operating margins reflecting increased productivity.

     Other Income (Expense). Interest expense decreased 17% ($1.6 million) in the first six months of 1997 compared to the first six months of 1996 due to lower debt balances. Interest income increased $1.6 million in the first half of 1997 over the corresponding period of 1996 due to interest income earned on the proceeds from the sale of the Rolodex Business. Other income for the first six months of 1997 and 1996 included $1.5 million and $1.4 million, respectively, of equity income from the Company's unconsolidated joint venture, Thermalex, which manufactures extruded aluminum tubing primarily for automotive air conditioning condensers. The Company recorded a pre-tax gain on the sale of the Rolodex Business totaling $95.0 million in the first half of 1997. Other income for the first half of 1997 decreased $1.7 million from the first half of 1996 due to the resolution of several legal disputes dating to prior years and the favorable resolution of stock reserved for bankruptcy claims.

     Income Tax Expense. The Company's effective income tax rate increased from 33.6% at June 30, 1996 to 38.9% at June 30, 1997 primarily because of the greater proportion of domestic source income resulting from the sale of the Rolodex Business. The Company expects to substantially offset the cash taxes resulting from the sale of the Rolodex Business by utilizing its usable tax loss carryforwards.

1996 COMPARED TO 1995

     Sales. Net sales in 1996 were $572.5 million, an increase of 2% over 1995 net sales of $561.2 million. The aggregate growth rate was adversely affected by the divestitures of Rolodex Electronics and Curtis in the second half of 1996.

     Sales in the Automotive Components Group segment were $209.7 million, an increase of 16% over 1995 sales of $180.3 million. The increased sales were attributable to $20.5 million of sales from the 1996 acquisitions of the Lingemann Business and Great Lake, Inc. ("Great Lake") as well as higher content per automobile of transmission clutch plates and higher sales of aluminum heat exchangers and related products and equipment manufactured by the segment's Thermal Components Group ("Thermal"). Approximately 29% of Thermal's sales are to the automotive OEM market. Steel Parts achieved sales growth over 1995 due to higher parts content per automobile, as automobile manufacturers have moved from three-speed to four-and five-speed automatic transmissions. Steel Parts is primarily an OEM supplier of transmission and other automotive components. The increased sales at Thermal and Steel Parts were partially offset by a decline from the prior year at Romac Metals ("Romac"), the Company's manufacturer of stainless steel tubing sold principally in marine and distribution markets.

     Sales in the Technologies Group were $183.7 million, an increase of 8% over 1995 sales of $170.6 million. Sales of the wire and cable assembly business, Escod, were up 23% over 1995, reflecting continued expansion of its customer base and a rebound in orders from its largest telecommunications customer. Stewart Connector, the Company's manufacturer of high-speed data transmission connectors which serves the computer networking market, had an 8% increase in sales over the prior year with 15% growth in the fourth quarter of the year, primarily as a result of a new contract with a major telecommunications customer for connector/cable assemblies. Foreign sales accounted for approximately 40% and 43% of Stewart Connector's sales in 1996 and 1995, respectively. Sales at the segment's Signal Transformer unit were flat compared to the prior year. Sales of precision stampings at the segment's Stewart Stamping unit increased 5% due to the underlying strength of the markets that it serves, including the housing construction and automotive markets.

     Sales in the Office Products/Specialty Publishing Group were $179.1 million, a decrease of 15% from 1995 sales of $210.3 million, primarily due to the divestitures of Rolodex Electronics in October 1996 and Curtis in September 1996. Excluding the effect of the divestitures, sales for the Group declined 2% from the prior year as a result of lower sales of traditional office products. Sales at Taylor were $99.0 million, relatively flat compared to prior year sales of $98.6 million.

     Operating Income. Operating income (loss) comparisons between 1996 and 1995 are more difficult to present than the sales comparisons because of the effects of "fresh start" accounting on the results of operations. Due to the effects of "fresh start" accounting, the Company's 1995 operating results were depressed by a $32.2 million charge for the amortization of Reorganization Goodwill. The consolidated reported operating income in 1996 improved to $59.1 million from $24.6 million in 1995. (See footnote 2 to the table on page 43 for the effect of "fresh start" accounting on the reported operating income as well as the comparability between the periods.)

     Excluding the effects of "fresh start" accounting, as described above, the Company's operating performance increased $2.3 million or 4%. The increase is primarily due to higher operating income in the Office Products Business. This gain was partially offset by higher corporate overhead, decreased operating margins in the Technologies Group and a $1.5 million restructuring charge recorded by Taylor. The higher corporate overhead in 1996 is primarily due to a $4.3 million gain recorded in 1995 related to a change in the Company's pension plan which temporarily reduced corporate overhead. These items and other operational year-to-year changes are discussed below in the analysis of each segment's operating income.

     The Automotive Components Group operating income in 1996 compared to 1995 increased to $23.9 million from $20.4 million. The results in 1995 were negatively affected by the amortization of Reorganization Goodwill totaling $3.4 million. Excluding amortization of Reorganization Goodwill, the segment's operating performance was relatively flat compared to 1995, as the effect of higher sales was offset by a $1.7 million increase in allocated corporate overhead due to the 1995 pension gain noted above.

     The Technologies Group operating income in 1996 compared to 1995 increased to $24.5 million from $20.3 million. The results in 1995 were negatively affected by a $7.2 million amortization charge for Reorganization Goodwill. Excluding the amortization of Reorganization Goodwill, the segment's operating performance decreased $3.0 million in 1996 compared to 1995, an 11% decrease, due to decreased operating margins and a $1.7 million increase in allocated corporate overhead due to the 1995 pension gain noted above. The decreased operating margins were caused principally by competitive price pressure in the connector market and delayed introductions of new connector products.

     The operating income of the Office Products/Specialty Publishing Group was $10.8 million in 1996 compared to an operating loss of $16.0 million in 1995. The results in 1995 were negatively affected by a $21.6 million charge for amortization of Reorganization Goodwill. Excluding the amortization of Reorganization Goodwill, the segment's operating performance increased $5.3 million in 1996 compared to 1995. The results in 1995, as compared to 1996, were negatively affected by $10.1 million of charges recorded for potentially uncollectible accounts receivable, inventory valuation, anticipated customer returns and other charges. The improvement in operating earnings for 1996 was partially offset by decreased operating income at the Rolodex division and Taylor and an increase in allocated corporate overhead of $1.6 million due to the pension gain recorded in 1995.

     In 1996, the operating income of the Specialty Publishing business, Taylor improved to $1.7 million from an operating loss of $0.8 million in 1995 due principally to the reduction in amortization of Reorganization Goodwill, which totaled $5.6 million in 1995. Excluding the amortization of Reorganization Goodwill, the unit's operating performance decreased $3.2 million in 1996 compared to 1995 due to a $1.5 million restructuring charge incurred in 1996 following Taylor's adoption of a restructuring plan to improve profitability, a $1.1 million increase in allocated corporate overhead, which was primarily attributable to the 1995 pension gain noted above, and increased administrative costs.

     Other Income (Expense). Interest expense decreased approximately 6% or $1.2 million in 1996 compared to 1995 due to a lower effective interest rate and lower debt balances. Other income for 1996 included a $3.1 million pre-tax gain on the sale of Rolodex Electronics. Other income also included a favorable adjustment of $2.2 million related to the Company's environmental liabilities following completion of a site clean-up for an amount less than previously estimated. Other income for 1995 included favorable adjustments of $3.6 million related to the Company's environmental liabilities following a review of its liabilities from previously divested operations and $1.5 million related to the resolutions of several legal disputes. In addition, other income included a $4.0 million gain on the sale of idle corporate assets.

     Income Tax Expense. The Company's actual income tax obligations during 1996 ($2.4 million) and 1995 ($2.6 million) were substantially less than the total amount of income taxes recognized ($12.4 million and $16.1 million, respectively) because previously generated net operating losses and other net deferred tax assets were utilized to reduce the tax obligations. During 1996 and 1995, additional deferred tax assets of $10.7 million and $9.2 million, respectively, were recognized and recorded on the Company's balance sheet because it was concluded as more likely than not that such amounts would be realized within future years. In accordance with the Reorganization SOP, the tax benefits associated with the recognition of pre-effective date deferred tax assets ($10.2 million and $1.6 million in 1996 and 1995, respectively) were recorded as an increase to additional paid-in capital and $7.2 million in 1995 was recorded as a reduction to Reorganization Goodwill. The 1995 reduction eliminated the remaining unamortized Reorganization Goodwill. The effective tax rate on adjusted income from continuing operations (adjusted to exclude Reorganization Goodwill amortization) was 24.7% in 1996 compared to 31.8% for 1995. The percentage decrease is primarily due to the recognition of the tax benefit of net capital loss carryforwards. See Note 11 to the Consolidated Financial Statements for further information.

1995 COMPARED TO 1994

     Sales. Net sales from continuing operations in 1995 were $561.2 million, an increase of 3% over 1994 net sales of $543.6 million. The aggregate growth rate was adversely affected by the continuation in early 1995 of declining sales at the Company's wire and cable assembly business and to a lesser degree by a small decrease in school yearbook sales at Taylor.

     Sales in the Automotive Components Group were $180.3 million, an increase of 4% over 1994 sales of $173.1 million. The higher sales were attributable to higher content per automobile of transmission clutch plates and higher unit sales of heat exchanger products manufactured by the segment's Thermal unit. The increase in units sold is due to increased penetration in non- automotive aluminum heat exchanger markets and the accelerating demand for aluminum radiator replacements. Approximately 23% of Thermal's sales are to the automotive OEM market. Steel Parts, the segment's smaller unit, achieved sales growth over 1994 despite a slowdown in North American automobile production. The growth at Steel Parts was due to higher parts content per automobile, as automobile manufacturers have moved from three-speed to four- and five-speed automatic transmissions. Steel Parts is primarily an OEM supplier of transmission and other automotive components.

     Sales in the Technologies Group were $170.6 million, an increase of 3% over 1994 sales of $164.9 million. This increase was offset by sharply reduced demand in the first half of 1995 from two major customers of the segment's relatively low margin wire and cable assembly business, Escod, which resulted in a 17% ($8.9 million) sales decline. Excluding this drop-off, the segment recorded a 13% increase in sales over 1994. This increase was partly a result of the continued growth at the segment's Stewart Connector unit, the Company's manufacturer of high-speed data transmission connectors which serves the computer networking market. Despite the year-over-year improvement, Stewart Connector experienced a slowdown in the rate of sales growth in the second half of 1995 due to competitive pricing pressures and pending new product introductions scheduled for introduction in 1996. Foreign sales accounted for approximately 43% and 35% of Stewart Connector's sales in 1995 and 1994, respectively. Sales at the segment's Signal Transformer unit increased primarily due to the continued success of its customer-focused program to deliver transformers within 24 hours of the receipt of the customer order. Sales at the segment's Stewart Stamping unit increased due to the underlying strength of the markets that it serves, including the telecommunications and electrical industries, and as a result of more targeted selling efforts through the engagement of additional independent sales representatives.

     Sales in the Office Products/Specialty Publishing Group were $210.3 million, an increase of 2% over 1994 sales of $205.6 million. Sales of the segment's office products (Rolodex division and Curtis) of $111.7 million increased 6% over 1994 sales of $105.2 million due primarily to increases in sales of consumer electronics and traditional card file products at the Rolodex division. The sales at Taylor were $98.6 million, a decrease of 2% from 1994 sales of $100.4 million.

     Operating Income. Operating income (loss) comparisons between 1995 and 1994 are less transparent than the sales comparisons because of the effects of "fresh start" accounting on results of operations. Due to the effects of "fresh start" accounting, the Company's 1995 and 1994 operating results were depressed by $32.2 million and $69.2 million charges, respectively, for the amortization of Reorganization Goodwill. The consolidated reported operating income in 1995 improved to $24.6 million from an operating loss of $9.7 million in 1994. See footnote 2 on page 43 for the impact of "fresh start" accounting on the reported operating income as well as the comparability between the periods. Excluding the effects of "fresh start" accounting, as described above, the operating performance from 1994 to 1995 decreased $2.7 million, a 5% decrease. The decrease was primarily due to $10.1 million of charges related to uncollectible accounts receivable, sales returns and obsolete inventory recorded at Rolodex/Curtis of which $6.2 million were classified as nonrecurring charges. These charges were partially offset by a gain of $4.3 million related to a change in the Company's pension plan whereby a lump sum settlement feature was adopted for retirees and certain vested participants resulting in the settlement of more than $42.0 million in pension obligations. As a result, corporate overhead was reduced by $4.3 million in 1995 compared to 1994. These items and other operational year-to-year changes are discussed below in the analysis for each segment's operating income.

     The Automotive Components Group operating income in 1995 compared to 1994 increased from $14.9 million to $20.4 million. The results in each year were negatively affected by the amortization of Reorganization Goodwill ($3.4 million and $7.3 million in 1995 and 1994, respectively). Excluding amortization of Reorganization Goodwill, the segment's operating performance improved $1.6 million in 1995 compared to 1994, a 7% increase, due to the higher sales and a reduction of $0.9 million in allocated corporate overhead attributable to the pension gain noted above.

     The Technologies Group operating income in 1995 compared to 1994 increased from $7.4 million to $20.3 million. The results in each year are negatively affected by the amortization of Reorganization Goodwill ($7.2 million and $15.4 million in 1995 and 1994, respectively). Excluding the amortization of Reorganization Goodwill, the segment's operating performance improved $4.7 million in 1995 compared to 1994, a 21% increase, due to higher sales and improved productivity, as well as a reduction of $1.5 million in allocated corporate overhead attributable to the pension plan noted above.

     The operating loss of the Office Products/Specialty Publishing Group, the segment to which most of the Reorganization Goodwill was allocated, improved to $16.0 million in 1995 from $30.8 million in 1994. In 1995 and 1994, the amortization of Reorganization Goodwill included in the segment's operating results was $21.6 million and $46.5 million, respectively. Excluding the amortization of Reorganization Goodwill, the segment's operating performance decreased $10.1 million in 1995 compared to 1994. The decrease was due to $6.2 million of nonrecurring charges recorded in the second quarter of 1995 at the Rolodex division, related primarily to a number of open and unresolved customer chargebacks that had originated in prior years. The nonrecurring charges also included a charge at the Rolodex division and Curtis (the Company's computer accessory unit) of $1.6 million to adjust the net realizable value of inventory and related capital assets. In addition, the Company recorded provisions totaling $3.9 million in the fourth quarter of 1995 for potentially uncollectible accounts receivable, inventory valuation, anticipated customer returns and other charges at the Rolodex division and Curtis. These charges were partially offset by a reduction in allocated corporate overhead, attributable to the pension gain noted above, of $1.7 million.

     In 1995, the operating losses of the Specialty Publishing business, Taylor, improved to $0.8 million from $9.9 million in 1994 due to a $6.5 million decrease in the amortization of Reorganization Goodwill and improved productivity relating to the introduction in 1994 of new photo processing technology. Throughout 1995 the Company continued efforts to upgrade production processes at Taylor resulting in improved quality of its school yearbooks and reduced turnaround time to schools as well as improved financial performance.

     Other Income (Expense). Interest expense decreased approximately 33% ($9.5 million) in 1995 compared to 1994 because of the early retirement of long-term debt in 1994 and the refinancing of long-term debt in November 1994. See
" -- Financial Condition -- Cash Flows From (Used In) Financing Activities." Other income for 1995 included favorable adjustments of $3.6 million related to the Company's environmental liabilities following a review of its liabilities from previously divested operations and $1.5 million related to the resolutions of several legal disputes. In addition, other income included a $4.0 million gain on the sale of idle corporate assets. Other income for 1994 included a $1.2 million gain related to the collection of notes receivable in excess of their financial statement carrying amount.

     Income Tax Expense. The Company's actual income tax obligations during 1995 ($2.6 million) and 1994 ($2.3 million) were substantially less than the total amount of income taxes recognized ($16.1 million and $15.5 million, respectively) because previously generated net operating losses and other net deferred tax assets were utilized to reduce the tax obligations. During 1995 and 1994, additional deferred tax assets of $9.2 million and $40.7 million, respectively, were recognized and recorded on the balance sheet because it was concluded that it was more likely than not that such amounts would be realized in future years. In accordance with the Reorganization SOP, the tax benefits associated with the recognition of pre-effective date deferred tax assets ($7.2 million and $39.0 million in 1995 and 1994, respectively) were recorded as a reduction to Reorganization Goodwill. The 1995 reduction eliminated the remaining unamortized Reorganization Goodwill.

     Discontinued Operations. On August 1, 1994, the Company sold substantially the entire paint products segment for net proceeds of $50.8 million, resulting in a gain of $10.7 million, net of taxes of $8.2 million. The tax on the gain was offset by utilization of federal and state net operating loss carryforwards and as a result did not result in significant cash payments. In accordance with the Reorganization SOP the tax benefit associated with utilization of pre-effective date loss carryforwards was recorded as a reduction in the Company's Reorganization Goodwill. The net proceeds were utilized to reduce the Company's long-term debt.

     Extraordinary Item. An extraordinary charge of $2.2 million, net of $1.3 million tax, was recorded in the fourth quarter of 1994 as a result of prepaying post-reorganization debt prior to its maturity. See "-- Financial Condition."

FINANCIAL CONDITION

     Factors that are expected in the future to affect the Company's financial position are discussed below.

     Cash Flows From (Used In) Operating Activities. Operations used $5.2 million of cash in the first six months of 1997 as compared to providing $10.3 million of cash in the first six months of 1996. Cash flows from operations decreased from the corresponding period of the prior year due to cash flows from the divested businesses included in 1996 results, the timing of cash receipts and higher tax payments. The Company's cash for periods prior to the six months ended June 30, 1997 was more favorably impacted by tax loss carryforwards, which reduced the actual cash payments for the years to well below the financial statement income tax expense. The tax loss carryforwards were substantially reduced in 1997 due to the gain from the sale of the Rolodex Business. As a result, beginning in 1998 it is expected that the Company will no longer have any tax loss carryforwards available to reduce cash payment obligations. Operations provided $55.4 million in cash in 1996 compared to $37.7 million cash in 1995, which represented a $17.7 million or 47% year-over-year increase. This improvement was primarily due to improved accounts receivable collections in the Office Products Business.

     Cash Flows From (Used In) Investing Activities. In the six months ended June 30, 1997, the Company sold the Rolodex Business for a net sales price of $112.6 million. In the first six months of 1996, the Company acquired businesses servicing the automotive, heavy truck and industrial manufacturing radiator replacement market (Great Lake, Inc. and Kar Tool Co., Inc.) for a net purchase price of $5.1 million. The Company's other current investments consist principally of capital expenditures which totaled $10.3 million and $9.3 million during the six months ended June 30, 1997 and June 30, 1996, respectively. In the year ended December 31, 1996 the Company acquired the Lingemann Business in addition to the two businesses acquired in the six months ended June 30, 1996, resulting in acquisitions totaling $37.7 million. In 1996, the Company also received proceeds totaling $21.8 million from the sale of Curtis and Rolodex Electronics; $3.6 million from Thermalex for full repayment of loans outstanding; a $3.4 million dividend distribution from Thermalex; and $1.3 million from the disposal of idle assets. In 1995, the Company received $2.5 million from Thermalex relating to the partial repayment of loans, a $0.4 million dividend distribution from Thermalex and $4.7 million from the disposal of idle assets. In 1994, the Company received net proceeds of $50.8 million from the sale of its paint products segment, $4.6 million for final payments on outstanding notes from previously divested subsidiaries and $1.0 million from Thermalex as a partial loan repayment. The Company's capital expenditures totaled $22.6 million in 1996, and $22.2 million in 1995. The Company currently anticipates that approximately $27.0 million will be invested in capital expenditures in 1997. The Company expects to finance these expenditures and investments with internally generated funds. The Company does not anticipate that limitations on capital expenditures under the New Credit Facility will adversely affect its ability to meet its operating goals.

     Cash Flows From (Used In) Financing Activities. Due to the Company's seasonal use of cash flow from operations in the first six months of the year, financing activities provided $7.8 million in the first six months of 1997 and $3.0 million in the first six months of 1996. The financing activities were provided from the Company's revolving credit facility borrowings of $15.3 million and $15.7 million in the first six months of 1997 and 1996, respectively. Payments on the Company's term loan totaled $5.6 million and $8.0 million in the first half of 1997 and 1996, respectively. In addition to borrowing activity, the Company paid $1.7 million and $1.6 million of prepetition liabilities and repurchased its Common Stock for $1.9 million and $3.4 million in the first six months of 1997 and 1996, respectively. In the full year 1996, the Company repaid $22.8 million of its initial $155.0 million term loan and repurchased its Common Stock for $3.9 million. During 1995, the Company repaid $12.6 million of its term loan and repurchased its Common Stock for $6.8 million.

     In October 1994, the Company entered into the Old Credit Facility that provided it up to $285 million in borrowing capacity. The Old Credit Facility consisted of a $130 million revolving credit facility, with a $50 million sublimit for issuance of letters of credit, and a $155 million term loan. The term loan was payable in quarterly installments through March 31, 2001. Under the terms of the Old Credit Facility, proceeds from asset sales were to be applied to reduce the term loan under certain circumstances. The revolving credit facility was to terminate and all amounts outstanding, if any, were to be due on March 31, 2001. The Company subsequently entered into the New Credit Facility as of July 3, 1997 which increased the revolving credit facility and permitted the Company on July 10, 1997 to refinance the Old Credit Facility. See "Description of the New Credit Facility."

     The Company has no required debt service payments in the next five years. However, commencing on the third anniversary of the New Credit Facility and each succeeding anniversary thereafter through its term, the revolving loan commitment is reduced by $20 million with the result that the aggregate outstanding indebtedness at such time, if any, in excess of such amount must be repaid. In addition, the revolving loan commitments are subject to reduction under certain circumstances and in certain amounts following asset dispositions. The interest and commitment fee payable under the New Credit Facility during the next five years will fluctuate based on margins tied to a certain financial ratio, as well as to changes in interest rates. Borrowings under the New Credit Facility will bear interest at various fluctuating rates, at the Company's option, which approximate the one-to-six month LIBOR rates plus 1.25% (such LIBOR rates approximated 5.6875% to 5.90625% at June 30, 1997), subject to step-downs upon the achievement of certain financial ratios. See "Description of the New Credit Facility." The Company reduces its exposure to potential increases in interest rates by entering into forward rate, interest rate cap and interest rate swap agreements with major financial institutions. A summary of the terms of those agreements is contained in Note 7 to the Consolidated Financial Statements.

     Net Income (Loss) and Accumulated Equity (Deficit). At June 30, 1997 and at December 31, 1996, the Company had stockholders' equity totaling $108.5 million and $33.4 million, respectively, compared to stockholders' deficit totaling $15.8 million at December 31, 1995. The increase in the equity in the six months ended June 30, 1997 is a result of the net income during the period which is largely attributable to the $95.0 million pre-tax gain from the sale of the Rolodex Business. The deficit in 1995 was attributable to the effect of the amortization of Reorganization Goodwill which amounted to $32.2 million, $69.2 million and $54.5 million in 1995, 1994 and 1993, respectively. At December 31, 1995, the Reorganization Goodwill was fully amortized.

     Liquidity. At June 30, 1997, the Company's cash and cash equivalents and net working capital amounted to $111.2 million and $145.0 million, respectively, compared to $3.5 million and $48.0 million, respectively, at December 31, 1996. The significant increase over December 31, 1996 levels are due to the receipt of the net proceeds from the sale of the Rolodex Business totaling $112.6 million. The Company had placed into a restricted account $110 million of these proceeds which had been pledged as security for the Company's bank loans. The entire $110 million was invested in a money market fund with Goldman Sachs immediately upon receipt on March 5, 1997. On July 10, 1997 the Company used the $110 million to repurchase Shares as described below (see " -- Subsequent Events"). The borrowing ability under the Company's revolving credit facility as of the end of the first six months of 1997 was $63.2 million, including $39.8 million available for letters of credit.

     Seasonality. The Company's yearbook publishing business, Taylor, is highly seasonal, with a majority of sales occurring in the second and third quarters of the year. Taylor receives significant customer advance deposits commencing each November and continuing through March. The Company's other businesses are not highly seasonal.

     Impact of Inflation and Changing Prices. Inflation and changing prices have not significantly affected the Company's operating results or markets. The Company is generally able to pass through to its customers price changes in its major steel, copper and aluminum based product lines.

     Subsequent Events. On July 10, 1997, approximately $110 million of the proceeds from the sale of the Rolodex Business were used to fund the purchase of 2,805,194 Shares from Water Street and 51,948 Shares from Robert L. Smialek, the President and Chairman of the Board of the Company, for a purchase price of $38.50 per Share. On July 10, 1997 the Company refinanced the Old Credit Facility under a new six year $200 million credit agreement. On July 11, 1997 the Company commenced a $110 million self tender offer for up to 2,857,142 Shares at $38.50 per Share. On August 12 the Tender Offer expired. Upon the expiration of the Tender Offer, 2,857,142 Shares had been tendered in the Tender Offer and the Company purchased all

2,857,142 Shares at $38.50 per Share. The purchase of Shares tendered in the Tender Offer was paid for from the proceeds from the issuance and sale of the Old Notes.

     Foreign Sales. For the six months ended June 30, 1997 the Company had export sales of $35.6 million which constituted 12% of total sales. Export sales through June 30, 1997 to Europe, Asia, Canada and Mexico were $16.4 million, $7.2 million, $5.3 million and $2.7 million, respectively. In 1996, the Company had export sales of $71.6 million which constituted 12% of total sales. Export sales in 1996 to Europe, Asia, Canada and Mexico were $29.9 million, $17.1 million, $8.4 million and $6.8 million, respectively. All other export sales in 1996 totaled $9.4 million. In 1995, export sales were $59.7 million or 11% of total sales. In 1994, export sales were less than 10%. The Company's transactions are primarily in U.S. dollars.

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     This Prospectus contains certain statements that are "Forward Looking Statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Those statements include, among other things, discussions of the Company's business strategy and expectations concerning market position, future operations, margins, growth, profitability, liquidity and capital resources. Forward Looking Statements are included in "Summary -- Business Strategy," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus. Although the Company believes that the expectations reflected in Forward Looking Statements are reasonable, they can give no assurance that such expectations will prove to have been correct. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions which indicate future events and trends identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures, liquidity or indebtedness or other aspects of operating results or financial position. All phases of the operations of the Company are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether the forward looking statements made by the Company ultimately prove to be accurate. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in this section and in "Risk Factors." See "Risk
Factors -- Substantial Leverage; Ability to Service Debt," "-- Restrictions Imposed by the New Credit Facility," "-- Risk of Ability to Finance Change of Control," "-- Customer Concentration; Absence of Long-Term Contracts,"
"-- Cyclical Markets," "-- Seasonality; Product Disruption," "-- Competition", "Technology and the Development of New Products," and "-- Dependence on Key Personnel."

                           BUSINESSES AND PROPERTIES

     The Company, a Delaware corporation, directly and through its subsidiaries, is a diversified manufacturer of automotive component products, telecommunications and electronics components and is a supplier of specialty publications. The Company's Automotive Components Group serves primarily the automotive markets through its Thermal and Steel Parts operating units and manufactures stainless steel tubing used in non-automotive applications through its Romac operating unit. The Technologies Group serves primarily the telecommunications and electronics components markets through its Stewart Connector Systems, Stewart Stamping, Signal Transformer and Escod operating units. Specialty Publishing consists of Taylor (a publisher of specialty publishing products, chiefly student yearbooks). The Company completed the divestiture of its Office Products Business with the sale of the Rolodex Business on March 5, 1997 for a price of $117,000,000, less transactions costs. The Company recognized a pre-tax gain on the sale totaling $95,001,000 in the first quarter of 1997. The Company had previously divested its computer accessories business and Rolodex Electronics in the fourth quarter of 1996.

REORGANIZATION HISTORY

     On January 13, 1991 (i.e., the Petition Date), the Company and a number of its subsidiaries sought protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Western District of Texas as the Company found itself unable to service the outstanding debt incurred in its 1988 leveraged buyout. On April 1, 1993 (the "Reorganization Date"), the Company emerged from the Chapter 11 cases pursuant to the Plan of Reorganization. The Plan of Reorganization resulted in a reduction in the Company's liabilities of $532.3 million, an extraordinary gain realized in 1993 of $448.3 million attributable to the discharge of such liabilities and a change in control of the Company.

     The Plan of Reorganization, among other matters, provided for: (i) the issuance of 9,230,839 Shares in exchange for allowed unsecured claims; (ii) deferred payment of certain prepetition claims, including various state and federal taxes and trade debt; and (iii) the issuance of additional Shares to other unsecured creditors over time at the pre-determined rate of 18 Shares per $1,000 of allowed claim as those claims are determined. As of March 15, 1997, 120,571 Shares were still reserved for issuance to holders of general unsecured claims whose allowed amounts were not finally determined by the Reorganization Date.

                                   BUSINESSES

     For additional business segment information, see Note 18 to the Consolidated Financial Statements.

AUTOMOTIVE COMPONENTS GROUP

     The Automotive Components Group is made up of three operating units:
Thermal, Steel Parts and Romac. The businesses in this segment manufacture automotive heat exchangers and related tubing, automatic transmission and suspension components and stainless steel tubing, respectively.

AUTOMOTIVE SALES BY MARKET SEGMENT

     The following table shows the sales by market segment for the Automotive Components Group for both 1996 and the first half of 1997:

                                                                                 1997
                                                                    1996      FIRST HALF
                                                                    -----     ----------
        OEM Automotive............................................   45.9%        46.4%
        OEM Other.................................................   22.6         25.4
        Automotive Aftermarket....................................   18.8         17.7
        Other.....................................................   12.7         10.5
                                                                    -----        -----
        Total.....................................................  100.0%       100.0%
                                                                    =====        =====

     Heat Transfer. Thermal is comprised of three divisions: Thermal Components, General ThermoDynamics and McKenica; three wholly owned subsidiaries: Great Lake, Thermal Components Division, Inc. and ARUP Alu-Rohr und -Profil GmbH ("ARUP"); and a 50% owned joint venture, Thermalex. Thermal is a vertically integrated manufacturer of heat exchangers for the automotive, specialty vehicle, truck, heavy equipment and off-road vehicle and industrial equipment markets. Its products include thin wall aluminum and brass tubes used principally in heat transfer applications, radiators, air conditioning condensers, oil coolers and heaters and production machinery and equipment used in the manufacture and assembly of automotive heat exchangers.

     Thermal uses a direct sales force and independent sales representatives to market its products. Thermal sells to both OEMs and aftermarket customers. For the six months ended June 30, 1997 Thermal sales to the automotive OEM markets, aftermarket and non-automotive OEM manufacturers were 29%, 30% and 41% of total sales, respectively. In 1996, Thermal sales to the automotive OEM market, aftermarket and non-automotive OEM manufacturers were 29%, 33% and 38% of total sales, respectively, compared to 23%, 37% and 40% of total sales, respectively, in 1995.

     Thermalex, a joint venture owned equally by the Company (through a holding company subsidiary) and Mitsubishi Aluminum Co., Ltd., manufactures multiport aluminum extrusions used in smaller, lighter and more efficient air conditioning condensers which are necessary to meet environmental restrictions on refrigerants.

     The markets for automotive heat-exchanger products are highly competitive and have many participants, particularly automobile OEMs that produce for their own use and several large independent manufacturers. Thermal supplies tubes and, through Thermalex, extrusions to domestic automobile OEMs and independent manufacturers. Thermal is an established supplier of welded radiator tubes to manufacturers and repair shops in the heat-exchanger aftermarket.

     Thermal has manufacturing facilities in Alabama, Michigan, New York, South Carolina, Wisconsin and Germany. At June 30, 1997, Thermal (excluding Thermalex) had 912 employees.

     On February 1, 1996, the Company, through its Great Lake subsidiary, acquired two affiliated businesses, Great Lake and Kar Tool Co., Inc., that serve the automobile, heavy truck and industrial equipment radiator replacement market. These acquisitions did not have a material effect on the Company's liquidity, financial position or operating results.

     On July 10, 1996, the Company and its subsidiary TCD, Inc. acquired the Lingemann Business. The transactions included the purchase of stock of Lingemann's German subsidiary, ARUP, and the automotive aluminum tube business assets of its Duncan, South Carolina based subsidiary, Helima-Helvetion International, Inc. The cash transaction, financed principally from borrowings under the Company's Old Credit Facility, was valued at approximately $32.6 million including transaction fees and expenses.

     Transmission Components. Steel Parts, a wholly owned subsidiary of the Company, manufactures automotive parts consisting of close-tolerance precision metal stampings at its facility in Indiana. Its products include clutch plates for automatic transmissions, suspension parts for vibration-reducing assemblies and engine mounts.

     Substantially all Steel Parts sales are made to the domestic automobile industry, either directly or indirectly through other independent automotive parts suppliers. As a result, the demand for Steel Parts' products historically has been heavily dependent on the level of new car production by the domestic automobile industry. Steel Parts has also seen its production content per automobile increase in recent years as automobile manufacturers have moved from three-speed to four- and five-speed automatic transmissions. The strong domestic automotive market resulted in Steel Parts operating at or near capacity for most of 1995, 1996 and the first six months of 1997.

     The market for original equipment automobile parts is highly competitive and has many participants, principally the automobile manufacturers themselves because of their ability to make their own parts. Approximately 70%, 67% and 66% of Steel Parts' sales were to Ford in 1996, 1995 and 1994, respectively. For the six months ended June 30, 1997, approximately 71% of sales were to Ford.

     At June 30, 1997, Steel Parts had 379 employees.

     Stainless Steel Tubing. Romac manufactures stainless steel tubing for a variety of marine, architectural, automotive and decorative applications at its facility in North Carolina. Substantially all of its sales are domestic.

     The markets for these products are highly competitive. Competition is based principally on price and, to a lesser extent, on the shapes and finishes that can be achieved with the tubing.

     At June 30, 1997, Romac had 125 employees.

TECHNOLOGIES GROUP

     The Technologies Group consists of four operating units: Stewart Connector; Signal Transformer; Stewart Stamping; and Escod Industries ("Escod"). These units manufacture telecommunication and electrical component products for the computer networking, telephone digital switching, precision wiring, main frame computer, automotive and medical equipment markets.

     Specialized Connector Systems. The Company's specialized connector systems business is made up of Stewart Connector Systems, Inc. and Stewart Connector Systems (Japan), Inc. and two subsidiaries of Stewart Connector: Stewart Connector Systems GmbH and Stewart Connector Systems de Mexico, S.A. de C.V.

     Stewart Connector designs and manufactures specialized high speed data connector systems, including modular plugs, modular jacks, shielded and nonshielded specialized connectors and cable assemblies for telecommunications, cellular communications and data transmission, including local and wide area networks. Its primary manufacturing facility is located in Pennsylvania, with an assembly operation in Mexico.

     Stewart Connector sells its products throughout the world, directly and through sales subsidiaries, and through a network of manufacturers' representatives. Foreign sales accounted for approximately 43% of Stewart Connector's sales in the first half of 1997, 40% in 1996, 43% in 1995 and 35% in 1994. It maintains direct sales offices in England, France, Japan and Germany and has numerous domestic and foreign competitors, some of which are substantially larger than Stewart Connector. Competition is based principally on price with respect to older product lines and on technology and product features for newer products and, to a lesser extent, patent protection.

     At June 30, 1997, Stewart Connector had 743 employees, of which 361 were employed in the United States, 20 in Japan, five in Germany, four in the United Kingdom, one in France and 352 in Mexico.

     Power Transformers. The Company's power transformer business consists of three entities (collectively, "Signal"): Signal Transformer Co., Inc. ("Signal Transformer"); Signal Caribe, Inc. ("Signal Caribe"); and Signal Dominicana S.A. ("Signal Dominicana"). Signal manufactures both standard "off-the-shelf" and custom-made power transformers serving a broad customer base in a variety of industries. Signal's markets include telecommunications, home and retail security systems, medical instrumentation, gaming and entertainment and process controls. Signal markets its products directly, utilizing catalogs and print advertising, and indirectly through selective independent sales representatives in targeted regions of the country. It has a customer base of over nine thousand accounts, consisting of both OEMs and aftermarket resellers.

     The electronic transformer industry includes both domestic and foreign manufacturers, and there are numerous competitors to Signal. Competition is based on price and availability of product to meet customers' needs. Signal has directed its marketing efforts for many years towards engineers and other customers having specialized, low-volume demand and prompt delivery requirements. To capitalize on an identified market niche, Signal has a service that guarantees 24-hour delivery for small order quantities of certain "off-the-shelf" transformers.

     Currently, Signal Dominicana manufactures transformer coils at a leased production facility in the Dominican Republic for final assembly at Signal Caribe's leased Puerto Rico plant. The Puerto Rico plant also manufactures transformers from basic materials and accounts for most of Signal's production. Signal Transformer, located in New York, serves as Signal's major distribution center and accounts for the balance of transformer production.

     At June 30, 1997, Signal had 657 employees, of which 155 were employed in the United States, 237 in the Dominican Republic and 265 in Puerto Rico.

     Precision Stampings and Wireforms. The Company's wholly owned subsidiary, Stewart Stamping Corporation ("Stewart Stamping"), is a tool designer and subcontract manufacturer of precision stampings and wireformed parts. Stewart Stamping manufactures components used in electrical devices such as circuit breakers, electric fuses, lighting and process controls, and the electronic industries, including passive components such as capacitor cans and connector contacts. Stewart Stamping sells its products to a broad customer base primarily in the U.S. through a network of manufacturers representatives. Stewart Stamping manufactures its products at its plant in Yonkers, New York. Stewart Stamping recently leased a manufacturing facility in El Paso, Texas to better serve the Southwestern U.S. and Mexican assembly operations of telecommunication and electronics customers.

     Stewart Stamping's competitors in each of its product lines are numerous (including, in the case of metal stampings, its own customers), but Stewart Stamping traditionally has focused on products that, because of the engineering and manufacturing capability required to produce them, have the potential for repeat business.

     At June 30, 1997, Stewart Stamping had 316 employees.

     Cable and Wire Assemblies. Escod produces electronic cable assemblies, specialized wire harnesses and certain telecommunication equipment subassemblies for sale to manufacturers of telecommunications, computer and other electronics equipment. Escod's markets generally are regional in nature, and Escod's production facilities (three in the Carolinas and one in Florida) are operated principally to serve local plants of OEMs. Because substantially all of Escod's customers are OEMs having a number of production facilities, the demand for Escod's products depends not only on the demand for its customers' products but also on its customers' varying utilization of their production sites.

     Telecommunications and computer OEMs account for the bulk of Escod's sales. Two telecommunications OEMs together accounted for approximately 66%, 60% and 65% of Escod's total revenues in 1996, 1995 and 1994, respectively, and approximately 70% of total revenues in the six months ended June 30, 1997.

Escod's dependence on these two major customers makes its revenues and operating income sensitive to changes in demand from those customers. In 1994, Escod experienced a substantial drop in orders from these customers. In response, Escod permanently closed one facility and consolidated the business in its remaining facilities. Beginning in 1995, Escod has focused its efforts on developing a broader customer base and a broader product line.

     Competition in Escod's markets is based primarily on price and, to a lesser extent, on responsiveness to customers' needs. The profitability of Escod's sales generally depend on the relative raw material content, labor productivity, quality of the products sold, proximity to customers and timeliness of delivery. As a result of the low barriers to entry into Escod's business and increased, low-cost foreign competition in recent years, Escod's business has become intensely competitive.

     At June 30, 1997, Escod had 785 employees.

SPECIALTY PUBLISHING

     Specialty Publishing consists of Taylor, a wholly owned subsidiary engaged in yearbook and other specialty publishing.

     Yearbooks and Other Publications. Taylor is engaged primarily in the contract design and printing of student yearbooks from which it derived at least 87% of its revenues in each of the last three years. Through June 30, 1997 yearbooks accounted for approximately 95% of sales. Its principal yearbook customers are secondary (middle and senior high) schools. Other yearbook customers include elementary schools, colleges and academies. Taylor also publishes a variety of specialty books on a contract basis and a limited number of its own publishing titles and provides reunion planning and other services for alumni of schools, colleges and academies.

     Competition in the yearbook industry is based upon customer service, quality and price. The market for yearbooks is affected more by demographic trends than by business cycles. Taylor offers several yearbook lines with different graphic and typographic options and capabilities. Taylor has expended significant resources in recent years to develop a system of electronic copy preparation designed to enhance the quality and consistency of photographs, reduce production costs and shorten the time required for yearbook production. Taylor has also developed proprietary software programs for use by its customers in developing yearbooks. This software facilitates the yearbook design work performed by schools and improves the overall production process.

     Taylor markets its yearbook services through commissioned independent sales representatives who maintain contact with yearbook faculty advisors, school principals and other key purchasing personnel. It also trains students and their advisors in layout, design and marketing, conducts seminars and workshops and provides supporting materials, including software, to assist student yearbook staffs in the production process.

     Yearbook production is highly seasonal. Orders are normally obtained in the fall and finished yearbooks are delivered at or near the end of the school year, typically late spring to early summer and, to a lesser degree, in the fall of the following school year. Deposits representing approximately 25% of the yearbook contract price are due from the yearbook customer upon its submission of the first set of yearbook pages. Given the seasonal production cycle, the Company typically receives significant cash deposits commencing each November and continuing through each March. These deposits are available to fund the working capital requirements of the yearbook production cycle, to reduce the Company's indebtedness and for general corporate purposes.

     Taylor operates four production facilities in Texas (two owned and two leased) and one leased production facility in Pennsylvania. Its work force reflects the seasonality of its business, typically ranging from 1,000 to 1,800 full-time employees. At June 30, 1997, it had 160 salaried and 1,246 hourly employees.

PATENTS AND TRADEMARKS

     The Company holds patents or trademarks in most of its businesses which have expiration dates ranging from 1997 to 2016. The Company expects to maintain such patents and to renew the trademarks important to its business prior to their expiration and does not believe the expiration of any one of its patents will have a material adverse effect on any of its businesses.

RAW MATERIALS AND SUPPLIES

     The principal raw materials and supplies used by the Company include: (i) steel, aluminum, copper, zinc, brass and nickel (Automotive Components Group);
(ii) copper wire, steel, brass, aluminum, plastics, ceramics and precious metals (Technologies Group); and (iii) paper, film and other photographic and printing supplies (Specialty Publishing). The Company purchases these materials and supplies on the open market to meet its current requirements and believes its sources of supply are adequate for its needs.

EMPLOYEES AND LABOR RELATIONS

     At June 30, 1997, the Company employed approximately 5,362 people on a full-time basis, of whom approximately 25% were covered by collective bargaining agreements with various unions. The largest collective bargaining unit (at Taylor) covers approximately 563 employees. Among the union agreements that will expire in 1997 are those covering certain union employees of Taylor. The Company considers relations with its employees to be good.

     The Company has defined benefit and defined contribution pension plans covering substantially all employees. For information respecting defined benefit pension plans, see Note 10 to the Consolidated Financial Statements. The Company is currently participating in a Closing Agreement Program (established by the Internal Revenue Service) to cure operational defects in one of the defined contribution plans as a result of an omission of certain eligible employees from participation. The Company has paid a $40,000 tax penalty and expects the curative action will entail a one-time incremental contribution by it to the plan in an amount that has not been finally determined, but that the Company does not presently expect will be material to its consolidated financial position, results of operations or liquidity.

ENVIRONMENTAL REGULATIONS AND PROCEEDINGS

     Environmental Matters. The Company's manufacturing operations involve the generation of a variety of waste materials and are subject to extensive federal, state and local environmental laws and regulations. The waste materials generated include metal scrap from stamping operations, cutting and cooling oils, degreasing agents, chemicals from plating and tinning operations, etching acids and photographic and printing chemicals. The Company uses offsite disposal facilities owned by others to dispose of its wastes and does not store wastes it generates to the extent such storage would require a permit. The Company does not treat, store or dispose of waste for others. The Company is required to obtain permits to operate various of its facilities, and these permits generally are subject to revocation or modification.

     The Company has taken significant measures to address emissions, discharges and waste generation and disposal; improve management practices and operations in response to legal requirements; and internally audit compliance with applicable environmental regulations and approved practices. These measures include: raw material and process substitution; recycling and material management programs; periodic review of hazardous waste storage and disposal practices; and reviewing the compliance and financial status and management practices of its offsite third-party waste management firms.

     As a result of the Company's reorganization, much uncertainty has been removed concerning the Company's potential liability for environmental contamination at sites owned or operated by the Company (and at third-party disposal and waste management facilities used by the Company) prior to the filing of its bankruptcy petition. During the reorganization, the Company settled all claims of the United States relating to the Company's pre-Petition Date conduct at previously owned or third party sites arising under the federal Comprehensive Environmental Response, Compensation, and Liability Act. This settlement: (i) discharged the Company's liability to the United States at a number of hazardous waste sites; (ii) protects the Company from contribution claims of the remaining potentially responsible parties; (iii) limits the amount the Company may be required to pay the United States in any one year on prepetition claims; and
(iv) provides that any such payment may be made in cash or, at the Company's option, Common Stock at the rate of 18 Shares for each $1,000 of allowed claims.

     The Company is also currently engaged in clean-up programs at sites located in Newtown, Connecticut and Mount Vernon, New York, which were owned by the Company on the Petition Date. The Company has established what it believes are appropriate reserves for anticipated remedial obligations. Due to the establishment of these reserves and the environmental settlements reached during the Company's reorganization, management does not believe that environmental compliance or remedial requirements are likely to have a material effect on the Company.

LEGAL PROCEEDINGS

     From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of its business. The Company maintains insurance coverage against potential general liability and certain other claims in an amount it believes to be adequate. In the Company's opinion, the outcome of these matters will not have a material adverse effect on the Company's financial condition, liquidity or results of operation.

PROPERTIES

     As of June 30, 1997, the Company operated 35 facilities throughout the United States and seven facilities internationally consisting of approximately
2.2 million square feet. Eighteen of these 42 facilities (consisting of approximately 1.5 million square feet) are owned by the Company. Management believes that the Company's facilities generally are well maintained and adequate for the purposes of which they are used.

     Substantially all of the Company's material domestic assets, including owned properties, are subject to liens and encumbrances to secure the Company's obligations under the New Credit Facility.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     All of the Company's directors and executive officers are listed below:

                     NAME                    AGE              POSITION AND OFFICES
    ---------------------------------------  ---   -------------------------------------------
    Robert L. Smialek......................  53    Chairman of the Board, President and Chief
                                                     Executive Officer
    James J. Gaffney.......................  56    Director
    Terence M. O'Toole.....................  39    Director
    Thomas E. Petry........................  57    Director
    Barry S. Volpert.......................  37    Director
    Robert F. Heffron......................  52    Executive Vice President and Chief
                                                     Operating Officer
    Kenneth H. Koch........................  42    Vice President, General Counsel and
                                                     Secretary
    Leslie G. Jacobs.......................  47    Vice President, Human Resources
    Phillip K. Woodlief....................  44    Vice President and Corporate Controller
    David A. Kauer.........................  41    Vice President and Treasurer

     Robert L. Smialek, 53, has served as Chairman of the Board, President and Chief Executive Officer of the Company since May 1, 1993. From October 1992 to May 1993, Mr. Smialek served as the President and Chief Operating Officer of the Temperature and Appliance Controls Group of Siebe plc, a global controls and engineering firm. From September 1990 to October 1992, Mr. Smialek served as President and Chief Operating Officer of Ranco, Inc., a subsidiary of Siebe, Inc. From May 1988 to May 1990, Mr. Smialek served as Group Vice President for Tracor Instruments Group. For the prior 19 years, Mr. Smialek worked for General Electric Company, most recently as the General Manager of Manufacturing and Technology Operations for the General Electric Medical Systems Group.

     James J. Gaffney, 56, specializes in the turnaround of financially troubled companies, serving with such companies as the chief executive officer, as a board director or as an independent consultant. He was formerly the President and Chief Executive Officer of General Aquatics, Inc., a successor to KDI Corporation (September 1993 -- April 1997). He previously served as Chief Executive Officer of International Tropic-Cal, Inc. (August 1991 -- July 1992), and as an independent consultant from September 1989 to August 1991 and from July 1992 to the present. Mr. Gaffney provides consulting services to GS Capital Partners II, L.P. (a private investment fund affiliated with Water Street and Goldman Sachs) and other affiliated investment funds in relation to an investment held by those funds. He also is a director of Koll Real Estate Group Inc.

     Terence M. O'Toole, 39, has been a Managing Director of Goldman Sachs since November 1996. Previously, he was a general partner of Goldman Sachs from 1992 to 1996 and prior thereto was a Vice President of Goldman Sachs. Mr. O'Toole is a director of AMF Group Inc., Western Wireless Corporation, Concentric Network Corporation and several private companies.

     Thomas E. Petry, 57, is Chairman of the Board (since March 1989) of Eagle-Picher Industries, Inc., which is engaged in, among other businesses, the manufacture of earthmoving equipment and other machinery, automotive parts and industrial products. A voluntary petition under Chapter 11 of the Federal Bankruptcy Laws was filed by Eagle-Picher Industries, Inc. on January 7, 1991. An amended plan of reorganization was filed during August 1996, and approved by U.S. Bankruptcy Court during November 1996, whereby Eagle-Picher emerged from bankruptcy. Mr. Petry is a director of The Union Central Life Insurance Co., The William Powell Co., CINergy Corp., Star Banc Corp. and Star Bank, N.A.

     Barry S. Volpert, 37, has been a Managing Director of Goldman Sachs since November 1996. He was a general partner of Goldman Sachs from 1994 to 1996. He was a Vice President of Goldman Sachs from 1990 to 1994 and the Manager of Water Street from 1991 to 1994. From 1989 to 1991, Mr. Volpert was the head of

Goldman Sachs' workout and restructuring advisory business. He is a director of Rockefeller Center Properties, Inc. and several private companies.

     Robert F. Heffron, 52, has been the Executive Vice President and Chief Operating Officer since October 1996 and was the Executive Vice President from July 1993 to October 1996. He was the Vice President and General Manager of the Grayson Division of Robertshaw Controls Company (a subsidiary of Siebe, Inc.) from January 1992 -- June 1993; Vice President and General Manager of Ranco, Inc. (a subsidiary of Siebe, Inc.) from February 1991 -- January 1992; Vice President, Business Operations, of the Control Systems Division of Johnson Controls, Inc. from October 1990 -- February 1991 and Vice President and General Manager of the Control Products Division of Johnson Controls, Inc. prior thereto. Each of the foregoing companies or divisions manufactures or supplies control devices and systems for refrigeration, ventilation, air conditioning, heating, appliance or automotive applications.

     Kenneth H. Koch, 42, has been the Vice President, General Counsel and Secretary since October 1993. Prior thereto he was an associate and then a partner with the law firm of Porter, Wright, Morris & Arthur.

     Leslie G. Jacobs, 47, has been the Vice President, Human Resources since August 1993 and was the Director of Human Resources from January 1990 to August 1993. Prior thereto, he was the Director, Compensation and Employee Programs, of Rockwell International.

     Philip K. Woodlief, 44, has been the Vice President and Corporate Controller since April 1997 and was Controller from February 1989 to April 1997.

     David A. Kauer, 41, has been the Vice President and Treasurer since April 1997 and was the Treasurer from September 1993 to April 1997. He was the Controller and Treasurer of Johnson Yokogawa Corporation (a joint venture of Yokogawa Electric Corporation and Johnson Controls, Inc.), from October 1989 -- September 1993.

                             PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth the beneficial ownership of Shares by each beneficial owner of more than five percent of the issued and outstanding Shares.

                                                              NUMBER OF SHARES
                                                                BENEFICIALLY         PERCENTAGE
              NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNED              OF CLASS
    --------------------------------------------------------  ----------------       ----------
    Water Street Corporate Recovery Fund I, L.P. ...........      1,847,878(1)(2)       45.3%
      85 Broad Street
      New York, NY 10004
    Continental Casualty Company............................        502,926(3)          12.5%
      CNA Plaza
      Chicago, Illinois 60685

---------------
(1) Represents Shares beneficially owned by Water Street. Goldman Sachs is the general partner of Water Street and thus may be deemed to be the beneficial owner of Shares held by Water Street. GS Group is a general partner of Goldman Sachs and directly owns 334 Shares not included in the amount shown. The address of Goldman Sachs and GS Group is 85 Broad Street, New York, NY 10004. Goldman Sachs disclaims beneficial ownership of the Shares held by Water Street except to the extent that such ownership corresponds to its interests in Water Street and disclaims beneficial ownership of the Shares held by GS Group. GS Group disclaims beneficial ownership of the Shares held by Water Street to the extent partnership interests in Water Street are held by persons other than GS Group, Goldman Sachs or their affiliates.

(2) Includes an aggregate of 40,000 Shares acquired from the Company by Water Street through Messrs. O'Toole and Volpert pursuant to a director compensation plan; also includes 64,000 Shares subject to stock options exercisable by Mr. O'Toole or Mr. Volpert within 60 days of September 22, 1997.

(3) Represents Shares beneficially owned by Continental Casualty Company ("Continental"). Continental is a subsidiary of CNA Financial Corporation ("CNA") and Loews Corporation ("Loews"). As such, CNA and Loews may be deemed to be the beneficial owner of Shares held by Continental. Each of CNA and Loews disclaims beneficial ownership of the Shares held by Continental. The address for CNA is CNA Plaza, Chicago, Illinois 60685. The address for Loews is 667 Madison Avenue, New York, New York 10021. The Share ownership information is based solely on the ownership reported by CNA in its Schedule 13G dated February 14, 1997 and does not reflect sales, if any, from such date, including in the Tender Offer.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of Shares by each executive officer of the Company who owns Shares, each director of the Company and by all directors and executive officers as a group, as of September 22, 1997.

                                                              NUMBER OF SHARES
                                                                BENEFICIALLY         PERCENTAGE
                                                                   OWNED              OF CLASS
                                                              ----------------       ----------
    James J. Gaffney........................................              0                 *
    Terence M. O'Toole......................................      1,847,878(1)          45.3%
    Thomas E. Petry.........................................              0                 *
    Robert L. Smialek.......................................        235,066(2)           5.6%
    Barry S. Volpert........................................      1,847,878(1)          45.3%
    Robert F. Heffron.......................................         27,565(3)              *
    David A. Kauer..........................................          9,433(4)              *
    Kenneth H. Koch.........................................          9,965(5)              *
    Leslie G. Jacobs........................................         10,875(6)              *
    Philip K. Woodlief......................................          9,746(7)              *
    All directors and executive officers as a group (8) (10
      persons)..............................................      2,150,528             50.0%

---------------
 *  Less than 1%

(1) Includes 64,000 Shares subject to stock options exercisable within 60 days of September 22, 1997. The Shares listed for Mr. O'Toole and Mr. Volpert are beneficially owned by Water Street or by Goldman Sachs of which Mr. O'Toole and Mr. Volpert are Managing Directors; however, Mr. O'Toole and Mr. Volpert disclaim beneficial ownership of such Shares except to the extent of their indirect pecuniary interest in such Shares.

(2) Includes 160,000 Shares subject to stock options exercisable within 60 days of September 22, 1997.

(3) Includes 26,665 Shares subject to stock options exercisable within 60 days of September 22, 1997.

(4) Includes 8,833 Shares subject to stock options exercisable within 60 days of September 22, 1997.

(5) Includes 8,665 Shares subject to stock options exercisable within 60 days of September 22, 1997.

(6) Includes 10,475 Shares subject to stock options exercisable within 60 days of September 22, 1997.

(7) Includes 9,345 Shares subject to stock options exercisable within 60 days of September 22, 1997.

(8) Includes 287,983 Shares subject to stock options exercisable within 60 days of September 22, 1997.

AFFILIATE TRANSACTIONS


     Goldman Sachs, one of the Initial Purchasers, received an underwriting discount in connection with the Offering. Total underwriting discounts paid in the Offering were approximately $4,500,000, of which Goldman Sachs received a substantial portion. Goldman Sachs is an affiliate of GSCP, which is a lender under the New Credit Facility and which received customary fees thereunder. In addition, Goldman Sachs is an affiliate of Water Street and has acted as financial adviser to the Company in connection with the Transactions for which Goldman Sachs has received fees of $2,200,000 in the aggregate. See
"Summary -- The Transactions."

                     DESCRIPTION OF THE NEW CREDIT FACILITY

     As of July 3, 1997, the Company entered into an Amended and Restated Credit Agreement (the "New Credit Facility") with Citicorp USA, Inc. ("Citicorp"), as Administrative Agent, The First National Bank of Chicago ("First Chicago") and Goldman Sachs Credit Partners L.P. ("GSCP"), as Syndication Agents, and Citicorp, First Chicago, and GSCP and the institutions from time to time party to the Amended and Restated Credit Agreement as Lenders and Issuing Banks. The New Credit Facility amended the Company's prior Credit Agreement (the "Old Credit Facility"). At the closing of the New Credit Facility, an underwriting fee was paid by the Company to the Administrative Agent and the Syndication Agents.

     The New Credit Facility provides for the following: a $200,000,000 revolving credit facility, with (i) a $50,000,000 sublimit for commercial and standby letters of credit (including the opportunity to obtain letters of credit in various selected foreign currencies); (ii) a $50,000,000 sublimit for advances in selected foreign currencies; and (iii) a $10,000,000 sublimit for swing loans. The New Credit Facility amended and restated in full the Old Credit Facility and among other things, (a) increased the revolving credit commitments of the lenders from $130,000,000 to $200,000,000; (b) extended the maturity date of the revolving credit facility from March 31, 2001, to July 8, 2003; (c) refinanced the outstanding amounts under the Company's term loans; (d) permitted the Company to issue the Old Notes and redeem or repurchase the Company's common stock and to use the Rolodex Proceeds for such purposes; (e) modified the interest rate structure applicable to borrowings; (f) added Insilco Deutschland GmbH as a borrower and established a mechanism by which the Company could qualify other foreign subsidiaries as borrowers; and (g) permitted the Company and any foreign borrowers to borrow in certain foreign currencies. The New Credit Facility is a comprehensive document that requires the Company and its subsidiaries on a consolidated basis to maintain compliance with certain financial ratios, restricts the ability of the Company and its subsidiaries to incur indebtedness, sell assets, and create liens, make acquisitions or other investments, enter into accommodation obligations, pay dividends, make stock purchases, and pay junior payments. The New Credit Facility also requires the Company and its subsidiaries to maintain affirmative covenants and to maintain certain financial and other reports.

     The proceeds of the New Credit Facility were used to refinance the indebtedness existing under the Old Credit Facility, to fund working capital in the ordinary course of the business of the Company and its subsidiaries, to fund acquisitions permitted under the terms of the New Credit Facility, and for other general corporate purposes.

     Interest accrues under the New Credit Facility at floating rates calculated with respect to either LIBOR or Citibank New York's Base Rate, plus an applicable margin. The applicable margin, in turn, fluctuates based on the financial performance of the Company. Based on the Company's financial performance, the Company may borrow at the Base Rate, plus 0.125%, which approximates 8.625% as of September 24, 1997, or at LIBOR, plus 1.25%, which approximates 6.9% as of September 24, 1997. Under the New Credit Facility, the Company also pays an unused commitment fee, which also fluctuates based upon the financial performance of the Company. The unused commitment fee is based on the difference between the maximum amount of commitments under the New Credit Facility and the daily outstanding principal balance of the revolving credit obligations. As of September 24, 1997, the unused commitment fee is 0.375%. In addition, the Company pays per annum fees for the issuance of letters of credit based upon the undrawn stated amount. The fees for letters of credit are calculated again upon the financial performance of the Company. As of September 24, 1997, the Company is paying 1.25% per annum of the undrawn stated amount of issued and outstanding letters of credit. In addition, the Company pays to Citicorp, as Administrative Agent, an annual agency fee. The applicable margins, unused commitment fee, and letter of credit fees discussed above are each calculated with respect to the Company's leverage ratio (the ratio of Funded Debt (as defined therein) to EBITDA (as defined therein)). The New Credit Facility provides that the Company notify the Administrative Agent that a rate reduction or increase is required and provide the Administrative Agent with a compliance certificate evidencing such change.

     The New Credit Facility will terminate by its terms on July 8, 2003. No principal payments are scheduled, but the maximum principal amount of the revolving credit obligations under the New Credit

Facility will reduce by $20,000,000 at each of the third, fourth and fifth anniversaries of the New Credit Facility's effective date. The Company is required, however, to make mandatory prepayments on the New Credit Facility which would reduce the maximum revolving credit commitments, subject to certain exceptions, in the following circumstances: (i) an amount equal to 100% of any net cash proceeds received by the Company on account of (a) any disposition of assets and the receipt of certain insurance and condemnation proceeds (with certain exceptions), (b) any issuance of debt securities (other than the proceeds of the Old Notes), and (c) any sale and leaseback transaction in excess of a certain aggregate amount; and (ii) an amount equal to 25% of any net cash proceeds received by the Company on account of the issuance of any capital stock. With respect to certain specified assets, or in the event the Company has achieved on a pro forma basis a specified leverage ratio, only 50% of the net cash proceeds are required to be applied to reduce the maximum revolving credit commitments. In the latter event, if the Company does not reinvest the proceeds of such asset sale or other disposition within 180 days after receipt thereof, the maximum revolving credit commitments will be further reduced by an amount equal to such uninvested amount. Interest is payable monthly and at the end of each interest period for LIBOR and foreign currencies.

     The lenders' respective obligations to extend credit to the borrowers under the New Credit Facility are conditioned upon, among other things, the following:
(i) the continuing validity of the comprehensive representations and warranties of the Company and its subsidiaries and the performance of the various financial and other covenants in the New Credit Facility and in any other loan documents;
(ii) the Company's performance and compliance in all material respects with all the terms, provisions, agreements and conditions set forth in the Indenture with respect to the Notes and the absence of any default thereunder; and (iii) the absence of any material adverse change in the business, condition, operations, performance, properties or prospects of the Company or its subsidiaries taken as a whole since December 31, 1996.

     The New Credit Facility is and will be guaranteed by the Company (as to foreign borrowers) and by substantially all of the Company's present and future domestic subsidiaries. The obligations thereunder are secured by (i) all or a substantial portion of the common stock or other interests in the Company's present and future subsidiaries, (ii) the present and future property and assets, including all accounts receivable, inventory, equipment, fixtures, patents, trademarks, and specified real property, of the Company and its present and future domestic subsidiaries (subject to certain qualifications and exceptions), and (iii) a collateral assignment of intercompany notes and junior security agreements securing all obligations of the domestic subsidiaries to the Company. The security interests, pledges, patent and trademark pledges and mortgages and deeds of trust are and shall be granted pursuant to security agreements, pledge agreements, patent and trademark security agreements, mortgages and deeds of trust in form and substance satisfactory to the administrative agent, together with such other agreements, documents and instruments which the administrative agent requires. The New Credit Facility provides that the Company and its subsidiaries will provide the administrative agent and the lenders future liens on certain real property and substantially all personal property and will provide all material documentation relating to property acquired after the date of the New Credit Facility.

     The New Credit Facility provides for certain financial reports to be delivered on a monthly, quarterly, and annual basis to the administrative agent and to the lenders. The New Credit Facility also provides affirmative covenants, requiring, among other things, the Company and its subsidiaries to maintain corporate existence, pay taxes, maintain insurance, and comply with certain other laws and regulations where the failure to comply would have a material adverse effect. The New Credit Facility permits certain acquisitions under certain terms and conditions, and up to agreed upon limits, which limits do not include any portion of the acquisition price that is payable in the common stock of the Company.

     The New Credit Facility contains certain consolidated financial covenants, including, but not limited to, covenants related to minimum consolidated net worth, minimum fixed charge coverage ratio, minimum interest coverage ratio, maximum leverage ratio and a limit on annual capital expenditures. These financial covenants are subject to certain adjustments in financial performance calculated in respect of projections submitted to the lenders. The minimum consolidated net worth is calculated as of the end of each quarter. The minimum fixed charge coverage ratio, the minimum interest coverage ratio, and the maximum leverage ratio are each determined as of the end of each quarter on a rolling (trailing) twelve months basis. The maximum capital expenditure covenant is measured on an annual basis.

     The New Credit Facility also contains certain negative covenants, which, among other things, restrict the ability of (i) the Company and its subsidiaries to incur additional indebtedness in excess of certain agreed upon amounts and excluding certain types of indebtedness; (ii) the Company and its domestic subsidiaries to sell or transfer assets, in excess of certain agreed upon limits and excluding certain types of assets; (iii) the Company and its domestic subsidiaries to create or grant liens other than permitted liens, purchase money liens, and other liens of certain types and liens which secure agreed upon amounts; (iv) the Company and its domestic subsidiaries to make investments other than permitted investments, and then only in prescribed amounts; (v) the Company and its subsidiaries to enter into accommodation obligations, except for certain types of accommodation obligations and in certain amounts; (vi) the Company and its domestic subsidiaries to pay any dividends, redeem, purchase or acquire any of the Company's shares, or other rights with respect thereto, or pay any principal, premium or interest in respect to any subordinated obligations with certain qualifications and exceptions (permitting, in the ordinary course, the payment of interest on the Notes); (vii) the Company and its subsidiaries to engage in businesses not substantially similar, related or incidental to the present businesses of the Company and its subsidiaries; (viii) the Company to enter into transactions with affiliates other than on an arms-length basis; (ix) the Company, its domestic subsidiaries, and foreign borrowers to consolidate, dissolve, merge, or enter into joint ventures, with certain exceptions and under certain conditions; (x) the Company and its domestic subsidiaries to enter into sale and lease-back transactions in excess of certain limits; (xi) the Company and its subsidiaries to cancel or prepay certain indebtedness; and (xii) the Company or its domestic subsidiaries to amend the Notes or voluntarily repay, redeem, purchase or otherwise retire the Notes.

     The New Credit Facility contains specified events of default, which include the failure to make payments of interest or principal when due, the breach of certain affirmative or negative covenants, the breach of any representation or warranty made by the Company or any of its subsidiaries, in any loan document, a default as to other specified indebtedness or under material operating leases, the commencement of a voluntary or involuntary bankruptcy case, the entry against the Company or any of its subsidiaries (and the lapse of specified time periods without discharge of the same) or their property of any judgment, writ, order or warrant of attachment, or other similar process which is $10 million in excess of applicable insurance coverage, the entry of any order, judgment or decree which brings about the voluntary dissolution of the Company, the failure of any security for the New Credit Facility, the occurrence of any termination event under ERISA and the occurrence of any Change of Control (as defined therein).

     The New Credit Facility also requires certain other expenses of the administrative agent, the syndication agents, the issuers of letters of credit, and the lenders to be reimbursed by the Company and contains provisions for indemnification by the Company of such members of the Company's bank group.

                            DESCRIPTION OF THE NOTES

     The New Notes are to be issued under an Indenture, to be dated as of August 12, 1997 (the "Indenture"), between the Company and The Bank of New York, a New York banking corporation, as trustee (the "Trustee").

     The Indenture is, by its terms, subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements under this caption relating to the New Notes and the Indenture are summaries and do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions of certain terms therein. Wherever defined terms or particular sections of the Indenture are referred to, such defined terms and sections are incorporated herein by reference. Copies of the Indenture and the Registration Rights Agreement referred to below (see "The Exchange Offer") are available at the corporate trust office of the Trustee. All references in this section to the "Company" refer solely to Insilco Corporation, the issuer of the New Notes, and not to its Subsidiaries.

GENERAL

     The New Notes will be senior subordinated obligations of the Company, will be limited to $150 million aggregate principal amount and will mature on August 15, 2007. The New Notes will be unsecured.

     The New Notes are effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables and Capital Lease Obligations) of the Company's Subsidiaries. The Company's domestic Subsidiaries have joint and several liability for (and have pledged substantially all of their assets as collateral for, and in certain cases guaranteed) indebtedness under the New Credit Facility. See "Risk Factors -- Subordination of the New Notes; Other Indebtedness" and "-- Structural Subordination." In addition, subject to certain financial tests, the Company's Restricted Subsidiaries may from time to time hereafter Incur additional Debt, including under the New Credit Facility, to which the New Notes would be effectively subordinated.

INTEREST AND PAYMENTS

     The New Notes will bear interest at the rate per annum shown on the front cover of this Prospectus from August 12, 1997 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on February 15 and August 15 of each year, commencing February 15, 1998, to the Person in whose name the Note (or any predecessor Note) is registered (a "Holder") at the close of business on the preceding February 1 or August 1, as the case may be. The New Notes will bear interest on overdue principal and premium (if any) and, to the extent permitted by law, overdue interest at the rate per annum shown on the front cover of this Prospectus plus 2%. Interest on the New Notes will be computed on the basis of a 360-day year of twelve 30-day months. (Sections 301, 308 and 311).

     The principal of (and premium, if any) and interest on the New Notes will be payable, and the transfer of New Notes will be registrable, at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York. In addition, payment of interest may, at the option of the Company, be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register; provided, however, that all payments of the principal (and premium, if any) and interest on New Notes the Holders of which have given wire transfer instructions to the Company or its agent at least 10 Business Days prior to the applicable payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by such Holders in such instructions. (Sections 301, 306 and 1002).

OPTIONAL REDEMPTION

     The New Notes will be subject to redemption, at the option of the Company, in whole or in part, at any time on or after August 15, 2002 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each Holder of New Notes to be redeemed at such Holder's address appearing in the Security Register, in amounts of $1,000 or an integral multiple of $1,000, at the following Redemption Prices

(expressed as percentages of the principal amount redeemed), plus accrued interest to but excluding the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:

                                    YEAR                       REDEMPTION PRICE
                ---------------------------------------------  ----------------
                2002.........................................       105.125%
                2003.........................................       103.417%
                2004.........................................       101.708%
                2005 and thereafter..........................       100.000%

(Sections 203, 1101, 1105 and 1107).

     If less than all the New Notes are to be redeemed, the particular New Notes to be redeemed will be selected not more than 60 days prior to the Redemption Date by the Trustee, from the Outstanding New Notes not previously called for redemption, by such method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $1,000 or any integral multiple thereof) of the principal amount of New Notes of a denomination larger than $1,000. (Section 1104).

MANDATORY REDEMPTION

     Except as described below under "Repurchase at the Option of Holders -- Asset Dispositions" and "-- Change of Control," the New Notes will not have the benefit of any mandatory redemption or sinking fund obligations of the Company.

REPURCHASE AT THE OPTION OF HOLDERS

  Asset Dispositions

     The Company may not make, and may not permit any Restricted Subsidiary to make, any Asset Disposition (other than an Asset Disposition permitted under the Indenture as described in "Covenants -- Mergers, Consolidations and Certain Sales of Assets" below) in one transaction (or series of related transactions) unless: (i) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such disposition at least equal to the fair market value of the shares or other assets disposed of (as determined in good faith by the Board of Directors and evidenced by their resolution) for any transaction (or series of related transactions) involving in excess of $2 million; (ii) at least 80% of the consideration received by the Company (or such Restricted Subsidiary) consists of: (u) cash, readily marketable cash equivalents, readily marketable fixed-income securities or equity securities traded on a national securities exchange or NASDAQ (valued, in the case of securities, at the market value thereof when received by the Company or such Restricted Subsidiary), (v) the assumption of Debt or other liabilities reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries in accordance with generally accepted accounting principles (excluding Debt or any other liabilities subordinate in right of payment to the New Notes) and release from all liability on such Debt or other liabilities assumed, (w) assets used by, or stock or other ownership interests in, a Person that upon the consummation of such Asset Disposition becomes a Restricted Subsidiary and will be principally engaged in the business of the Company or any of its Wholly Owned Restricted Subsidiaries substantially as such business was conducted prior to such Asset Disposition (as determined by the Board of Directors in good faith) or (x) any combination thereof and (iii) 100% of the Net Available Proceeds from such Asset Disposition (including from the sale of any marketable cash equivalents, fixed-income or equity securities received therein), less any amounts ("Reinvested Amounts") invested, within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Proceeds, in assets that will be used in the same or a substantially similar or related business of the Company or any of its Wholly Owned Restricted Subsidiaries as conducted prior to such Asset Disposition (as determined by the Board of Directors in good faith), are applied by the Company or a Restricted Subsidiary (a) first, within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Proceeds, to repayment of Senior Debt of the Company or Debt of its Restricted Subsidiaries then outstanding under any agreements or instruments which would require such application or which would prohibit payments pursuant to the following clause (b); (b) second, to the extent Net Available Proceeds are not required to be applied to Senior Debt or Debt of Restricted Subsidiaries as specified in clause (a), to purchases of Outstanding New Notes pursuant to an Offer to Purchase at a purchase price equal to 100% of their principal amount, plus accrued interest to the date of purchase (subject to the rights of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the purchase date), and, to the extent required by the terms thereof, to purchases (on a pro rata basis with the New Notes) of any other Debt of the Company or its Restricted Subsidiaries that is pari passu with the New Notes at a price no greater than 100% of the principal amount thereof, plus accrued interest to the date of purchase, in each case to the extent such purchases are not prohibited by the terms of any Senior Debt of the Company or of any Debt of Restricted Subsidiaries then outstanding; (c) third, to the extent of any remaining Net Available Proceeds following purchases pursuant to the foregoing clause (b), to the repayment of other Debt of the Company or Debt of a Restricted Subsidiary, to the extent permitted under the terms thereof and (d) fourth, to the extent of any remaining Net Available Proceeds, to any other use as determined by the Company which is not otherwise prohibited by the Indenture. (sec. 1017). The foregoing obligations will not continue after a discharge of the Company or defeasance from its obligations with respect to the New Notes. See "Defeasance" below.

     Notwithstanding the foregoing, the Company will not be required to comply with the requirements described in clause (ii) or clause (iii) of the preceding paragraph for any Asset Disposition that is an Excepted Disposition, and the Company will not be required to comply with the requirements described in clause
(iii) of the preceding paragraph except at any time and from time to time that the aggregate amount of Net Available Proceeds, less Reinvested Amounts, required to be applied pursuant to clause (iii) (and not theretofore so applied) exceeds $10 million; provided, however, with respect to such clause (iii), that if any Restricted Subsidiary in which a Reinvested Amount is invested becomes an Unrestricted Subsidiary thereafter, such change in status, except under certain circumstances, will be deemed an Asset Disposition with Net Available Proceeds of cash in an amount equal to such Reinvested Amount (less any portion of such Reinvested Amount theretofore distributed to the Company or any Restricted Subsidiary), and such amount of cash will be applied pursuant to clause (iii) above (subject to this proviso). (Section 1017).

     Any Offer to Purchase required by the provisions described above will be effected by the sending of the written terms and conditions thereof (the "Offer Document"), by first class mail, to Holders of the New Notes within 30 days after the date which is one year after the later of the date of such Asset Disposition or the receipt of the related Net Available Proceeds. The form of the Offer to Purchase and the requirements that a Holder must satisfy to tender any New Note pursuant to such Offer to Purchase are substantially the same as those described below under "-- Change of Control."

  Change of Control

     Within 30 days following the consummation of a transaction that results in a Change of Control (as defined below), the Company will commence an Offer to Purchase all Outstanding New Notes, at a purchase price equal to 101% of their aggregate principal amount, plus accrued interest to the date of purchase (subject to the rights of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the date of purchase). Such obligation will not continue after a discharge of the Company or defeasance from its obligations with respect to the New Notes. See "Defeasance."

     A "Change of Control" will be deemed to have occurred in the event that, after the date of the Indenture, the following occurs: (i) replacement of a majority of the Board of Directors of the Company from the directors who constituted the Board of Directors on the date of the Indenture for any reason other than death, retirement or disability, and such replacement shall not have been approved by the Board of Directors of the Company as constituted on the date of the Indenture (or as changed over time with the approval of the Board of Directors of the Company); or (ii) a Person or entity or group of Persons or entities acting in concert, other than Water Street Corporate Recovery Fund I, L.P. ("Water Street") or its Affiliates or any Person or entity or group of Persons or entities acting in concert and controlled by Water Street or its Affiliates, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the

Company representing more than 50% of the total voting power of all classes of the Voting Stock of the Company.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes resulting from a Change of Control.

     Under the terms of the New Credit Facility, a Change of Control could constitute an event of default thereunder and prohibit the redemption of the New Notes. If an event of default under the New Credit Facility has occurred and is continuing, payments owing on the New Notes could be blocked pursuant to the subordination provisions of the New Notes. See "-- Subordination" below. To repay the New Notes, it may be necessary for the Company first to recapitalize or refinance the New Credit Facility and some or all of its outstanding indebtedness (if any). There can be no assurance that such recapitalization or refinancing, if required, would be accomplished on favorable terms, in a timely manner or at all.

     Prior to the mailing of an Offer Document, the Company will in good faith seek to obtain any required consents of holders of Senior Debt or repay the outstanding obligations thereunder. The right of holders to require the Company to purchase New Notes pursuant to an Offer to Purchase will be subject to obtaining the requisite consents or making such repayment.

     Within 30 days following a Change of Control, an Offer Document will be sent, by first class mail, to Holders of the New Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable the holders to make an informed decision with respect to the Offer to Purchase, which at a minimum will include (a) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the provisions described under "Covenants -- Provision of Financial Information" below (which requirements may be satisfied by delivery of such documents together with the Offer to Purchase), (b) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (a) (including a description of the events requiring the Company to make the Offer to Purchase), (c) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (d) any other information required by applicable law to be included therein. The Offer Document will contain all instructions and materials necessary to enable holders of the New Notes to tender New Notes pursuant to the Offer to Purchase. The Offer Document will also state (i) that a Change of Control has occurred (or, if the Offer to Purchase is delivered in connection with an Asset Disposition, that an Asset Disposition has occurred) and that the Company will offer to purchase the holder's New Notes,
(ii) the Expiration Date of the Offer to Purchase, which will be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer Document, (iii) the Purchase Date for the purchase of New Notes which will be within five Business Days after the Expiration Date, (iv) the aggregate principal amount of New Notes to be purchased (including, if less than 100%, the manner by which such purchase has been determined pursuant to the Indenture) and the purchase price and (v) a description of the procedure which a holder must follow to tender all or any portion of the New Notes. (Sections 101 and 1018).

     To tender any Note, a holder must surrender such Note at the place or places specified in the Offer Document prior to the close of business on the Expiration Date (such Note being duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or its attorney duly authorized in writing). A holder will be entitled to withdraw all or any portion of New Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender. Any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount. (Section 101).

SUBORDINATION

     The payment of the principal of (and premium, if any) and interest on the New Notes and all other Obligations in respect of the New Notes or on account of any Claim (collectively, the "Subordinated Obligations") will, in certain circumstances as set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Debt of the Company. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings ("Insolvency Proceedings") of the Company, the holders of Senior Debt of the Company will be entitled to receive payment in full of the principal of (and premium, if any), interest on and all other Obligations in respect of such Senior Debt, including all amounts due or to become due on all such Senior Debt, or provision will be made for payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of such Senior Debt, before the Holders of New Notes are entitled to receive any Securities Payment. "Securities Payment" means any payment or distribution of any kind, whether in cash, property or securities (including any payment or distribution deliverable by reason of the payment of any other Debt subordinated to the New Notes) on account of the Subordinated Obligations or on account of the purchase, redemption or other acquisition of New Notes by the Company or any Subsidiary of the Company. If notwithstanding the foregoing the Trustee or the Holder of any Note receives during the pendency of any Insolvency Proceeding any Securities Payment before all Senior Debt of the Company is paid in full or payment thereof is provided for in cash or cash equivalents or otherwise in a manner satisfactory to the holders of such Senior Debt, then in such event such Securities Payment will be required to be paid over or delivered forthwith to the holders of Senior Debt for application to the payment of all Senior Debt of the Company remaining unpaid, to the extent necessary to pay such Senior Debt in full. Notwithstanding the foregoing, Holders of the New Notes may receive Subordinated Securities. (Sections 1301 and 1302).

     The Company may not make any Securities Payment (except for Subordinated Securities) if there has occurred and is continuing a default in the payment of the principal of (or premium, if any) or interest on or any other payment Obligation owing in respect of any Designated Senior Debt or if there has occurred and is continuing any event of default with respect to any Designated Senior Debt that has resulted in such Designated Senior Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable (a "Senior Payment Default"). In addition, if any default (other than a Senior Payment Default) with respect to any Designated Senior Debt permitting after notice or lapse of time (or both) the holders thereof (or a trustee on behalf thereof) to accelerate the maturity thereof (a "Senior Nonmonetary Default") has occurred and is continuing and the Company and the Trustee have received written notice thereof from the administrative agent under the New Credit Facility or the trustee or other authorized representative of the holders of any Designated Senior Debt (in any case, a "Senior Representative"), then the Company may not make any Securities Payment (except for Subordinated Securities) for a period (a "Blockage Period") commencing on the date the Company and the Trustee receive such written notice and ending on the earliest of (x) 179 days after such date, (y) the date, if any, on which the Designated Senior Debt to which such default relates is paid in full or such default is waived or otherwise cured and (z) the date on which the Company and the Trustee receive written notice from such Senior Representative terminating the Blockage Period. If notwithstanding the foregoing the Trustee or the Holder of any Note receives during the pendency of any Blockage Period any Securities Payment before such Designated Senior Debt is paid in full or payment thereof is provided for in cash or cash equivalents or otherwise in a manner satisfactory to the holders of such Designated Senior Debt, then in such event such Securities Payment will be required to be paid over or delivered forthwith to the holders of such Designated Senior Debt for application to the payment thereof, to the extent necessary to pay such Designated Senior Debt in full. Notwithstanding the foregoing, Holders of the New Notes may receive Subordinated Securities. (Section 1303).

     During any 360-day period, the aggregate of all Blockage Periods shall not exceed 179 days and there shall be a period of at least 181 consecutive days in each consecutive 360-day period when no Blockage Period is in effect. When no Blockage Period is in effect, the Company may make all required payments (including any such payments not made during any Blockage Period) in respect of the New Notes not prohibited by the terms of these subordination provisions. No Senior Nonmonetary Default that existed or was continuing on the date of commencement of any Blockage Period will be, or can be, made the basis for the commencement of a subsequent Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days. (Section 1303).

     By reason of the subordination of the New Notes described above, in the event of insolvency, creditors of the Company that are not holders of Senior Debt of the Company or of the New Notes may recover less, ratably, than holders of such Senior Debt and may recover more, ratably, than the Holders of the New Notes, and the Company may be unable to fully satisfy its obligations in connection with the New Notes.

     The subordination provisions described above will cease to be applicable to the New Notes upon any defeasance or covenant defeasance of the New Notes as described below under "Defeasance."

     As of June 30, 1997, the Company had Senior Debt of approximately $169.8 million. On June 30, 1997 upon giving effect to the Transactions, the Company on a pro forma basis had Senior Debt of approximately $141.8 million.

COVENANTS

     The Indenture contains, among others, the following covenants:

  Limitation on Consolidated Debt

     The Company may not, and may not permit any Restricted Subsidiary to, Incur any Debt unless, immediately after giving pro forma effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof, the Consolidated EBITDA Coverage Ratio of the Company and its Restricted Subsidiaries for the four full fiscal quarters next preceding the Incurrence of such Debt, calculated on a pro forma basis as if such Debt had been Incurred and the proceeds thereof had been received and so applied at the beginning of the four fiscal quarters, would be greater than 2.0 to 1.

     Notwithstanding the foregoing limitation, the following Debt may be
Incurred:

          (i) Debt Incurred by the Company or any Restricted Subsidiary under the New Credit Facility in an aggregate principal amount at any time outstanding not to exceed $200 million, less (A) $20 million at each of the third, fourth and fifth anniversaries of the New Credit Facility's effective date, plus (B) increased revolving credit commitments thereunder in an aggregate amount not exceeding in the aggregate the amount of Debt that is permitted to be Incurred, but has not been Incurred, under clauses
     (iv) and (viii) of this paragraph, and plus (C) the amount of Debt Incurred under the New Credit Facility on a term loan basis that is Incurred pursuant to the immediately preceding paragraph, and, with respect to all of the foregoing, any renewal, extension, refinancing or refunding (a "refinancing") of such Debt in an amount that does not exceed the sum of the amount of the revolving credit commitments and the amount of the outstanding term Debt under the New Credit Facility immediately prior to such renewal, extension, refinancing or refunding; provided that no Debt Incurred on a term loan basis may be refinanced on a revolving credit basis;

          (ii) the original issuance by the Company of the Debt evidenced by the Notes;

          (iii) Debt (other than Debt described in another clause of this paragraph) of the Company outstanding on the date of the Indenture after giving effect to the application of the proceeds of the New Notes;

          (iv) Debt in respect of Capital Lease Obligations, mortgage financings or other purchase money obligations, in an aggregate principal amount at any time outstanding not to exceed $15 million (including Debt refinanced pursuant to clause (vii) of this paragraph and without duplication at such time of any portion of any revolving credit commitment then in effect that represents an increase made under the immediately preceding clause (i)(B) in reliance on this clause (iv)), Incurred by the Company or any Restricted Subsidiary for the purpose of financing all or any part of the acquisition or improvement of any property used in the business of the Company or such Restricted Subsidiary;

          (v) Debt owed by the Company to any Wholly Owned Restricted Subsidiary or Debt owed by any Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary; provided, however, that (a) any such Debt (not pledged as security for any Senior Debt) owing by the Company to a Wholly Owned Restricted Subsidiary shall be Subordinated Debt evidenced by an intercompany promissory note and (b) upon either (1) the transfer or other disposition (excluding any pledge thereof as security for any Senior Debt) by such Wholly Owned Restricted Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Wholly Owned Restricted Subsidiary or (2) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition (including by consolidation or merger) of shares of Capital Stock (other than any pledge thereof as security for any Senior Debt) of such Wholly Owned Restricted Subsidiary to a Person other than the Company or another such Wholly Owned Restricted Subsidiary, the provisions of this clause (vi) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such issuance, sale, lease, transfer or other disposition, as the case may be;

          (vi) Debt Incurred by the Company or any Restricted Subsidiary consisting of Permitted Interest Rate, Currency or Commodity Price Agreements;

          (vii) Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of, outstanding Debt Incurred pursuant to the preceding paragraph or clauses (ii), (iii) or (iv) of this paragraph (each of the foregoing, a "refinancing") in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase and plus the expenses of the Company or the Restricted Subsidiary, as the case may be, Incurred in connection with such refinancing; provided, however, that (a) Debt the proceeds of which are used to refinance the New Notes or Debt that is pari passu with or subordinate in right of payment to the New Notes shall only be permitted if (1) in the case of any refinancing of the New Notes or Debt that is pari passu with the New Notes, the refinancing Debt is Incurred by the Company and made pari passu with the New Notes or subordinated in right of payment to the New Notes, and (2) in the case of any refinancing of Debt that is subordinate in right of payment to the New Notes, the refinancing Debt is Incurred by the Company and constitutes Subordinated Debt; (b) the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (1) does not provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof (including any redemption, defeasance, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon any event of default thereunder), in each case prior to the final stated maturity of the Debt being refinanced and
     (2) except as provided for by the terms of the Debt being refinanced, does not permit redemption or other retirement (including pursuant to an offer to purchase) of such Debt at the option of the holder thereof prior to the final stated maturity of the Debt being refinanced other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase) which is conditioned upon provisions substantially similar to those described above under "Repurchase at the Option of Holders -- Asset Dispositions" and "-- Change of Control"; (c) in the case of any refinancing of Debt Incurred by the Company, the refinancing Debt may be Incurred only by the Company and, in the case of any refinancing of Debt Incurred by a Restricted Subsidiary, the refinancing Debt may be Incurred only by the Company or such Restricted Subsidiary; provided, further, that Debt Incurred pursuant to this clause
     (vii) may not be Incurred more than 90 days prior to the application of the proceeds to repay the Debt to be refinanced; and

          (viii) Debt not otherwise permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to clauses (i) through (vii) above, which, together with any other outstanding Debt Incurred pursuant to this clause (viii), has an aggregate principal amount at any time outstanding not in excess of $15 million (without duplication at such time of any portion of any revolving credit commitment then in effect that represents an increase made under the immediately preceding clause (i)(B) in reliance on this clause (viii)). (Section 1008).

  Limitation on Debt and Preferred Stock of Subsidiaries

     The Company may not cause, and may not permit, any Restricted Subsidiary to Incur any Debt or issue any Preferred Stock except: (i) Debt Incurred by any Restricted Subsidiary that is expressly permitted in the preceding paragraph;
(ii) Debt or Preferred Stock outstanding on the date of the Indenture after giving effect to the application of the proceeds of the New Notes; (iii) Debt or Preferred Stock issued to and held by the Company or a Wholly Owned Restricted Subsidiary (provided that such Debt or Preferred Stock is at all times held by the Company or a Wholly Owned Restricted Subsidiary); or (iv) Debt or Preferred Stock Incurred or issued by a Person prior to the time (A) such Person became a Restricted Subsidiary, (B) such Person merges into or consolidates with a Restricted Subsidiary or (C) another Restricted Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Debt or Preferred Stock was not Incurred or issued in anticipation of such transaction and was outstanding prior to such transaction. (Section 1009).

  Limitation on Layered Debt

     The Company may not Incur any Debt which by its terms is both (i) subordinated in right of payment to any Senior Debt and (ii) senior in right of payment to the New Notes. (Section 1010).

  Limitation on Issuance of Guarantees of Subordinated Debt

     The Company may not permit any Restricted Subsidiary, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to any Debt of the Company that by its terms is pari passu with or junior in right of payment to the New Notes. (Section 1011).

  Limitation on Restricted Payments

     The Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend, or make any distribution, of any kind or character (whether in cash, property or securities) in respect of the Capital Stock of the Company or any Restricted Subsidiary or to the holders thereof in their capacity as such (excluding (u) dividends or distributions to the extent payable in shares of the Capital Stock of the Company (other than Redeemable Interests) or in options, warrants or other rights to acquire the Capital Stock of the Company (other than Redeemable Interests), (v) dividends or distributions by a Restricted Subsidiary to the Company or another Restricted Subsidiary and (w) the payment of pro rata dividends by a Restricted Subsidiary to holders of both minority and majority interests in such Restricted Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value (a) any Capital Stock of the Company or any Capital Stock of or other ownership interests in any Subsidiary or any Affiliate or Related Person of the Company or (b) any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any Capital Stock of or other ownership interests in any Subsidiary or any Affiliate or Related Person of the Company (excluding, in each case of (a) and (b), the purchase, redemption, acquisition or retirement by any Restricted Subsidiary of any of its Capital Stock, other ownership interests or options, warrants or rights to purchase such Capital Stock or other ownership interests (x) owned by the Company or any Restricted Subsidiary, (y) owned by any other Person if effected on a pro rata basis with respect to holders of both minority and majority interests in such Restricted Subsidiary or (z) owned by any officer, director or employee of the Company, but solely for the purpose of enabling such Person (or the Company on his or her behalf) to satisfy tax obligations in respect of his or her exercise of options, warrants or rights to purchase Capital Stock of the Company), (iii) make any Investment that is not a Permitted Investment or (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company that is subordinate in right of payment to the New Notes (each of the transactions described in clauses (i) through (iv) being a "Restricted Payment"), if:

          (1) an Event of Default, or an event that with the lapse of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing;

          (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four full fiscal quarter period for which annual or quarterly financial statements are publicly available immediately preceding the date of such Restricted Payment, not have been permitted to Incur at least $1.00 of additional Debt pursuant to the Consolidated EBITDA Coverage Ratio test described in the first paragraph under "-- Limitation on Consolidated Debt" above; or

          (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments (excluding Restricted Payments permitted by clauses
     (ii), (iii) and (iv) of the next succeeding paragraph) from the date of the Indenture (the amount so expended, if other than in cash, determined in good faith by the Board of Directors) exceeds the sum, without duplication, of:

             (a) 50% of the aggregate Consolidated Net Income (or, in case Consolidated Net Income shall be negative, less 100% of such deficit) for the period (taken as one accounting period) from June 30, 1997 through the end of the Company's most recently ended fiscal quarter for which annual or quarterly financial statements are publicly available at the time of such Restricted Payment;

             (b) 100% of the aggregate net cash proceeds from the issuance and sale (other than to a Restricted Subsidiary) of Capital Stock (other than Redeemable Interests) of the Company and options, warrants or other rights to acquire Capital Stock (other than Redeemable Interests and Debt convertible into Capital Stock) of the Company and the principal amount of Debt and Redeemable Interests of the Company that has been converted into or exchanged for Capital Stock (other than Redeemable Interests) of the Company after June 30, 1997, provided that any such net proceeds received by the Company from an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination;

             (c) the amount by which the total consideration paid by the Company in the Tender Offer is less than $110 million; and

             (d) $25 million.

(Section 1012).

     The foregoing covenant will not be violated by reason of:

          (i) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing covenant;

          (ii) any payment made by the Company in connection with the consummation of the Transactions;

          (iii) any refinancing or refunding of Debt permitted pursuant to clause (i) or (vii) of the second paragraph under "Limitation on Consolidated Debt" above; and

          (iv) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company in exchange for, or out of the net cash proceeds of, the substantially concurrent issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Redeemable Interests) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such purchase, redemption or other acquisition or retirement for value shall be excluded from clause (3)(b) in the foregoing paragraph.

     Upon the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, an amount equal to the greater of the book value and the fair market value of all assets of such Restricted Subsidiary at the end of the

Company's most recently ended fiscal quarter for which annual or quarterly financial statements are publicly available prior to such designation will be deemed to be a Restricted Payment at the time of such designation for purposes of calculating the aggregate amount of Restricted Payments (including the Restricted Payment resulting from such designation) permitted under provisions described in the second preceding paragraph. (Section 1012).

  Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock or other ownership interests or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary; (ii) to make loans or advances to the Company or any other Restricted Subsidiary; or (iii) to sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary. Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction: (a) pursuant to any agreement in effect on the date of the Indenture (including the New Credit Facility, the Indenture and the New Notes); (b) pursuant to an agreement relating to any Debt Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date and not Incurred in anticipation of becoming a Restricted Subsidiary; (c) pursuant to mortgages and other purchase money obligations in connection with property acquired or improved in the ordinary course of business or liens in connection therewith permitted to be Incurred under the Indenture as described in "-- Limitation on Liens" below that impose restrictions of the nature described in clause (iii) above on the property so acquired or improved; (d) pursuant to an agreement effecting a renewal, refunding, refinancing or extension of Debt Incurred pursuant to an agreement referred to in clause (a),
(b) or (c) above, provided, however, that the provisions contained in such renewal, refunding, refinancing or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof (as determined in good faith by the Board of Directors); (e) pursuant to customary non-assignment provisions entered into in the ordinary course of business consistent with past practices in leases, licenses or contracts to the extent such provisions restrict the transfer, subletting or other disposition of any such lease, license or contract; (f) pursuant to an agreement which has been entered into for the sale or other disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that consummation of such transaction would not result in an Event of Default or an event that, with the passing of time or the giving of notice or both, would constitute an Event of Default, that such restriction terminates if such transaction is closed or abandoned and that the closing or abandonment of such transaction occurs within one year of the date such agreement was entered into; or (g) arising under any applicable law, rule, regulation or order. (Section 1013).

  Limitation on Liens

     The Company may not, and may not permit any Restricted Subsidiary to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Debt of the Company that is expressly by its terms subordinate or junior in right of payment to any other Debt of the Company without making, or causing such Restricted Subsidiary to make, effective provision for securing the New Notes (a) equally and ratably with such Debt as to such property or assets for so long as such Debt will be so secured or (b) in the event such Debt is subordinate in right of payment to the New Notes, prior to such Debt as to such property or assets for so long as such Debt will be secured. (Section 1014).

  Limitation on Ownership of Capital Stock of Subsidiaries

     The Company may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, lease or otherwise dispose of any shares of Capital Stock (other than directors' qualifying shares and shares pledged as security for any Senior Debt) of a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary to any

Person other than the Company or a Wholly Owned Restricted Subsidiary except in a transaction consisting of a sale (including a public offering) of all or part of the Capital Stock of such Restricted Subsidiary owned by the Company and any Restricted Subsidiary and that complies with the provisions described under "Repurchase at the Option of Holders -- Asset Dispositions" above to the extent such provisions apply; provided that after any sale of less than all of the Capital Stock of any Restricted Subsidiary, the Company directly or indirectly maintains voting power to elect a majority of the board of directors of such Restricted Subsidiary. (Section 1015).

  Transactions with Affiliates and Related Persons

     The Company may not, and may not permit any Restricted Subsidiary to, after the date of the Indenture, enter into any transaction (or series of related transactions) with an Affiliate or Related Person of the Company (other than the Company or any Restricted Subsidiary), including any Investment, either directly or indirectly, that involves total consideration or asset transfers in excess of $1,000,000 (i) unless such transaction is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person and is in the best interests of the Company or such Restricted Subsidiary and (ii) except for the Transactions. For any transaction that involves in excess of $1,000,000 but less than or equal to $5,000,000, the Chief Executive Officer of the Company shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a certificate filed with the Trustee. For any transaction that involves in excess of $5,000,000, a majority of the disinterested members of the Board of Directors shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a Board Resolution filed with the Trustee. For any transaction that involves in excess of $10,000,000, the Company shall also obtain an opinion from a nationally recognized expert with experience in appraising the terms and conditions of the type of transaction (or series of related transactions) for which the opinion is required stating that such transaction (or series of related transactions) is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person of the Company, which opinion shall be filed with the Trustee; provided, however, that the foregoing restrictions will not apply to: (a) reasonable employment, compensation, bonus or benefit arrangements entered into in the ordinary course of business (including the granting of stock acquisition rights and other incentives other than Redeemable Interests); the payment of reasonable fees, expense reimbursements and customary indemnification, advances and other similar arrangements with respect to officers and directors; and reasonable loans and advances to employees in the ordinary course of business;
(b) required payments with respect to any Debt permitted by the Indenture as described in "Covenants -- Limitation on Consolidated Debt" above; (c) transactions permitted by the Indenture as described in "Covenants -- Limitation on Restricted Payments" above; (d) any payments or other transactions pursuant to any tax sharing agreement with any Person with which the Company or such Restricted Subsidiary is required or permitted to file a consolidated tax return or with which the Company or such Restricted Subsidiary is or could be part of a consolidated group for tax purposes; and (e) any transaction with Goldman Sachs, Water Street or any of their Affiliates to the extent that such transaction is or was approved by a majority of the disinterested members of the Board of Directors in good faith. (Section 1016).

  Provision of Financial Information

     Whether or not the Company is required to be subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so required. The Company shall also in any event within 15 days after each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, and
(ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents that the Company files with the Commission pursuant to such
Section 13(a) or 15(d) or any successor
provision thereto or would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so required. If filing such documents by the Company with the Commission is not permitted under the Exchange Act, the Company will upon written request promptly provide copies of such documents to any prospective holder of the New Notes. (Section 1019).

  Unrestricted Subsidiaries

     The Company at any time may designate any Person that is a Subsidiary, or after the date of the Indenture becomes a Subsidiary, of the Company as an "Unrestricted Subsidiary," whereupon (and until such Person ceases to be an Unrestricted Subsidiary) such Person and each other Person that is then or thereafter becomes a Subsidiary of such Person will be deemed to be an Unrestricted Subsidiary. In addition, the Company may at any time terminate the status of any Unrestricted Subsidiary as an Unrestricted Subsidiary, whereupon such Subsidiary and each other Subsidiary of the Company (if any) of which such Subsidiary is a Subsidiary will be a Restricted Subsidiary. (Section 1020).

     Notwithstanding the foregoing, no change in the status of a Subsidiary of the Company from a Restricted Subsidiary to an Unrestricted Subsidiary or from an Unrestricted Subsidiary to a Restricted Subsidiary will be effective, and no Person may otherwise become a Restricted Subsidiary, if:

          (i) the Consolidated EBITDA Coverage Ratio of the Company and its Restricted Subsidiaries for the four full fiscal quarters of the Company next preceding the effective date of such purported change or other event, calculated on a pro forma basis as if such change or other event had been effective at the beginning of such period, would not exceed 2.0 to 1.0;

          (ii) in the case of any change in status of a Restricted Subsidiary to an Unrestricted Subsidiary, the Restricted Payment resulting from such change would violate the provisions of the Indenture described under clause
     (3) of the first paragraph under "Covenants -- Limitation on Restricted Payments" above; or

          (iii) such change or other event would otherwise result (after the giving of notice or the lapse of time, or both) in an Event of Default.

     In addition and notwithstanding the foregoing, no Restricted Subsidiary may become an Unrestricted Subsidiary, and the status of any Unrestricted Subsidiary as an Unrestricted Subsidiary will be deemed to have been immediately terminated (whereupon such Subsidiary and each other Subsidiary of the Company (if any) of which such Subsidiary is a Subsidiary will be a Restricted Subsidiary) at any time when:

          (1) such Subsidiary (A) has outstanding Debt that is Unpermitted Debt or (B) owns or holds any Capital Stock of or other ownership interests in, or a Lien on any property or other assets of, the Company or any of its Restricted Subsidiaries; or

          (2) the Company or any other Restricted Subsidiary (A) provides credit support for, or a Guarantee of, any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (B) is directly or indirectly liable for any Debt of such Subsidiary.

     Any termination of the status of an Unrestricted Subsidiary as an Unrestricted Subsidiary pursuant to the preceding sentence will be deemed to result in a breach of this covenant in any circumstance in which the Company would not be permitted to change the status of such Unrestricted Subsidiary to the status of a Restricted Subsidiary pursuant to the provision of the Indenture described under the preceding paragraph; provided, however, that (a) so long as the aggregate principal amount outstanding of Unpermitted Debt does not exceed $5 million, no such breach will be deemed to have occurred with respect to any Unpermitted Debt until 15 days after the Company has become aware of such Unpermitted Debt and such Unpermitted Debt remains outstanding or Unpermitted Debt, and (b) any change of status of an Unrestricted Subsidiary to a Restricted Subsidiary as aforesaid followed within one year by a change of status of such Restricted Subsidiary to an Unrestricted Subsidiary will not be deemed an Asset Disposition or cause any Reinvested Amount invested therein to be deemed Net Available Proceeds or the book value or fair market value of the assets thereof to be deemed a Restricted Payment. "Unpermitted Debt" means any Debt of a Subsidiary of the

Company if (x) a default thereunder (or under any instrument or agreement pursuant to or by which such Debt is issued, secured or evidenced), or any right that the holders thereof may have to take enforcement action against such Subsidiary or its property or other assets, would permit (whether or not after the giving of notice or the lapse time or both) the holders of any Debt of the Company or any other Restricted Subsidiary to declare the same due and payable prior to the date on which it otherwise would have become due and payable or otherwise to take any enforcement action against the Company or such other Restricted Subsidiary or (y) such Debt is secured by a Lien on any property or other assets of the Company and any of its other Restricted Subsidiaries. (Section 1020).

     Each Person that is or becomes a Subsidiary of the Company will be deemed to be a Restricted Subsidiary at all times when it is a Subsidiary of the Company that is not an Unrestricted Subsidiary. Each Person that is or becomes a Wholly Owned Subsidiary of the Company shall be deemed to be a Wholly Owned Restricted Subsidiary at all times when it is a Wholly Owned Subsidiary of the Company that is not an Unrestricted Subsidiary. (Section 1020).

  Mergers, Consolidations and Certain Sales of Assets

     The Company (i) may not, and may not permit any Restricted Subsidiary to, consolidate with or merge into any Person, provided that this clause (i) will not prohibit any such consolidation or merger by a Restricted Subsidiary if (x) such Restricted Subsidiary ceases to be a Restricted Subsidiary in such consolidation or merger or (y) such consolidation or merger is with or into the Company or another Restricted Subsidiary; (ii) may not permit any Person other than a Restricted Subsidiary to consolidate with or merge into the Company or any Restricted Subsidiary, provided that this clause (ii) will not prohibit any such consolidation or merger with or into a Restricted Subsidiary if such Restricted Subsidiary ceases to be a Restricted Subsidiary in such consolidation or merger; and (iii) may not, directly or indirectly (in one transaction or a series of related transactions), transfer, convey, sell, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis unless, in each case (i), (ii) and
(iii) above:

          (1) immediately before and after giving effect to such transaction (or series of related transactions) and treating any Debt Incurred by the Company or a Subsidiary of the Company as a result thereof as having been Incurred by the Company or such Subsidiary at the time of such transaction (or series of related transactions), no Event of Default, or event that with the passing of time or the giving of notice, or both, will constitute an Event of Default, shall have occurred and be continuing;

          (2) in a transaction (or series of related transactions) in which the Company does not survive or in which the Company transfers, conveys, sells, leases or otherwise disposes of all or substantially all of its properties and assets, the successor entity is a corporation, partnership, limited liability company or trust and is organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all the Company's obligations under the Indenture;

          (3) the Company or its successor entity would, at the time of such transaction (or series of related transactions) and after giving pro forma effect thereto as if such transaction (or series of related transactions) had occurred at the beginning of the most recently ended four full fiscal quarter period for which annual or quarterly financial statements are publicly available immediately preceding the date of such transaction (or series of related transactions), have been permitted to Incur at least $1.00 of additional Debt pursuant to the Consolidated EBITDA Coverage Ratio test described in the first paragraph under "Covenants -- Limitation on Consolidated Debt" above;

          (4) if, as a result of any such transaction, property or assets of the Company would become subject to a Lien prohibited by the covenant described above under "Covenants -- Limitation on Liens," the Company or its successor entity will have secured the New Notes as required by such covenant; and

          (5) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel as specified in the Indenture. (Section 801).

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (Section 101).

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means, with respect to the Company or any Restricted Subsidiary, any transfer, conveyance, sale, lease or other disposition by the Company or such Restricted Subsidiary (including a consolidation or merger or other sale of such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of any Restricted Subsidiary, (ii) substantially all of the assets of the Company or such Restricted Subsidiary representing a division or line of business or (iii) other assets or rights of the Company or any Restricted Subsidiary outside of the ordinary course of business, but excluding, in each case of clauses (i), (ii) and (iii), (a) any disposition in the ordinary course of business of obsolete equipment or other property used in the business of the Company or any Restricted Subsidiary that is no longer used or useful in such business, (b) any disposition by the Company or any Restricted Subsidiary to the Company or any Wholly Owned Restricted Subsidiary, (c) required payments with respect to any Debt permitted by the Indenture as described in "Covenants -- Limitation on Consolidated Debt" above,
(d) any disposition that is permitted under the Indenture as described in "Covenants -- Limitation on Restricted Payments" above, and (e) the disposition of all or substantially all of the assets of the Company permitted under the Indenture as described in "Covenants -- Mergers, Consolidations and Certain Sales of Assets" above.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person that is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

     "Claim" means any and all rights to payment under or in respect of any of the New Notes or the Indenture, all rights, remedies, demands, causes of action and claims of every type and description at any time held or asserted by, or arising in favor of, any holder of a Note against the Company or any of its Subsidiaries or Affiliates or any of their assets, in each case on account of any breach of any promise, obligation, agreement, indemnity, representation, warranty or covenant in a Note or the Indenture or the performance or nonperformance or payment or nonpayment thereof.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated EBITDA" of any Person means for any period, on a consolidated basis for such Person and its Consolidated Subsidiaries, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense (but excluding any interest capitalized in accordance with generally accepted accounting principles), (iii) Consolidated Income Tax Expense, (iv) depreciation and amortization expense, (v) other non-cash charges and (vi) other non-operating expenses that have been deducted in the determination of Consolidated Net Income; provided, however, that for each such Consolidated Subsidiary the items (i) through (vi) shall be included in such sum only (x) to the extent and in the same proportion that the Consolidated Net Income of such Consolidated Subsidiary was included in calculating the Consolidated Net Income of such Person and (y) only to the extent that the amount specified in clause (x) is not restricted from the payment of dividends or the making of distributions to such Person during such period.

     "Consolidated EBITDA Coverage Ratio" of any Person means for any period the ratio of (i) Consolidated EBITDA of such Person for such period to (ii) the sum of (A) Consolidated Interest Expense of such Person for such period, plus (B) the annual interest expense (including the amortization of debt discount but excluding the fees and expenses incurred in connection with the amortization of the Old Credit Facility) with respect to any Debt Incurred or proposed to be Incurred by such Person or its Consolidated Subsidiaries since the beginning of such period to the extent not included within clause (ii)(A), minus (C) Consolidated Interest Expense of such Person with respect to any Debt that is no longer outstanding or that will no longer be outstanding as a result of the transaction with respect to which the Consolidated EBITDA Coverage Ratio is being calculated, to the extent included within clause (ii)(A); provided, however, that in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Debt bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; and provided, further, that, in the event such Person or any of its Consolidated Subsidiaries has made acquisitions or dispositions of assets not in the ordinary course of business (including by merger, consolidation or purchase of Capital Stock) during or after such period, the computation of the Consolidation EBITDA Coverage Ratio (and for the purpose of such computation, the calculation of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated EBITDA) shall be made on a pro forma basis as if the acquisitions or dispositions had taken place on the first day of such period.

     "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles.

     "Consolidated Interest Expense" of any Person means for any period, on a consolidated basis for such Person and its Consolidated Subsidiaries, all of the following determined in accordance with generally accepted accounting principles: (i) the consolidated interest expense included in a consolidated income statement (net of interest income), (ii) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with generally accepted accounting principles; (iii) the amortization of Debt discounts (but excluding the amortization of fees and expenses incurred in connection with the amortization of the Old Credit Facility and the amount of financing costs and expenses that are capitalized and amortized); (iv) to the extent not included in total interest expense, any net payments made or received during such period under interest rate or currency swaps, hedges or exchanges or similar derivative agreements, including any amortized portion of such payments and (v) any interest capitalized in accordance with generally accepted accounting principles.

     "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction (subject to the final proviso of the definition of Consolidated EBITDA Coverage Ratio when Consolidated Net Income is being computed for purposes of calculating the Consolidated EBITDA Coverage Ratio),
(b) the net income (but not net loss) of any Consolidated Subsidiary of such Person to the extent restricted from the payment of dividends or the making of distributions to such Person during such period, (c) the net income (or loss) of any Person that is not a Consolidated Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period, (d) extraordinary gains and losses (and any unusual gains and losses arising outside the ordinary course of business not included in extraordinary gains and losses,

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

(e) net gains and losses in respect of dispositions of assets other than in the ordinary course of business and (f) the tax effect of any of the items described in clauses (a) through (e) above.

     "Consolidated Net Worth" of any Person at any date means the consolidated stockholders' equity of such Person and its Consolidated Subsidiaries at such date, as determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Redeemable Interests of such Person; provided, however, that, with respect to the Company and its Restricted Subsidiaries, adjustments following the date of the Indenture to the accounting books and records of the Company and its Restricted Subsidiaries in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect to.

     "Consolidated Subsidiaries" of any Person means all other Persons that would be accounted for as consolidated Persons in such Person's financial statements in accordance with generally accepted accounting principles; provided, however, that, for any particular period during which any Subsidiary of the Company was an Unrestricted Subsidiary, "Consolidated Subsidiaries" will exclude such Subsidiary for such period (or portion thereof) during which it was an Unrestricted Subsidiary.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including payment obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person,
(vi) the maximum fixed redemption or repurchase price of Redeemable Interests of such Person at the time of determination, (vii) the market value of any indebtedness, obligation or other liability of such Person in respect of any interest rate or currency swap, hedge or exchange or similar derivative agreement with any counterparty thereto, net of indebtedness, obligations or other liabilities owed to such Person by such counterparty and (viii) every obligation of the type referred to in clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or for which such Person is responsible or liable, directly or indirectly, jointly or severally, as obligor, Guarantor or otherwise, but excluding from Debt (a) any indebtedness, obligations or other liabilities subject to the Plan of Reorganization and (b) any indebtedness or other liabilities incurred in connection with obligations incurred to pay premiums for corporate owned life insurance policies purchased by the Company in an aggregate amount not to exceed the aggregate cash value of such policies.

     "Designated Senior Debt" means (i) all Obligations in respect of the New Credit Facility and (ii) all Obligations in respect of any other Senior Debt of the Company in each case in an outstanding principal amount not less than $10 million.

     "Excepted Disposition" means a transfer, conveyance, sale, lease or other disposition by the Company or any Restricted Subsidiary of (i) the Capital Stock or any or all of the assets of Taylor Publishing Company, (ii) certain assets of a Restricted Subsidiary that may be required to be divested, in an amount not to exceed $8 million, in connection with an action by the Federal Trade Commission relating to the acquisition by the Company of certain assets of Helima-Helvetion International, Inc. or (iii) any other asset of the Company or any Restricted Subsidiary for which the Company or any Restricted Subsidiary receives a mortgage or a purchase money security interest the principal amount of which at any time outstanding does not exceed $8 million or, taken together with all other mortgages and purchase money security interests in respect of any other such assets, the aggregate principal amount of which at any time outstanding does not exceed $15 million.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt, or dividends or distributions on any equity security, of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,

(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

     "Interest Rate, Currency or Commodity Price Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates, currency exchange rates or commodity prices or indices (excluding contracts for the purchase or sale of goods in the ordinary course of business).

     "Investment" by any Person in any other Person means (i) any direct or indirect loan, advance or other extension of credit or capital contribution to or for the account of such other Person (by means of any transfer of cash or other property to any Person or any payment for property or services for the account or use of any Person, or otherwise), (ii) any direct or indirect purchase or other acquisition of any Capital Stock, bond, note, debenture or other debt or equity security or evidence of Debt, or any other ownership interest, issued by such other Person, whether or not such acquisition is from such or any other Person, (iii) any direct or indirect payment by such Person on a Guarantee of any obligation of or for the account of such other Person or (iv) any other investment of cash or other property by such Person in or for the account of such other Person.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Net Available Proceeds" means cash, readily marketable cash equivalents, readily marketable fixed-income securities and equity securities traded on a national securities exchange or NASDAQ (valued, in the case of securities, at the market value thereof when received by the Company or such Restricted Subsidiary) received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of an assumption by any transferee of Debt or other obligations relating to the properties or assets transferred, or otherwise received in any non-cash form) from an Asset Disposition by the Company or any Restricted Subsidiary, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by the Company or any Restricted Subsidiary on any Debt which is secured by assets disposed of in such Asset Disposition in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) amounts provided as a reserve by the Company or any Restricted Subsidiary, in accordance with generally accepted accounting principles, against liabilities under any indemnification obligations to the buyer in such Asset Disposition (except to the extent and at the time any such amounts are released from any such reserve, such amounts shall constitute Net

Available Proceeds) and (iv) all distributions and other payments made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Disposition.

     "New Credit Facility" means, collectively, the Credit Agreement dated as of July 3, 1997 among the Company, certain of its Subsidiaries, the financial institutions from time to time party thereto as Lenders and Issuing Banks, The First National Bank of Chicago and Goldman Sachs Credit Partners L.P., as syndication agents, and Citicorp USA, Inc., in its separate capacity as collateral and administrative agent for the Lenders and Issuing Banks, and the Loan Documents (as defined therein) (or other analogous documents entered into in connection with any refinancing thereof), in each case as the same may from time to time be amended, renewed, supplemented or otherwise modified at the option of the parties thereto; and any other agreement pursuant to which any of the Debt, commitments, Obligations, costs, expenses, fees, reimbursements and other indemnities payable or owing under the New Credit Facility may be refinanced, restructured, renewed, extended, refunded or increased, as any such other agreement may from time to time at the option of the parties thereto be amended, supplemented, renewed or otherwise modified.

     "Obligations" mean any principal, interest, penalties, expenses, fees, indemnities, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

     "Old Credit Facility" means the revolving credit and term loan facility to which the Company and certain of its Subsidiaries were parties that was replaced by, and repaid in full by advances under, the New Credit Facility.

     "payment in full," together with any correlative term such as "paid in full" and "pay in full," means with respect to any Obligation payment in full thereof in cash.

     "Permitted Interest Rate, Currency or Commodity Price Agreement" of any Person means any Interest Rate, Currency or Commodity Price Agreement entered into with one or more financial institutions that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred or, in the case of currency or commodity protection agreements, against currency exchange rate or commodity price fluctuations relating to then existing financial obligations or then existing or sold production and, in any case, not for purposes of speculation.

     "Permitted Investment" means (i) Investments in the Company or any Person that is, or as a consequence of such Investment becomes, a Restricted Subsidiary, (ii) securities either issued directly or fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof having maturities of not more than one year, (iii) time deposits and certificates of deposit, demand deposits and banker's acceptances having maturities of not more than one year from the date of deposit, of any domestic commercial bank having capital and surplus in excess of $500 million and having a peer group rating of B or better (or the equivalent thereof) by Thompson BankWatch, Inc. or outstanding long-term debt rated BBB or better (or the equivalent thereof) by Standard & Poor's Ratings Group or Baa2 or better (or the equivalent thereof) by Moody's Investors Service, Inc., (iv) demand deposits made in the ordinary course of business and consistent with the Company's customary cash management policy in any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof,
(v) insured deposits issued by commercial banks of the type described in clause
(iv) above, (vi) mutual funds whose investment guidelines restrict such funds' investments primarily to those satisfying the provisions of any of clauses (ii),
(iii), (vii) and (viii) of this definition, (vii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any bank meeting the qualifications specified in clause (iii) above, (viii) commercial paper (other than commercial paper issued by an Affiliate or Related Person) rated A-1 or the equivalent thereof by Standard & Poor's Ratings Group or P-1 or the equivalent thereof by Moody's Investors Service, Inc., and in each case maturing within 360 days, (ix) receivables owing to the Company or a Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (x) any Investment consisting of loans and advances to employees of the Company or any Restricted Subsidiary for travel, entertainment, relocation, employee incentive plans or other expenses in the ordinary course of business, (xi) any Investment consisting of a Permitted Interest Rate, Currency or Commodity Price Agreement,
(xii) any Investment acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or the obligor with respect to such accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, (xiii) any Investment that constitutes part of the consideration from an Asset Disposition made pursuant to, and in compliance with, the covenant described above under "Repurchase at the Option of Holders -- Asset Dispositions," (xiv) Investments the payment for which consists exclusively of Capital Stock (exclusive of Redeemable Interests) of the Company and (xv) Investments existing as of the date of the Indenture of the Company or any Subsidiary of the Company.

     "Post-Petition Interest" means all interest accrued or accruing after the commencement of any Insolvency Proceeding (and interest that would accrue but for the commencement of any Insolvency Proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Senior Debt, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency Proceeding.

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.

     "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

     "Redeemable Interest" of any Person means any equity security of or other ownership interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Debt or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the final Stated Maturity of the New Notes.

     "Related Person" of any Person means any other Person directly or indirectly owning (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or (b) 5% or more of the combined voting power of the Voting Stock of such Person.

     "Restricted Subsidiary" means (i) at any date, a Subsidiary of the Company that is not an Unrestricted Subsidiary as of such date and (ii) for any period, a Subsidiary of the Company that for any portion of such period is not an Unrestricted Subsidiary, provided that such term shall mean such Subsidiary only for such portion of such period.

     "Senior Debt" means with respect to the Company (i) all Debt and other Obligations owing in respect of the New Credit Facility (including, without limitation, all loans, letters of credit and other extensions of credit thereunder and all expenses, fees, reimbursements, indemnities and other amounts owing pursuant thereto), (ii) all Debt referred to in clauses (i), (ii), (iii),
(v), (vii) or (viii) of the definition of Debt, whether Incurred on or prior to the date of the Indenture or thereafter Incurred, and (iii) amendments, modifications, renewals, extensions, refinancings and refundings of any such Debt; provided, however, the following shall not constitute Senior Debt: (a) any Debt owed to a Person when such Person is a Subsidiary of the Company, (b) any Debt which by the terms of the instrument creating or evidencing the same is pari passu with or subordinate in right of payment to the New Notes, (c) any Debt Incurred in violation of the Indenture or

(d) any Debt which is subordinate in right of payment in any respect to any other Debt of the Company. For purposes of this definition, "Debt" includes any obligation to pay principal, premium (if any), interest, penalties, reimbursement or indemnity amounts, fees and expenses (including Post-Petition Interest). To the extent any payment of Senior Debt (whether by or on behalf of the Company, as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. All Senior Debt shall be and remain Senior Debt for all purposes of the Indenture, whether or not subordinated in any Insolvency Proceeding.

     "Subordinated Debt" means Debt of the Company as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the New Notes to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the New Notes exists; (ii) in the event that any other default exists with respect to the New Notes that with the passing of time or the giving of notice, or both, would constitute an event of default, upon notice by Holders of 25% or more in principal amount of the New Notes to the Trustee, the Trustee shall have the right to give notice to the Company and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice; and (iii) such Debt may not (x) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the New Notes or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the New Notes, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those described under "Change of Control" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Company's repurchase of the New Notes required to be repurchased by the Company pursuant to the provisions described under "Change of Control").

     "Subordinated Securities" mean securities distributed to the holders of the New Notes (i) in an Insolvency Proceeding, pursuant to a plan of reorganization consented to by each class of Senior Debt or (ii) outside an Insolvency Proceeding, but only if, in each case, all of the terms and conditions of such securities (including, without limitation, term, tenor, interest, amortization, subordination, covenants and defaults) are in all material respects at least as favorable (and provide the same relative benefits) to the holders of Senior Debt and, in the case of an Insolvency Proceeding, to the holders of any security distributed in such Insolvency Proceeding on account of Senior Debt as the terms and conditions of the New Notes and the Indenture are and provide to the holders of Senior Debt.

     "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Unrestricted Subsidiary" means (i) at any date, a Subsidiary of the Company that is an Unrestricted Subsidiary in accordance with the provisions of the Indenture described under the caption "Certain Covenants -- Unrestricted Subsidiaries" and (ii) for any period, a Subsidiary of the Company that for any portion of such period is an Unrestricted Subsidiary in accordance with the provisions of the Indenture as described under the caption "Certain Covenants -- Unrestricted Subsidiaries," provided that such term shall mean such Subsidiary only for such portion of such period.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by the Company or by one or more Wholly Owned Restricted Subsidiaries or by the Company and one or more Wholly Owned Restricted Subsidiaries.

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture: (a) failure to pay any interest on any Note when due, continuing for 30 days; (b) failure to pay principal of (or premium, if any, on) any Note when due; (c) failure to perform or comply with the provisions described under "Covenants -- Mergers, Consolidations and Certain Sales of Assets" or the provisions described under "Repurchase at the Option of Holders -- Asset Dispositions" and "-- Change of Control"; (d) failure to perform any other covenant or warranty of the Company in the Indenture or the Notes, continuing for 60 days after written notice to the Company and the Trustee from Holders of at least 25% in principal amount of the Outstanding Notes as provided in the Indenture; (e) a default or defaults under any bonds, debentures, notes or other evidences of, or obligations constituting, Debt by the Company or any Restricted Subsidiary or under any mortgages, indentures, instruments or agreements under which there may be issued or existing or by which there may be secured or evidenced any Debt of the Company or any Restricted Subsidiary, in each case with a principal or similar amount then outstanding, individually or in the aggregate, in excess of $15 million, whether such Debt now exists or is hereafter created, which default or defaults constitute a failure to pay any portion of the principal or similar amount of such Debt when due and payable after the expiration of any applicable grace period with respect thereto or will have resulted in such Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; (f) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Restricted Subsidiaries in an aggregate amount in excess of $15 million (in excess of applicable insurance coverage) which remains unstayed, undischarged or unbonded for a period of 60 days thereafter; and (g) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Restricted Subsidiary of the Company. (Section 501).

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. (Section 603). Subject to such provisions for the indemnification of the Trustee and certain other conditions provided in the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 512).

     If an Event of Default (other than an Event of Default of the type described in clause (g) above) occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may accelerate the maturity of all Notes. If an Event of Default of the type described in clause (g) above occurs, the principal amount of and any accrued interest on the Notes then outstanding will become immediately due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal amount have been cured or waived as provided in the Indenture. (Section 502). For information as to waiver of defaults, see "Modification and Waiver" below.

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the

Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (sec.
507). However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note. (sec. 508).

     In the case any Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the New Notes pursuant to the provisions described above under "Repurchase at the Option of Holders," an equivalent premium will become and be immediately due and payable upon the acceleration of the Notes.

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Company will be required to deliver to the Trustee, as soon as possible and in any event within 30 days after the Company becomes aware of the occurrence of an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers' Certificate setting forth the details of such Event of Default or default, and the action which the Company proposes to take with respect thereto. (sec. 1021).

DEFEASANCE

     The Indenture will provide that, at the option of the Company, (a) if applicable, the Company will be discharged from any and all obligations in respect of the Outstanding New Notes or (b) if applicable, the Company may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the Indenture and the Notes, in either case (a) or (b) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding Notes. With respect to clause (b), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause (a), the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the Opinion of Counsel provides that Holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (b), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;
(ii) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing; (iii) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent are satisfied. (sec.sec. 1201, 1202, 1203 and 1204).

     In the event the Company omits to comply with its remaining obligations under the Indenture and the New Notes after a defeasance of the Indenture with respect to the Notes as described under clause (b) above and the Notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, (or the premium) or interest on, any Note, (c) change the place or currency of payment of principal of (or premium), or interest on, any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (e) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, (h) modify any of the provisions of the Indenture relating to the subordination of the Notes in a manner adverse to the Holders or (i) modify the provisions described under "Repurchase at the Option of Holders -- Asset Dispositions" and under "-- Change of Control" in a manner adverse to the Holders in any material respect. (Section 902).

     The Holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all Holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all Holders of New Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest. (Section 513).

     No amendment, waiver or modification of any subordination provision adverse to the holders of Senior Debt will be effective against any holder of Senior Debt unless expressly consented to in writing by or on behalf of such holder (or by any specified percentage of holders of a class of Senior Debt required to consent thereto) pursuant to the terms of the agreement or instrument creating, evidencing or governing such Senior Debt.

NOTICES

     Notices to Holders will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106).

TITLE

     The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Note is registered as the absolute owner thereof (whether or not such Note may be overdue) for the purpose of making payment and for all other purposes. (Section 309).

GOVERNING LAW

     The Indenture and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of law principles.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the TIA incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The

Trustee is permitted to engage in other transactions with the Company or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the TIA), it must eliminate such conflict or resign. The Bank of New York, the Trustee under the Indenture, may become a lender under the New Credit Facility and may engage in other transactions with the Company or its subsidiaries in connection with which The Bank of New York may be or become a creditor.

BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the New Notes will be issued in fully registered form, without coupons in denominations of $1,000 and integral multiples thereof. Notes will not be issued in bearer form. Except as described below, the New Notes will be deposited upon issuance with the Trustee as Custodian for DTC in global form (the "Global Certificate").

     DTC has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York banking law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "Clearing Agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Certificate representing New Notes, DTC will credit the account of Participants tendering Old Notes in exchange for New Notes with an interest in the Global Certificate and (ii) ownership of beneficial interests therein will be effected only through records maintained by DTC (with respect to interests of Participants), Participants and Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer the Notes or to pledge the Notes as collateral to persons in such states will be limited to such extent.

     So long as DTC or its nominee is the registered owner of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Certificate for all purposes under the Indenture and the Notes. Except as provided below, owners of beneficial interests in a Global Certificate will not be entitled to have Notes represented by such Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Certificate to pledge or transfer such interest to persons or entities that do not participate in DTC's system or otherwise to take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Accordingly, each holder of New Notes owning a beneficial interest in a Global Certificate must rely on the procedures of DTC and, if such holder of New Notes is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder of New Notes owns its interest, to exercise any rights of a holder of Notes under the Indenture. The Company understands that under existing industry practice, in the event the Company requests any action of a holder of New Notes or a holder of New Notes that is an owner of a beneficial interest in a Global Certificate desires to take any action that DTC, as the holder of such Global Certificate, is entitled to take, DTC would authorize the Participant to take such action or would otherwise act upon the instruction of such holder of New Notes. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the

New Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such New Notes or for any other matter relating to the actions or procedures of DTC.

     Payments with respect to the principal of, premium, if any, and interest on, any Notes represented by a Global Certificate registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Certificate representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Certificate, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of interests in the Global Certificate (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in an amount proportionate to their respective holdings in principal amount of the Global Certificate as shown on the records of DTC. The Company expects that payments by the Participant and the Indirect Participant to the beneficial owners of interests in the Global Certificate will be governed by standing instructions and customary practice and will be the responsibility of the Participant or the Indirect Participant and DTC.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from the sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  Certificated Notes

     If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depository or DTC ceases to be registered as a clearing agency under the Exchange Act and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events, then, upon surrender by DTC of its Global Certificate, then Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Certificate. In addition, subject to certain conditions, any person having a beneficial interest in a Global Certificate may, upon request to the Trustee, exchange such beneficial interest for Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

                              PLAN OF DISTRIBUTION

     Except as described below, (i) a broker-dealer may not participate in the Exchange Offer in connection with a distribution of the New Notes, (ii) such broker-dealer would be deemed an underwriter in connection with such distribution and (iii) such broker-dealer would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. A broker-dealer may, however, receive New Notes for its own account pursuant to the Exchange Offer in exchange for Old Notes when such Old Notes were acquired as a result of market-making activities or other trading activities. Each such broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer (other than an "affiliate" of the Company) in connection with resales of such New Notes. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of the New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in a Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer, other than commissions or concessions of any brokers and dealers, including, subject to the Letter of Transmittal, transfer taxes, and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     The New Notes will constitute a new issue of securities with no established trading market. The Company has been advised by the Initial Purchasers that following completion of the Exchange Offer, the Initial Purchasers intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may cease to continue at any time. In addition, if a market for the New Notes develops, the market prices of the New Notes may be volatile. Factors such as fluctuations in the Company's earnings and cash flow, the difference between the Company's actual results and results expected by investors and analysts and economic developments could cause the market prices of the New Notes to fluctuate substantially.

                           VALIDITY OF THE NEW NOTES

     The validity of the New Notes will be passed upon by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York, the Company's counsel.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996 have been included in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods indicated in their report thereon, which is based partially on the report of other auditors and upon the authority of such firm as experts in accounting and auditing.

                      INSILCO CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report........................................................      F-2

Consolidated Balance Sheets.........................................................      F-3
  -- December 31, 1995
  -- December 31, 1996
  -- June 30, 1997 (unaudited)

Consolidated Statements of Operations...............................................      F-5
  -- Year ended December 31, 1994
  -- Year ended December 31, 1995
  -- Year ended December 31, 1996
  -- Six months ended June 30, 1996 (unaudited)
  -- Six months ended June 30, 1997 (unaudited)

Consolidated Statement of Stockholders' Equity (Deficit)............................      F-6
  -- For the years ended December 31, 1994, 1995, 1996
        and six months ended June 30, 1997 (unaudited)

Consolidated Statements of Cash Flows...............................................      F-7
  -- Year ended December 31, 1994
  -- Year ended December 31, 1995
  -- Year ended December 31, 1996
  -- Six months ended June 30, 1996 (unaudited)
  -- Six months ended June 30, 1997 (unaudited)

Notes to Consolidated Financial Statements..........................................      F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Insilco Corporation:

We have audited the accompanying consolidated financial statements of Insilco Corporation and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the 1995 and 1996 financial statements of Thermalex, Inc., a 50 percent owned investee company. The Company's investment in Thermalex, Inc. at December 31, 1995 and 1996, was $9.0 million and $8.5 million, respectively, and its equity in earnings of Thermalex, Inc. was $2.3 million and $2.9 million, for the years 1995 and 1996, respectively. The financial statements of Thermalex, Inc. were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Thermalex, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Insilco Corporation and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                             KPMG PEAT MARWICK LLP

Columbus, Ohio
January 31, 1997, except as to
Notes 3, 18(c) and 20, which are as of
March 5, 1997

                      INSILCO CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               DECEMBER 31,           JUNE 30, 1997
                                                           ---------------------      -------------
                                                             1995         1996         (UNAUDITED)
                                                           --------      -------
                        ASSETS
Current assets:
  Cash and cash equivalents...........................     $  9,894        3,481         111,200
  Trade receivables, net..............................       86,086       73,874          90,920
  Other receivables...................................        8,452        8,499           7,276
  Inventories:
     Raw materials and supplies.......................       27,176       27,677          25,402
     Work in process..................................       20,390       25,570          21,786
     Finished goods...................................       21,723       13,138          10,493
                                                           --------      -------         -------
       Total inventories..............................       69,289       66,385          57,681
                                                           --------      -------         -------
  Deferred tax asset..................................        7,228       29,859           2,174
  Prepaid expenses and other current assets...........        6,395        7,010           6,616
                                                           --------      -------         -------
       Total current assets...........................      187,344      189,108         275,867
                                                           --------      -------         -------
Property, plant and equipment:
  Land................................................        5,047        6,310           6,303
  Buildings...........................................       21,012       32,772          33,244
  Machinery and equipment.............................      102,883      125,211         125,442
                                                           --------      -------         -------
                                                            128,942      164,293         164,989
  Less accumulated depreciation.......................      (37,707)     (49,914)        (54,592)
                                                           --------      -------         -------
       Net property, plant and equipment..............       91,235      114,379         110,397
                                                           --------      -------         -------
Deferred tax asset....................................       29,653        7,542           4,950
Other assets and deferred charges.....................       21,869       18,762           9,683
Goodwill, net.........................................           --       13,659          13,678
Investment in Thermalex...............................       10,028        8,550           8,636
                                                           --------      -------         -------
       Total assets...................................     $340,129      352,000         423,211
                                                           ========      =======         =======

          See accompanying notes to consolidated financial statements.

                      INSILCO CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               DECEMBER 31,           JUNE 30, 1997
                                                           ---------------------      -------------
                                                             1995         1996         (UNAUDITED)
                                                           --------      -------
    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt...................     $ 18,642       24,272          24,708
  Current portion of other long-term obligations......        7,975        6,661           5,608
  Accrued interest payable............................        4,089        3,113           1,070
  Accounts payable....................................       45,336       37,984          34,831
  Customer deposits...................................       19,722       23,490          15,039
  Salaries and wages payable..........................        8,102        9,838           8,843
  Accrued income taxes................................        3,126        3,596          11,823
  Accrued expenses....................................       35,432       32,198          28,975
                                                           --------      -------         -------
       Total current liabilities......................      142,424      141,152         130,897
Long-term debt, excluding current portion.............      167,847      136,770         145,112
Other long-term obligations, excluding current
  portion.............................................       45,637       40,676          38,740
                                                           --------      -------         -------
       Total liabilities..............................      355,908      318,598         314,749
                                                           --------      -------         -------
Stockholders' equity (deficit):
  Common stock, $.001 par value; 15,000,000 shares
     authorized; 9,852,751 shares issued in 1995,
     9,810,794 in 1996 and 10,140,749 in 1997;
     9,650,497 shares outstanding in 1995, 9,487,740
     in 1996 and 9,673,069 in 1997....................           10           10              10
  Treasury stock, at cost.............................       (6,813)     (10,745)        (16,268)
  Additional paid-in capital..........................       67,192       81,496          90,203
  Accumulated earnings (deficit)......................      (76,168)     (37,115)         37,411
  Foreign currency translation adjustments............           --         (244)         (2,894)
                                                           --------      -------         -------
       Total stockholder's equity (deficit)...........      (15,779)      33,402         108,462
                                                           --------      -------         -------
Commitments and contingencies (See Notes 9, 11, 12 and
  17)
       Total liabilities and stockholder's equity
          (deficit)...................................     $340,129      352,000         423,211
                                                           ========      =======         =======

          See accompanying notes to consolidated financial statements.

                      INSILCO CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                             SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                   JUNE 30,
                                                 -----------------------------------       ---------------------
                                                    1994         1995        1996            1996        1997
                                                 ----------   ----------   ---------       ---------   ---------
                                                                                                (UNAUDITED)
Sales..........................................  $  543,630      561,203     572,474         300,497     287,012
Cost of products sold..........................     372,842      385,720     389,893         202,752     195,436
Depreciation...................................      13,570       14,758      16,593           8,058       9,585
Selling, general and administrative expenses...      97,700       97,736     106,649          56,773      50,811
Nonrecurring charges...........................          --        6,200          --              --          --
Amortization of goodwill.......................          --           --         238              29         213
Amortization of Reorganization Goodwill........      69,217       32,172          --              --          --
                                                  ---------   ----------   ---------       ---------   ---------
    Operating income (loss)....................      (9,699)      24,617      59,101          32,885      30,967
                                                  ---------   ----------   ---------       ---------   ---------
Other income (expense):
  Interest expense.............................     (29,113)     (19,546)    (18,386)         (9,400)     (7,762)
  Interest income..............................       1,842        1,577       1,010             460       2,078
  Equity in net income of Thermalex............       1,334        2,335       2,922           1,363       1,547
  Gain on sale of Rolodex......................          --           --          --              --      95,001
  Other income, net............................       1,329        9,791       7,216           1,741          69
                                                  ---------   ----------   ---------       ---------   ---------
                                                    (24,608)      (5,843)     (7,238)         (5,836)     90,933
                                                  ---------   ----------   ---------       ---------   ---------
    Income (loss) from continuing operations
      before income taxes and extraordinary
      item.....................................     (34,307)      18,774      51,863          27,049     121,900
Income tax expense.............................      (8,585)     (16,199)    (12,810)         (9,098)    (47,374)
                                                  ---------   ----------   ---------       ---------   ---------
    Income (loss) from continuing operations
      before extraordinary item................     (42,892)       2,575      39,053          17,951      74,526
Discontinued operations, net of tax:
  Income from operations.......................       2,204           --          --              --          --
  Gain on disposal.............................      10,710           --          --              --          --
                                                  ---------   ----------   ---------       ---------   ---------
    Income from discontinued operations........      12,914           --          --              --          --
                                                  ---------   ----------   ---------       ---------   ---------
    Income (loss) before extraordinary item....     (29,978)       2,575      39,053          17,951      74,526
Extraordinary item, net of tax.................      (2,156)          --          --              --          --
                                                  ---------   ----------   ---------       ---------   ---------
    Net income (loss)..........................  $  (32,134)       2,575      39,053          17,951      74,526
                                                  =========   ==========   =========       =========   =========
Earnings (loss) per common share and common
  share equivalents:
  Continuing operations........................  $    (4.42)        0.25        3.95            1.81        7.55
  Discontinued operations......................        1.33           --          --              --          --
  Extraordinary item...........................       (0.23)          --          --              --          --
                                                  ---------   ----------   ---------       ---------   ---------
    Net income (loss) per common share and
      common share equivalents.................  $    (3.32)        0.25        3.95            1.81        7.55
                                                  =========   ==========   =========       =========   =========
Weighted average number of common shares
  outstanding and common share equivalents.....   9,710,048   10,132,174   9,891,631       9,908,973   9,875,401
                                                  =========   ==========   =========       =========   =========

          See accompanying notes to consolidated financial statements.

                      INSILCO CORPORATION AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, 1996 AND SIX MONTHS ENDED JUNE 30,
                                      1997
                                 (IN THOUSANDS)

                                                                                                             TOTAL
                                          COMMON                 ADDITIONAL   ACCUMULATED   CUMULATIVE   STOCKHOLDERS'
                                         STOCK PAR    TREASURY    PAID-IN       EQUITY      TRANSLATION     EQUITY
                                        VALUE $.001    STOCK      CAPITAL      (DEFICIT)    ADJUSTMENT     (DEFICIT)
                                        -----------   --------   ----------   -----------   ----------   -------------
Balance at December 31, 1993..........      $10            --      65,104       (46,609)          --         18,505
  Net loss............................       --            --          --       (32,134)          --        (32,134)
  Shares issued.......................       --            --         178            --           --            178
                                            ---       -------      ------       -------       ------        -------

Balance at December 31, 1994..........       10            --      65,282       (78,743)          --        (13,451)
  Net income..........................       --            --          --         2,575           --          2,575
  Shares issued upon exercise of stock
    options...........................       --            --         226            --           --            226
  Purchase of treasury stock..........       --        (6,813)         --            --           --         (6,813)
  Tax benefit from reduction of
    valuation allowance for deferred
    tax assets........................       --            --       1,612            --           --          1,612
  Tax benefit from exercise of stock
    options...........................       --            --          72            --           --             72
                                            ---       -------      ------       -------       ------        -------

Balance at December 31, 1995..........       10        (6,813)     67,192       (76,168)          --        (15,779)
  Net income..........................       --            --          --        39,053           --         39,053
  Shares issued upon exercise of stock
    options...........................       --            --       1,071            --           --          1,071
  Purchase of treasury stock..........       --        (3,932)         --            --           --         (3,932)
  Tax benefit from reduction of
    valuation allowance for deferred
    tax assets........................       --            --      10,237            --           --         10,237
  Tax benefit from exercise of stock
    options...........................       --            --         402            --           --            402
  Restricted stock....................       --            --       3,300            --           --          3,300
  Reserved shares.....................       --            --        (706)           --           --           (706)
  Foreign translation adjustment......       --            --          --            --         (244)          (244)
                                            ---       -------      ------       -------       ------        -------

Balance at December 31, 1996..........       10       (10,745)     81,496       (37,115)        (244)        33,402
  Net income (unaudited)..............       --            --          --        74,526           --         74,526
  Shares issued upon exercise of stock
    options (unaudited)...............       --            --       5,581            --           --          5,581
  Purchase of treasury stock
    (unaudited).......................       --        (5,523)         --            --           --         (5,523)
  Tax benefit from exercise of stock
    options (unaudited)...............       --            --       2,556            --           --          2,556
  Restricted stock (unaudited)........       --            --         570            --           --            570
  Foreign translation adjustment
    (unaudited).......................       --            --          --            --       (2,650)        (2,650)
                                            ---       -------      ------       -------       ------        -------

Balance at June 30, 1997
  (unaudited).........................      $10       (16,268)     90,203        37,411       (2,894)       108,462
                                            ===       =======      ======       =======       ======        =======

          See accompanying notes to consolidated financial statements.

                      INSILCO CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                             SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                     -------------------------------        ------------------
                                                       1994        1995       1996           1996       1997
                                                     ---------    -------    -------        -------    -------
                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...............................   $ (32,134)     2,575     39,053         17,951     74,526
  Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating
    activities:
      Depreciation and amortization...............      82,787     46,930     16,831          8,090      9,798
      Deferred tax expense........................      (1,626)    12,661     10,016          7,187     31,266
      Gain on divestitures, net...................          --         --     (2,493)            --    (95,001)
      Noncash charges in lieu of taxes............       7,957        842         --             --         --
      Other noncash charges and credits...........      (1,738)    (6,985)    (4,904)            11       (911)
      Change in operating assets and liabilities:
         Receivables..............................      (4,017)    (8,836)    11,749          1,920    (27,063)
         Inventories..............................      (4,800)      (461)    (2,899)        (6,695)       563
         Payables and other.......................       2,901     (5,519)    (9,601)       (16,656)     3,239
         Other long-term liabilities..............      (3,116)    (3,463)    (2,329)        (1,475)    (1,576)
         Discontinued operations..................     (11,909)        --         --             --         --
                                                     ---------    -------    -------        -------    -------
           Net cash provided by (used in)
             operating activities.................      34,305     37,744     55,423         10,333     (5,159)
                                                     ---------    -------    -------        -------    -------
Cash flows from investing activities:
  Acquisitions of businesses, net of cash
    acquired......................................          --         --    (37,726)        (5,129)        --
  Proceeds from divestitures......................      50,788         --     21,818             --    112,610
  Capital expenditures............................     (19,163)   (22,159)   (22,579)        (9,266)   (10,315)
  Other investing activities......................       4,670      7,481      8,704          2,058      3,039
                                                     ---------    -------    -------        -------    -------
           Net cash provided by (used in)
             investing activities.................      36,295    (14,678)   (29,783)       (12,337)   105,334
                                                     ---------    -------    -------        -------    -------
Cash flows from financing activities:
  Retirement of long-term debt....................    (335,309)   (12,926)   (26,330)        (8,287)    (5,917)
  Proceeds from debt borrowings, net..............     226,500        600         --         15,653     15,340
  Purchase of treasury stock......................          --     (6,813)    (3,932)        (3,353)    (1,887)
  Payment of prepetition liabilities..............      (2,963)    (2,949)    (2,862)        (1,651)    (1,708)
  Proceeds from sale of stock.....................         178        226      1,071            656      1,944
  Debt financing costs............................      (4,054)        --         --             --         --
                                                     ---------    -------    -------        -------    -------
           Net cash provided by (used in)
             financing activities.................    (115,648)   (21,862)   (32,053)         3,018      7,772
                                                     ---------    -------    -------        -------    -------
Effect of exchange rate changes on cash...........          --         --         --             --       (228)
                                                     ---------    -------    -------        -------    -------
           Net increase (decrease) in cash and
             cash equivalents.....................     (45,048)     1,204     (6,413)         1,014    107,719
Cash and cash equivalents at beginning of
  period..........................................      53,738      8,690      9,894          9,894      3,481
                                                     ---------    -------    -------        -------    -------
Cash and cash equivalents at end of period........   $   8,690      9,894      3,481         10,908    111,200
                                                     =========    =======    =======        =======    =======
Supplemental Information--cash paid for:
  Interest, net of capitalized amount.............   $  42,494     18,199     17,820          8,858      7,332
                                                     =========    =======    =======        =======    =======
  Income taxes....................................   $   1,899      2,407      2,081          1,277      6,293
                                                     =========    =======    =======        =======    =======

          See accompanying notes to consolidated financial statements.

                      INSILCO CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1994, 1995 AND 1996
              SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation

      The consolidated financial statements include the financial statements of Insilco Corporation (the "Company") and its wholly owned subsidiaries. The Company's 50% owned subsidiary is accounted for under the equity method. All significant intercompany balances and transactions have been eliminated.

  (b) "Fresh Start" Accounting

      On March 31, 1993, the Company adopted the "fresh start" accounting principles prescribed by the Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (the "Reorganization SOP"), issued by the American Institute of Certified Public Accountants. The "fresh start" accounting principles required the Company to value its assets and liabilities at fair values and eliminate its accumulated deficit.

      "Fresh start" accounting was required because on April 1, 1993 the Company and certain of its subsidiaries emerged from Chapter 11 of the United States Bankruptcy Code (the "Chapter 11 cases") pursuant to a plan of reorganization (the "Plan of Reorganization"). For financial reporting purposes, the effective date of the Plan of Reorganization was March 31, 1993 (the "Plan Effective Date"). For periods prior to the Plan Effective Date, the Company sometimes is referred to herein as the "Predecessor". The Chapter 11 cases were commenced on January 13, 1991 (the "Petition Date").

  (c) Cash Equivalents

      All highly liquid debt instruments with original maturities of three months or less are considered to be cash equivalents.

  (d) Trade receivables

      Trade receivables are presented net of allowances for doubtful accounts and sales returns of $11,303,000 and $4,978,000 at December 31, 1995 and 1996, respectively, and $3,089,000 (unaudited) at June 30, 1997.

  (e) Inventories

      Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out cost method.

  (f) Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Depreciation of plant and equipment is calculated on the straight-line method over the assets' estimated useful lives, which range from three to 25 years.

  (g) Reorganization Goodwill

      Reorganization Goodwill, consisted of the excess of the Company's reorganization value over the aggregate fair value of its tangible and identified intangible assets at the Plan Effective Date and was amortized over a three year period. Reorganization Goodwill was fully amortized at December 31, 1995.

                      INSILCO CORPORATION AND SUBSIDIARIES

  (h) Other Assets

      Included in other assets are debt issuance costs, net of accumulated amortization, of $3,042,000 and $1,666,000 at December 31, 1995 and 1996,
      respectively, and $1,151,000 (unaudited) at June 30, 1997. The costs are being amortized using the effective interest method over the life of the related debt.

  (i) Goodwill

      Goodwill represents the excess of the purchase price of acquisitions over the fair values of net assets acquired and is generally being amortized on a straight-line basis over periods from 30 to 40 years. The recovery of the carrying value of Goodwill is periodically evaluated in relation to the operating performance and future undiscounted net cash flows of the related businesses acquired.

  (j) Interest Rate Hedges

      The Company uses interest rate hedges to limit its exposure to the interest rate risk associated with its floating rate long-term bank debt. Unamortized premiums related to purchased interest rate caps are included in other assets in the balance sheet and are amortized using the interest method over the life of the related agreements. Amounts received under cap agreements and net amounts received (or paid) under swap agreements are recorded as a reduction (addition) to interest expense.

  (k) Post-retirement Benefit Costs

      The estimated cost of providing post-retirement benefit costs, principally health care, to participating employees (less than 6% of total employees) is accrued during the years the employee renders the necessary service.

  (l) Environmental Remediation and Compliance

      Environmental remediation and compliance expenditures are expensed or capitalized, in accordance with generally accepted accounting principles. Liabilities are recorded when it is probable the obligations have been incurred and the amounts can be reasonably estimated.

      In 1996, the Company adopted Statement of Position ("SOP") 96-1 Environmental Remediation Liabilities, which had no material impact on the Company's results of operations or financial position. SOP 96-1 provides guidance on the accounting for environmental remediation liabilities that relate to contamination from the past.

  (m) Fair Value of Financial Instruments

      Cash, accounts receivable, accounts payable and accrued liabilities are reflected in the financial statements at fair value because of the short-term maturity of those instruments. The fair values of the Company's debt and other financial instruments are disclosed in Note 8.

  (n) Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for all temporary differences between the financial reporting and tax basis of assets and liabilities based upon enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

  (o) Advertising and Research and Development Costs

      The Company expenses advertising and research and development costs as they are incurred.

                      INSILCO CORPORATION AND SUBSIDIARIES

  (p) Earnings Per Share

      Earnings per share were determined using the weighted average of the shares issued and reserved for issuance (see Note 12). When dilutive, stock options were included as share equivalents using the treasury stock method. The weighted average number of common shares and common share equivalents used for calculation of the primary earnings per share as of December 31, 1994, 1995 and 1996 were 9,710,048, 10,132,174 and 9,891,631, respectively, and 9,908,973 (unaudited) and 9,875,401 (unaudited) as of June 30, 1996 and 1997, respectively.

      In 1994, stock options were anti-dilutive. In 1995, fully diluted net income per share based upon 10,150,692 common shares and common share equivalents was $0.25 per share. In 1996, fully diluted net income per share based upon 9,955,079 common shares and common share equivalents was $3.92 per share. For the six months ended June 30, 1996 and 1997, stock options were anti-dilutive.

      In March 1997, the Financial Accounting Standards Board released Statement of Financial Accounting Standards ("SFAS") SFAS No. 128, Earnings Per Share, which simplifies the method for calculating earnings per share. As defined in SFAS No. 128 "basic earnings per share" is determined using only the weighted average of the shares issued and reserved for issuance, while "diluted earnings per share" includes stock options (when dilutive) as share equivalents using the treasury stock method. If SFAS No. 128 had been adopted as of December 31, 1996, basic earnings per share for 1996 would have been $4.10 per share and diluted earnings per share would have been $3.95 per share. If SFAS No. 128 had been adopted as of June 30, 1997, basic earnings per share would have been $7.78 (unaudited) and diluted earnings per share would have been $7.55 (unaudited).

  (q) Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results are likely to differ from those estimates and assumptions, but management does not believe such differences will materially affect the Company's financial position, results of operations or cash flows.

  (r) Impairment of Long-Lived Assets

      On December 31, 1995, the Company adopted the Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of which had no material impact on the Company's results of operations or financial position in 1995 or 1996. SFAS No. 121 provides guidance for the recognition of impairment losses related to long-lived assets and certain intangibles and related goodwill for assets to be held and used and assets to be disposed of.

  (s) Accounting for Stock-Based Compensation

      Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share

                      INSILCO CORPORATION AND SUBSIDIARIES
      disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

(2) RECLASSIFICATIONS

     Certain 1994 and 1995 amounts have been reclassified to conform with 1996 presentation.

(3) DIVESTITURES

     The Office Products business of the Company's Office Products/Specialty Publishing Group was divested in three separate transactions during 1996 and the first quarter of 1997. The 1996 transactions included the divestitures of the Company's computer accessories business and electronic file organizer business for proceeds aggregating $21,818,000 which were used to reduce the outstanding amounts on the Company's bank loans.

     On March 5, 1997 the remainder of the Office Products business which consisted of the Rolodex business unit was sold for $117,000,000 in cash. The Company expects to largely offset the cash taxes resulting from the sale by utilizing its usable tax loss carryforwards. The Company is considering various alternatives for the use of the proceeds including a possible one time distribution of the proceeds to shareholders or a repurchase of shares.

(4) ACQUISITIONS

     In 1996, the Company acquired Great Lake, Inc., ("Great Lake") which serves the automotive, heavy truck and industrial manufacturing radiator replacement market and the automotive aluminum tube business of Helmut Lingemann GmbH & Co. ("Lingemann") for approximately $37,726,000 including transaction fees and expenses. The Lingemann transactions include the purchase of stock of Lingemann's German subsidiary, ARUP Alu-Rohr und-Profil GmbH, and the automotive aluminum tube business assets of its Duncan, South Carolina based Helima-Helvetion International, Inc. This cash transaction was financed principally from borrowings under the Company's Bank Credit Agreement (See Note 7).

     These acquisitions have been accounted for as purchases and, accordingly, the purchase prices have been allocated to the assets and liabilities acquired based on their fair values at the acquisition dates. The operating results of the businesses acquired have been included for the period subsequent to their acquisition dates. (See Note 20 for pro forma results.) The fair value of the assets acquired totaled $47,478,000 and the liabilities assumed totaled $9,752,000.

(5) DISCONTINUED OPERATIONS

     On August 1, 1994, the Company sold substantially the entire paint products segment for net proceeds of $50,788,000, resulting in a gain of $10,710,000, net of taxes totaling $8,224,000. The tax on the gain was offset by utilization of Federal and state net operating loss and capital loss carryforwards and did not result in significant cash payments. The net proceeds were utilized to reduce the Company's long-term debt.

     As a result of the sale, the paint products segment is accounted for as a discontinued operation. Revenues associated with the discontinued paint products segment for 1994 were $61,920,000.

(6) INVESTMENT IN THERMALEX

     Thermalex, Inc. ("Thermalex") is a joint venture, formed in 1985 between the Company's Thermal Components Division and Mitsubishi Aluminum, Ltd., which sells aluminum extruded products to the automobile industry. The Company's equity investment in Thermalex represents a 50% ownership

                      INSILCO CORPORATION AND SUBSIDIARIES
     interest. Under the equity method of accounting, the Company's share of the net income of Thermalex is reflected as earned in "other income" in the accompanying statements of operations and any cash distributions are credited against the investment as received. The Company received $400,000 and $3,400,000 of dividend distributions from Thermalex in 1995 and 1996, respectively. For the six months ended June 30, 1996 and 1997 the Company received $400,000 (unaudited) and $1,460,000 (unaudited), respectively, of dividend distributions from Thermalex.

     Sales for Thermalex for the years ended December 31, 1994, 1995 and 1996 were $34,510,000, $44,839,000 and $48,057,000, respectively. Net income for the years ended December 31, 1994, 1995 and 1996 was $2,723,000, $4,670,000
     and $5,844,000, respectively. Total assets were $32,631,000 and $28,629,000 at December 31, 1995 and 1996, respectively. Stockholders' equity was $18,058,000 and $17,102,000 at December 31, 1995 and 1996, respectively.

     Sales for the six months ended June 30, 1996 and 1997 were $24,042,000 (unaudited) and $25,366,000 (unaudited), respectively. Net income for the six months ended June 30, 1996 and 1997 was $2,724,000 (unaudited) and $3,094,000 (unaudited), respectively. Total assets and stockholders' equity as of June 30, 1997 were $35,755,000 (unaudited) and $17,275,000
     (unaudited), respectively.

     During 1993, the Company loaned $4,200,000 to Thermalex at 7.95% with a maturity date of December 15, 1999 which was fully paid as of December 31, 1996. The unpaid balance as of December 31, 1995 of $1,000,000 was included in the Company's equity investment in Thermalex.

(7) LONG-TERM DEBT

     A summary of long-term debt consisted of the following (in thousands):

                                                                DECEMBER 31,
                                                            ---------------------       JUNE 30,
                                                              1995         1996           1997
                                                            --------      -------      -----------
                                                                                       (UNAUDITED)
      Bank term loan...................................     $139,500      116,677        111,052
      Bank revolving credit facility...................       44,600       41,300         56,640
      Miscellaneous....................................        2,389        3,065          2,128
                                                            --------      -------        -------
                                                             186,489      161,042        169,820
      Less current portion.............................      (18,642)     (24,272)       (24,708)
                                                            --------      -------        -------
                                                            $167,847      136,770        145,112
                                                            ========      =======        =======

     In November 1994, the Company entered into a bank credit agreement that provided up to $285,000,000 in bank loans pursuant to two credit facilities (the "Bank Credit Agreement"). The Bank Credit Agreement consists of a $130,000,000 revolving credit facility, with a $50,000,000 sublimit for issuance of letters of credit and an initial $155,000,000 term loan ($116,677,000 at December 31, 1996). The bank loans bear interest at various floating rates, at the Company's option, which approximate the one to six month LIBOR rates plus 1.25% (such LIBOR rates approximated 5.5% to 5.8% at December 31, 1996). The Company has limited its exposure to fluctuations of interest rates on a portion of debt as explained in Note 8.

     Annual commitment fees consist of 3/8% of the average daily unused commitment and 1 1/4% of the average daily outstanding letters of credit. Letters of credit aggregating $10,430,000 were outstanding at December 31, 1996. The term loan is payable in quarterly installments through March 31, 2001. Partial proceeds from asset sales must be applied to the term loan under certain circumstances. The revolving credit facility will terminate and all amounts outstanding, if any, will be due on March 31, 2001.

                      INSILCO CORPORATION AND SUBSIDIARIES

     Aggregate principal payments of the Company's bank term loan for the five years subsequent to December 31, 1996 are as follows: in 1997 -- $23,250,000, in 1998 -- $26,625,000, in 1999 -- $30,125,000, in
     2000 -- $32,375,000, and in 2001 -- $4,302,000.

     The Bank Credit Agreement is guaranteed on a joint and several basis by the Company's material directly and indirectly wholly owned subsidiaries (the "Guarantors") and has been secured by substantially all assets of the Guarantors. The Bank Credit Agreement contains various restrictions and conditions regarding capital expenditures, payment of dividends, asset sales, investments, sale of stock, incurrence of additional indebtedness, financial covenants and other matters. The Company was in compliance with these covenants as of December 31, 1996.

     In 1994, proceeds from the Bank Credit Agreement were utilized to prepay amounts outstanding under the Company's 10 3/8% Notes and 9 1/2% Senior Notes, both of which were due on July 1, 1997 (collectively the "Old Notes") and to replace the Company's post-reorganization secured revolving credit facility (the "Revolving Credit Facility"). As a result of the prepayment, the Company recorded an extraordinary charge of $2,156,000, net of a $1,345,000 tax benefit, due to the call premium required by the Old Notes and expensing the related unamortized debt financing costs.

(8) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has determined the fair value of its debt and other financial instruments as follows:

     Term Loan and Revolver Loan

     The fair value of the bank term loan and revolving credit facility was determined to approximate the carrying value at December 31, 1995 and 1996 based upon the present value of expected cash flows considering expected maturities and using interest rates currently available to the Company for long-term borrowings with similar terms.

     Miscellaneous Debt

     The fair value of miscellaneous long-term debt is estimated to approximate the carrying amount because there have not been any significant changes in market conditions or specific circumstances since the instruments were recorded at fair value in connection with "fresh start" accounting on the Plan Effective Date.

     Interest Rate Hedges

     The fair values of the forward rate, interest rate cap and interest rate swap obligations at December 31, 1996 were less than the carrying values by $1,281,000. Quotes from counterparties were used to determine the fair values of these agreements.

     At December 31, 1996, the Company's forward rate agreements fixed the interest rate on $55,000,000 of its floating rate bank debt (from 11/29/96 to 5/30/97) to a weighted average rate of 6.97% and its swap agreement fixed the interest rate on $45,000,000 (from 5/30/95 to 5/30/98) at 8.99%.
     At December 31, 1996 the Company's cap agreements limit the maximum interest rate at $40,000,000 of its floating rate debt (from 5/28/95 to 5/27/97) to 8.25%.

     The Company is exposed to market risk for changes in interest rates, but has no off-balance sheet risk of accounting loss. The Company manages exposure to counterparty credit risk by entering into such transactions with major financial institutions that are expected to perform under the terms of such agreements.

                      INSILCO CORPORATION AND SUBSIDIARIES

(9) OTHER LONG-TERM LIABILITIES

     A summary of other long-term liabilities follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------       JUNE 30,
                                                               1995         1996          1997
                                                              -------      ------      -----------
                                                                                       (UNAUDITED)
      Prepetition and other tax liabilities..............     $17,271      13,242          9,974
      Post-retirement benefits, other than pensions......      21,622      21,641         22,502
      Environmental liabilities..........................      12,294       9,208          8,840
      Deferred compensation and other....................       2,425       3,246          3,032
                                                              -------      ------         ------
                                                               53,612      47,337         44,348
      Less current portion...............................      (7,975)     (6,661)        (5,608)
                                                              -------      ------         ------
                                                              $45,637      40,676         38,740
                                                              =======      ======         ======

     Prepetition and other tax liabilities

     The Company entered into an agreement with the Internal Revenue Service settling Federal income tax claims filed in the Chapter 11 cases for open taxable years through 1990. In addition to this agreement, the tax liabilities include Prepetition state tax claim settlements, negotiated payment terms on certain foreign Prepetition tax liabilities, and an estimate of the Company's obligation for curative action required by the IRS to cure certain operational defects in one of the Company's defined contribution plans.

     Post-retirement benefits, other than pensions

     The Company maintains nine post-retirement health care and life insurance benefit plans, four of which cover approximately 500 present retirees (the "Retiree Plans") and five of which cover certain retirees and current employees of four operating units (the "Open Plans"). The Company pays benefits under the plans when due and does not fund its plan obligations as they accrue.

     During 1996 the Company amended its retiree health care plans to limit the Company's contributions and to adopt a cost-sharing method based upon a retiree's years of service. As a result, the accumulated postretirement benefit obligation (APBO) for these retiree health care plans was reduced by approximately $3.4 million.

     The Company's accrued post-retirement benefit cost is attributable to the Retiree Plans and one of the Open Plans, in which approximately 100 retirees and 300 current employees were participants. It has been assumed that plan participant contributions, if any, under these five plans will increase as a result of increases in medical costs. The other Open Plans have been, and are assumed will continue to be, fully self-funded by their participants.

     Periodic post-retirement benefits costs under the plans consist of service costs representing the cost of benefits earned by participating employees in one of the Open Plans and interest costs attributable to the Company's accrued obligations.

                      INSILCO CORPORATION AND SUBSIDIARIES

     The components of net periodic post-retirement benefit cost follow (in thousands):

                                                                     1994       1995       1996
                                                                    ------      -----      -----
      Service Cost.............................................     $  657        503        492
      Interest Cost............................................      1,485      1,401      1,154
      Amortization of prior service costs......................         --       (145)      (365)
                                                                    ------      -----      -----
                                                                    $2,142      1,759      1,281
                                                                    ======      =====      =====

     The plans' status reconciled with amounts recognized in the consolidated balance sheet at December 31 follows (in thousands):

                                                                            1995         1996
                                                                           -------      ------
      Accumulated post-retirement benefit obligations for retirees....     $11,263       7,828
      Other fully eligible plan participants..........................       2,719       2,302
      Other active plan participants..................................       5,224       4,440
                                                                            ------       -----
        Total APBO....................................................      19,206      14,570
      Prior service cost..............................................       2,396       4,777
      Unrecognized net gain...........................................          20       2,765
                                                                            ------       -----
        Accrued post-retirement benefit costs.........................     $21,622      22,112
                                                                            ======       =====

     At December 31, 1995 and 1996, the weighted-average discount rates used in determining the accumulated post-retirement benefit obligation were 7.25% and 7.75%, respectively. The recorded health care cost trend rate assumed in measuring the accumulated post-retirement benefit obligation was 8% in 1997, declining to an ultimate rate of 5% in 2010 and thereafter. If these trend rate assumptions were increased by 1%, the accumulated post-retirement benefit obligation would increase by approximately 14% ($2,045,000). The effect of this change on the sum of service cost and interest cost components of the net periodic post-retirement benefit cost for the year ending December 31, 1996 would be an increase of approximately 14% ($236,000).

     Environmental liabilities

     The Company's operations are subject to extensive Federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. The Company has a program for monitoring its compliance with applicable environmental regulations, the interpretation of which often is subjective. This program includes, but is not limited to, regular reviews of the Company operations' obligations to comply with environmental laws and regulations in order to determine the adequacy of the recorded liability for remediation activities.

     As a result of the Chapter 11 cases, a significant amount of uncertainty has been removed concerning the Company's liability for remediation activities relating to acts or omissions of the Company prior to the Petition Date at previously owned sites and independent waste management facilities. Claims filed in the Chapter 11 cases and other known environmental obligations that relate to locations owned by the Company subsequent to the Petition Date or upon which the Company currently conducts operations will be paid in cash as the environmental remediation activities are incurred. The environmental liabilities included in other long-term obligations represent the estimate of cash obligations that will be required in future years for these environmental remediation activities. The Company has estimated the potential exposure and accrued liability to be approximately $9,208,000 and $8,840,000 relating to these environmental matters at December 31, 1996 and June 30, 1997, respectively. These liabilities are undiscounted and do not assume any possible recoveries from insurance coverage or claims which the

                      INSILCO CORPORATION AND SUBSIDIARIES

     Company may have against third parties. The estimate is based upon in-house engineering expertise and the professional services of outside consulting and engineering firms. In addition, as a result of the Chapter 11 cases, a significant portion of the claims filed in the Bankruptcy Court were allowed as general unsecured claims to be discharged consistent with the Plan of Reorganization. Remaining claims related to environmental remediation obligations that are expected to be settled for stock are included in the Company's issued shares (see Note 12 for description of the reserved shares) and as such are not included in other long-term liabilities. Because of uncertainty associated with the estimation of these liabilities and potential regulatory changes, it is reasonably possible that these estimated liabilities could change in the near term but it is not expected that the effect of any such change would be material to the financial statements in the near term.

(10) PENSION

     Pension Plans

     The Company has defined benefit pension plans covering certain of its employees. The benefits under these plans are based primarily on employees' years of service and compensation near retirement. The Company's funding policy is consistent with the funding requirements of Federal laws and regulations. Plan assets consist principally of equity investments, government obligations and corporate debt securities. The Company also contributes to various multi-employer plans sponsored by bargaining units for its union employees.

     In the fourth quarter of 1995, the Company adopted a lump sum settlement feature for retirees and certain vested plan participants which resulted in the settlement of more than $42,000,000 in pension obligations. The Company recorded a gain on the settlement of $4,300,000 in the fourth quarter of 1995.

     A summary of the plans' funded status reconciled with amounts recognized in the consolidated balance sheet at December 31 follows (in thousands):

                                                      1995                              1996
                                          ----------------------------      ----------------------------
                                            ASSETS         ACCUMULATED        ASSETS         ACCUMULATED
                                            EXCEED          BENEFITS          EXCEED          BENEFITS
                                          ACCUMULATED        EXCEED         ACCUMULATED        EXCEED
                                           BENEFITS          ASSETS          BENEFITS          ASSETS
                                          -----------      -----------      -----------      -----------
      Plan assets at fair value......       $83,113           10,042           81,025           11,467
                                            -------           ------          -------           ------
      Actuarial present value of
        benefit obligations:
        Vested benefits..............        76,224           13,150           62,230           14,078
        Nonvested benefits...........         1,022              330              906              606
                                            -------           ------          -------           ------
      Accumulated obligation.........        77,246           13,480           63,136           14,684
      Benefits attributable to future
        compensation increases.......         4,536              283            2,504              549
                                            -------           ------          -------           ------
      Projected benefit
        obligations..................        81,782           13,763           65,640           15,233
                                            -------           ------          -------           ------
      Plan assets less projected
        benefit obligation...........         1,331           (3,721)          15,385           (3,766)
      Unrecognized gains.............        (4,772)          (1,446)         (17,227)            (550)
      Unrecognized prior service
        costs........................           203            1,893           (1,260)           1,736
                                            -------           ------          -------           ------
        Pension liability............       $(3,238)          (3,274)          (3,102)          (2,580)
                                            =======           ======          =======           ======

                      INSILCO CORPORATION AND SUBSIDIARIES

     The components of pension cost follow (in thousands):

                                                                 1994         1995         1996
                                                                -------      -------      ------
      Service cost.........................................     $ 2,729        1,848       2,381
      Interest cost........................................       9,844       10,297       6,066
      Actual return on assets..............................      (1,228)     (27,531)     (9,099)
      Net amortization and deferral........................      (9,088)      17,375       2,183
                                                                -------      -------       -----
        Net pension cost...................................     $ 2,257        1,989       1,531
                                                                =======      =======       =====

     In addition, the Company recognized pension costs of $565,000 in 1994, $580,000 in 1995 and $880,000 in 1996, related to contributions to multi-employer plans.

     The assumptions used in accounting for the pension plans as of December 31 follow:

                                                                            1995        1996
                                                                           ------      -------
      Discount rates..................................................     7.25%        7.75%
      Rates of increase in compensation levels........................      4.5%        4.5%
      Expected long-term rate of return on assets.....................      9.0%        9.0%

     In addition to the defined benefit plans described above, the Company sponsors a qualified defined contribution 401(k) plan covering substantially all non-union employees of the Company and its subsidiaries. The Company matches 50% of a participant's voluntary contributions up to a maximum of 3% of a participant's compensation. The Company's contribution expense was approximately $717,000 in 1994, $666,000 in 1995 and $738,000
     in 1996.

(11) INCOME TAX EXPENSE

     The Company's actual income tax obligations during 1994, 1995 and 1996 were substantially less than the total amount of income taxes recognized because previously generated net operating losses and other net deferred tax assets were utilized to reduce the tax obligations ("noncash components" of income tax expense). The components of total income taxes and a reconciliation of total income taxes to the actual income tax obligations follow:

                                                                1994         1995         1996
                                                               -------      -------      -------
      Total income taxes:
        Continuing operations.............................     $ 8,585       16,199       12,810
        Discontinued operations...........................       8,224           --           --
        Extraordinary items...............................      (1,345)          --           --
        Stockholders' equity..............................          --          (72)        (402)
                                                               -------      -------      -------
             Total income taxes...........................      15,464       16,127       12,408
      Noncash allocations:
        Deferred income taxes.............................       1,626      (12,661)     (10,016)
        Charges in lieu of taxes:
           Continuing operations..........................      (7,957)        (842)          --
           Discontinued operations........................      (8,224)          --           --
           Extraordinary item.............................       1,345           --           --
                                                               -------      -------      -------
             Actual income tax obligations................     $ 2,254        2,624        2,392
                                                               =======      =======      =======

                      INSILCO CORPORATION AND SUBSIDIARIES

     Deferred tax assets previously recognized on the balance sheet are presented as a component of deferred income tax expense from continuing operations when realized. In accordance with the Reorganization SOP, pre-reorganization deferred tax assets not previously recognized on the balance sheet are recorded as a reduction to Reorganization Goodwill (until reduced to zero and then as an addition to paid-in capital) when realized and are presented as "charges in lieu of taxes."

     Pretax income (loss) from continuing operations by domestic and foreign source follows (in thousands):

                                                                  1994         1995        1996
                                                                --------      ------      ------
      Domestic.............................................     $(44,832)      4,818      39,865
      Foreign..............................................       10,525      13,956      11,998
                                                                --------      ------      ------
                                                                $(34,307)     18,774      51,863
                                                                ========      ======      ======

     Income tax expense attributable to income from continuing operations differs from the amount computed by applying the Federal statutory rate to pretax income (loss) from continuing operations due to the following (in thousands):

                                                                  1994         1995        1996
                                                                --------      ------      ------
      Computed "expected" tax expense (benefit)............     $(12,007)      6,571      18,152
      Goodwill amortization................................       24,226      11,260          22
      State and local taxes, net of federal tax benefit....        1,418       1,845       1,467
      Foreign tax rate differential........................       (2,976)     (1,445)     (2,076)
      Change in deferred tax asset valuation allowance.....       (1,626)       (367)       (426)
      Equity in earnings of affiliates not subject to
        taxation because of dividends-received deduction
        for tax purposes...................................         (374)       (654)       (818)
      Benefit of capital loss carryforward.................           --          --      (2,781)
      Other, net...........................................          (76)     (1,011)       (730)
                                                                --------      ------      ------
        Income tax expense.................................     $  8,585      16,199      12,810
                                                                ========      ======      ======

     The components of income tax expense from continuing operations follow (in thousands):

                                                                   1994        1995        1996
                                                                  ------      ------      ------
      Current:
        Federal..............................................     $  342         758         542
        State, local and foreign.............................      1,912       1,938       2,252
                                                                  ------      ------      ------
                                                                   2,254       2,696       2,794
                                                                  ------      ------      ------

      Deferred:
        Federal..............................................      5,787      12,370       8,336
        State, local and foreign.............................        544       1,133       1,680
                                                                  ------      ------      ------
                                                                   6,331      13,503      10,016
                                                                  ------      ------      ------
           Total.............................................     $8,585      16,199      12,810
                                                                  ======      ======      ======

                      INSILCO CORPORATION AND SUBSIDIARIES

     The components of deferred income tax expense (benefit) attributable to income from continuing operations follow (in thousands):

                                                                  1994         1995        1996
                                                                 -------      ------      ------
      Deferred tax expense exclusive of other components....     $    --      13,028      10,442
      Charges in lieu of taxes..............................       7,957         842          --
      Changes in the valuation allowance for deferred tax
        assets allocated to income tax expense..............      (1,626)       (367)       (426)
                                                                 -------      ------      ------
                                                                 $ 6,331      13,503      10,016
                                                                 =======      ======      ======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow (in thousands):

                                                                           1995         1996
                                                                         --------      -------
      Deferred tax assets:
        Net operating loss carryforwards............................     $ 37,491       38,783
        Accrued liabilities, primarily due to accrual for financial
           reporting purposes.......................................       25,682       20,346
        Pension and other post retirement benefits, primarily due to
           accrual for financial reporting purposes.................       10,697       11,105
        Capital loss carryforwards..................................        7,234        8,812
        Other.......................................................        8,808        2,537
                                                                         --------      -------
           Total gross deferred tax assets..........................       89,912       81,583
                Less valuation allowance............................      (44,952)     (34,116)
                                                                         --------      -------
                                                                           44,960       47,467
                                                                         --------      -------
      Deferred tax liabilities:
        Plant and equipment, principally due to differences in
           depreciation.............................................       (7,412)      (9,199)
        Other.......................................................         (667)        (867)
                                                                         --------      -------
           Total gross deferred tax liabilities.....................       (8,079)     (10,066)
                                                                         --------      -------
                  Net deferred tax asset............................     $ 36,881       37,401
                                                                         ========      =======

     The net reduction in the valuation allowance for deferred tax assets for the years ended December 31, 1995 and 1996 was $7,623,000 and $10,836,000,
     respectively, which primarily resulted from the recognition of additional deferred tax assets and the expiration of capital loss carryforwards. During the fourth quarters of 1995 and 1996, deferred tax assets of $9,180,000 and $10,663,000, respectively, were recognized because it was concluded that it was more likely than not that additional deferred tax assets would be realized in future years. Accordingly, the recognition of a pre-reorganization deferred tax asset of $7,201,000 in 1995 was recorded as a reduction to Reorganization Goodwill, $1,612,000 and $10,237,000, in 1995 and 1996 respectively, was recorded as an increase to additional paid-in capital and $367,000 and $426,000 was recorded as a component of deferred income tax benefit from continuing operations in 1995 and 1996, respectively. Recognition, if any, of tax benefits subsequent to December 31, 1996 relating to unrecognized deferred tax assets are expected to be allocated as follows (in thousands):

          Income tax benefit that would be reported in the consolidated
            statements of operations...................................     $11,314
          Additional paid-in capital...................................      22,802
                                                                            -------
                                                                            $34,116
                                                                            =======

                      INSILCO CORPORATION AND SUBSIDIARIES

     The reduction in the 1995 deferred tax asset valuation allowance described above followed evaluation of actual 1994 and 1995 taxable income and projections of future taxable income. The reduction of the 1996 deferred tax asset valuation allowance described above followed the decision to pursue the sale of the Rolodex business unit (completed in March 1997) as well as projections of future taxable income. In order to fully realize the net deferred tax assets recognized, the Company will need to generate future taxable income of approximately $193 million prior to the year 2000. Combined cumulative taxable income, before utilization of net operating loss carryforwards, for the past three years approximated $28 million. Based upon an evaluation of historical and projected future taxable income, the Company believes it is more likely than not that it will generate sufficient future taxable income to realize its net deferred tax asset of $37,401,000 at December 31, 1996. The amount of deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income through the year 1999 are reduced.

     At December 31, 1996, the Company had Federal net operating loss carryforwards of approximately $88,222,000 which can be used to offset taxable income, which begin to expire in 2005. The Company's ability to utilize its pre-reorganization operating loss carryforwards is generally subject to the annual limitation of approximately $9,200,000. In addition to the annual limitation, operating loss carryforwards may be utilized for built in gains. Net operating losses not subject to the annual limitation (before consideration of built in gains) approximated $35,888,000 at December 31, 1996. The Company also has capital loss carryforwards of approximately $25,177,000 at December 31, 1996 which will begin to expire in 1998.

     (Unaudited) Income tax expense for the six months ended June 30, 1997 has been provided based upon the taxes expected to be incurred.

     The Company and its domestic subsidiaries file a consolidated U.S. Federal income tax return. The consolidated Federal income tax returns for 1991, 1992 and 1993 are presently being examined by the Internal Revenue Service. Management believes that the ultimate outcome of this examination will not have a material adverse effect on the financial condition, results of operations or liquidity of the Company.

(12) STOCKHOLDERS' EQUITY (DEFICIT)

     The Company's authorized capital stock consists of 15,000,000 shares of common stock. Each share entitles its holder to one vote on matters submitted to stockholders. The shares of common stock consisted of the following:

                                                               DECEMBER 31,
                                                         ------------------------       JUNE 30,
                                                           1995           1996            1997
                                                         ---------      ---------      -----------
                                                                                       (UNAUDITED)
      Issued shares.................................     9,574,646      9,647,237       10,036,116
      Issuable shares...............................        55,910         42,986           31,334
      Reserved shares...............................       222,195        120,571           73,299
                                                         ---------      ---------       ----------
                                                         9,852,751      9,810,794       10,140,749
                                                         =========      =========       ==========

     The issuable shares are those available for settled claims pending the return of required information by the claim holders to the Company. The reserved shares are those available to satisfy certain disputed Prepetition claims to be resolved in the Bankruptcy Court. During 1996, 101,624 reserved shares were eliminated because it was determined that prepetition claims would be settled for amounts less than previously estimated. To the extent that the remaining disputed claims are resolved for more or less than the reserved amount, the impact may be more or less dilutive to the Company's stockholders.

                      INSILCO CORPORATION AND SUBSIDIARIES

     Water Street Corporate Recovery Fund I, L.P., an investment partnership of which Goldman, Sachs & Co. ("Goldman Sachs") is the general partner, is the Company's principal stockholder, owning approximately 62% Company's outstanding shares of common stock.

     Under the Company's 1993 Long-Term Incentive Plan and 1993 Nonemployee Director Stock Incentive Plan, which became effective as of April 1, 1993, 1,860,000 shares of common stock have been reserved for issuance to eligible employees and nonemployee directors. As of December 31, 1996, the reserve has been reduced by awards for 183,336 shares and 1,179,549 granted options.

     Of the shares awarded, 10,000 were purchased in 1994 for $17.75 per share and 33,333 in 1993 for $15.00 per share, and the restrictions on the transferability of these shares will lapse in all events no later than three years after the award. Restrictions on the other 140,003 shares awarded, for which a nominal amount was paid, generally lapsed during 1995 and 1994 as the market value of the Company's stock attained targeted levels.

     The Company repurchased 97,500 shares of its common stock during 1996 at prices ranging from $30.60 to $36.125 under the $15,000,000 stock buyback program approved by the Company's Board of Directors on July 26, 1995. During the last half of 1995 the Company had repurchased 197,500 shares of its common stock at prices ranging from $32.375 to $36.875 under the stock buyback program.

(13) STOCK OPTION PLAN

     Under the Company's 1993 Long-term Incentive Plan, 560,000 share grants in 1993 become exercisable in 20% annual increments and such options expire 5 years after the grant date. All other options become exercisable in 33 1/3% annual increments and expire 10 years after the grant date. Options not exercised by their expiration date expire on that date. The options were considered common stock equivalents for earnings per share purposes for 1996 and 1995, but the stock options were not included in the earnings per share calculation in 1994 because they were anti-dilutive.

     The per share weighted-average fair value of stock options granted during 1995 and 1996 was $18.58 and $19.20 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1995 -- expected dividend yield 0.0%, risk-free interest rate of 6.31%, and an expected life of 7 years. 1996 -- expected dividend yield 0.0%, risk-free interest rate of 6.27%, and an expected life of 7 years;

     The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income, and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                      1995        1996
                                                                     ------      ------
          Net income                         As reported             $2,575      39,053
                                               Pro forma              2,562      38,748

          Earnings per share                 As reported               0.25        3.95
                                               Pro forma               0.25        3.92

     Pro forma net income reflects only options granted in 1995 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of 3 years and compensation cost for options granted prior to January 1, 1995 is not considered.

                      INSILCO CORPORATION AND SUBSIDIARIES

     A summary of the options granted follows:

                                                                                    NUMBER OF
                                                                                     SHARES
                                                                                    ---------
      Options outstanding December 31, 1993....................................       844,500
        Granted at $16.50 -- $26.50 per share..................................       109,800
        Granted at $30.00 per share............................................       156,300
        Forfeited at $15.00 -- $30.00 per share................................       (16,333)
        Exercised at $23.63 -- $23.75 per share................................        (2,099)
                                                                                    ---------
      Options outstanding December 31, 1994....................................     1,092,168
        Granted at $30.00 -- $38.50 per share..................................        12,850
        Forfeited at $15.00 -- $30.00 per share................................       (28,369)
        Exercised at $15.00 -- $17.25 per share................................       (12,646)
                                                                                    ---------
      Options outstanding December 31, 1995....................................     1,064,003
        Granted at $31.13 -- $35.56 per share..................................       102,900
        Forfeited at $15.00 -- $35.00 per share................................       (36,670)
        Exercised at $15.00 -- $30.00 per share................................       (59,668)
                                                                                    ---------
      Options outstanding December 31, 1996....................................     1,070,565
      Unaudited:
        Granted at $36.75 -- $38.50 per share..................................       128,000
        Forfeited at $15.00 -- $35.00 per share................................       (26,719)
        Exercised at $15.00 -- $35.00 per share................................      (328,954)
                                                                                    ---------
      Options outstanding June 30, 1997........................................       842,892
                                                                                    =========
      Options exercisable follow:
        December 31, 1994 at $15.00 -- $30.00 per share........................       202,650
        December 31, 1995 at $15.00 -- $30.00 per share........................       471,614
        December 31, 1996 at $15.00 -- $38.50 per share........................       682,681
        June 30, 1997 at $15.00 -- $38.50 per share............................       499,001

     At December 31, 1996, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $15.00 -- $38.50 and
     4.38 years, respectively.

     At December 31, 1995 and 1996, the weighted-average exercise price of exercisable options was $20.87 and $21.45, respectively.

(14) OTHER INCOME

     Other income for 1994 included a $1,167,000 gain related to the collection of notes receivable in excess of their financial statement carrying amount. Other income for 1995 included favorable adjustments of $3,600,000 related to the Company's environmental liabilities following a review of its liabilities from previously divested operations and $1,494,000 related to the resolutions of several legal disputes. In addition, other income included a $3,973,000 gain on the sale of idle corporate assets. Other income for 1996 included a $3,125,000 pretax gain on the sale of the Rolodex electronics product line. Other income also included a favorable adjustment of $2,200,000 related to the Company's environmental liabilities following completion of a site clean-up for an amount less than previously estimated.

                      INSILCO CORPORATION AND SUBSIDIARIES

(15) NONRECURRING CHARGES

     During the three months ended June 30, 1995, the Company recorded $6,200,000 in charges relating primarily to an additional valuation allowance for customer returns and uncollectible accounts receivable at Rolodex, the Company's office supply unit, to recognize a number of open and unresolved customer chargebacks, primarily originating in prior years.

(16) RELATED PARTY TRANSACTIONS

     During 1994, the Company paid Goldman Sachs a fee of $750,000 for its advisory services in connection with the sale of the paint products segment. In addition, the Company paid $86,000 and $6,000 in 1994 and 1995, respectively, as reimbursement of expenses relating to this and other advisory services. During 1996, the Company paid Goldman Sachs $1,000,000 in transaction fees in connection with the purchase of Lingemann (see Note
     4). During the six months ended June 30, 1997, the Company paid $1,996,000 (unaudited) as a fee and expenses in connection with the divestiture of the Office Products business. In connection with such services, the Company provides for the indemnification of Goldman Sachs against various liabilities, including liabilities under the Federal securities laws.

     As discussed in Note 7, the Company entered into a new bank credit agreement in 1994. Pearl Street L.P., an affiliate of Goldman Sachs, had an initial participating interest of $27,500,000 in the credit facilities provided to the Company. Pearl Street L.P. received $931,000 and $44,000 from the agent bank for its portion of the arrangement fee and interest, respectively, paid by the Company during 1994.

(17) COMMITMENTS AND CONTINGENCIES

     Rental expense for operating leases totaled $3,184,000, $3,436,000 and $3,954,000 for the years ended December 31, 1994, 1995 and 1996, respectively. For the six months ended June 30, 1996 and 1997 rental expense for operating leases totaled $2,095,000 (unaudited) and $1,974,000 (unaudited), respectively. These leases primarily relate to production facilities. Rentals received for subleases for operating leases totaled $0 in 1994, $136,000 in 1995 and $206,000 in 1996 and $100,000 (unaudited) and
     $118,000 (unaudited) for the six months ended June 30, 1996 and 1997, respectively.

     Future minimum lease payments under contractually noncancellable operating leases (with initial lease terms in excess of one year) for years subsequent to December 31, 1996 are as follows: 1997, $3,479,000; 1998, $2,861,000; 1999, $2,027,000; 2000, $1,196,000; 2001, $706,000; and
     thereafter, $313,000. Future minimum rentals to be received under noncancelable subleases for years subsequent to December 31, 1996 are as follows: 1997: $248,000, 1998: $260,000, 1999: $260,000, 2000: $260,000,
     2001: $22,000 and thereafter, $0.

     The Company is implicated in various claims and legal actions arising in the ordinary course of business. In addition, certain claims filed in the Bankruptcy Court are in dispute. The Company has recorded these disputed claims at the estimated settlement amounts ultimately expected to be allowed following the Bankruptcy Court litigation. It is reasonably possible that the estimated settlement amounts could change in the near term but it is not expected that such a change would have a material effect on the financial statements in the near term. Those claims or liabilities not subject to Bankruptcy Court litigation will be addressed in the ordinary course of business and be paid in cash as expenses are incurred.

     The United States Federal Trade Commission ("FTC") is investigating the Company's acquisition of the automotive tubing business assets of Helima-Helvetion International, Inc. ("HHI") to determine if the acquisition violated federal antitrust laws. The Company has responded to various FTC requests for information concerning the relevant market and competitive conditions in that market. At this time it is not known whether the investigation will result in the issuance of a complaint, or if such complaint is issued, the relief that will be sought or obtained. The 1996 revenues associated with the automotive

                      INSILCO CORPORATION AND SUBSIDIARIES
     tubing business acquired from HHI were $2,019,000, and the tangible net assets at December 31, 1996 were $6,988,000.

     In the opinion of management, the ultimate disposition of the matters discussed above will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity. At December 31, 1996, all unresolved bankruptcy settlements are included in the shares reserved to satisfy claims.

(18) BUSINESS SEGMENT INFORMATION

     The Company manufactures and supplies a diversity of products in three primary business segments. The segments and products are discussed below:

  (a) Automotive Components Group

      The Automotive Components Group is made up of three operating units, Thermal Components Group ("Thermal"), Steel Parts Corporation ("Steel Parts") and Romac Metals ("Romac"). The businesses in this segment manufacture tubing and other heat transfer components and assemblies and automotive parts.

      Thermal's businesses are involved in the manufacture of welded aluminum and copper/brass tubing and heat exchangers. Thermal's heat-transfer products have a broad range of applications in motor vehicles, railroad locomotives, construction and other industrial equipment.

      Thermal uses a direct sales force and independent sales representatives to market its products to both original equipment manufacturers ("OEMs") and aftermarket customers primarily in the United States, China and Europe. In 1994, 1995 and 1996, aftermarket sales were approximately 39%, 37% and 33%, respectively, of revenues. Aftermarket sales through June 30, 1996 and 1997 were approximately 40% (unaudited) and 30% (unaudited), respectively, of revenues.

      On February 1, 1996, the Company acquired Great Lake, Inc. and Kar Tool Co., Inc., which serve the automotive, heavy truck and industrial manufacturing radiator replacement market. These acquisitions did not have a material effect on the Company's financial position or its liquidity.

      On July 10, 1996, the Company acquired the automotive aluminum tube business of Helmut Lingemann GmbH & Co. The transactions include the purchase of stock of Lingemann's German subsidiary, ARUP Alu-Rohr und-Profil GmbH, and the automotive aluminum tube business assets of its Duncan, South Carolina based subsidiary Helmina-Helvetion International, Inc.

      Steel Parts is a manufacturer of close tolerance, value-added stampings for the automotive industry. Its products include clutch plates for automatic transmissions, suspension parts for vibration-reducing assemblies and engine mounts. Substantially all of Steel Parts' sales are made to the domestic automobile industry, either directly or indirectly through other independent automotive parts suppliers. Approximately 66%, 67% and 70% of Steel Parts' sales were to one of the "Big 3" domestic automobile manufacturers in 1994, 1995 and 1996, respectively. Approximately 71% (unaudited) of Steel Parts sales were to one of the "Big 3" domestic automobile manufacturers for both the six months ended June 30, 1996 and 1997. The strong domestic automotive market resulted in Steel Parts operating at or near capacity for most of 1994, 1995 and 1996.

      Romac manufactures stainless steel tubing used principally in marine and architectural applications.

                      INSILCO CORPORATION AND SUBSIDIARIES

  (b) Technologies Group

      The Technologies Group consists of four operating units, Stewart Connector Systems, Inc. ("Stewart Connector"), Signal Transformer Co., Inc. ("Signal"), Stewart Stamping Corporation ("Stewart Stamping"), and Escod Industries ("Escod"), which manufacture telecommunication and electrical component products, including: specialized connector systems, power transformers, precision stampings, wireform and wire assemblies, and cable and wire assemblies.

      Stewart Connector designs and manufactures high speed data connectors primarily for the computer networking and cellular telephone markets. Stewart Connector sells its products throughout the world, directly and through sales subsidiaries, and through a network of manufacturers' representatives. Foreign sales accounted for approximately 35% of Stewart Connector's sales in 1994, 43% in 1995 and 40% in 1996. For the six month periods through June 30, 1996 and 1997 foreign sales accounted for 40% (unaudited) and 43% (unaudited), respectively, of Stewart Connector's sales. It maintains a direct sales office in Japan.

      Signal manufactures custom and off-the-shelf small power transformers used in telecommunications products, medical instrumentation, electronic security systems, entertainment equipment and industrial process controls. Signal markets its products directly, utilizing catalogs and print advertising, and indirectly through independent sales representatives. It has a customer base of over nine thousand accounts, consisting of both OEMs and aftermarket resellers.

      Stewart Stamping is a tool designer and subcontract manufacturer of high volume precision metal stamped and wire formed parts. Stewart Stamping serves a wide variety of markets, including electrical devices such as circuit breakers, electrical fuses, lighting and process controls and the electronic industries in passive components such as capacitor cans and connector contacts. Stewart Stamping sells its products, directly and indirectly through manufacturing representatives, primarily in the U.S.

      Escod is a subcontract manufacturer in a highly fragmented market for wire and cable assemblies, primarily for the digital telecommunications switch market. Telecommunications and computer OEMs account for the bulk of Escod's sales. Despite successful recent customer diversification, two telecommunications OEMs together accounted for approximately 65%, 60% and 66% of total sales revenues in 1994, 1995 and 1996, respectively. For the six month periods through June 30, 1996 and 1997 Escod's sales to two telecommunications OEMs accounted for 68% (unaudited) and 70% (unaudited), respectively, of sales. Escod's dependence on these two major customers makes its revenues and operating income sensitive to changes in demand from those customers.

  (c) Office Products/Specialty Publishing Group

      The Office Products/Specialty Publishing Group includes two operating units: the Rolodex/Curtis operation, which manufactures and markets a variety of office products and computer accessories and is comprised of the Rolodex division, Rolodex de Puerto Rico, Inc. ("Rolodex-PR"), and Curtis Manufacturing, Inc. ("Curtis"); and Taylor Publishing Company ("Taylor"), a wholly owned subsidiary engaged in yearbook and other specialty printing and publishing. In late 1996 and early 1997, the Company sold the office products businesses. On September 3, 1996, the Company sold Curtis. On October 4, 1996, the Company sold its Rolodex electronics product line. On March 5, 1997, the Company sold the remainder of its Rolodex business.

      Taylor is engaged primarily in the contract printing of scholastic yearbooks for high schools, middle and elementary schools, colleges and universities. Its principal yearbook customers are secondary (middle and senior high) schools throughout the United States. Taylor also publishes a variety of specialty publications on a contract basis and a limited number of its own publishing titles. Through its

                      INSILCO CORPORATION AND SUBSIDIARIES
      reunion services division, Taylor also provides reunion planning and other services for alumni of schools, colleges and academies.

      Rolodex(R) products include desktop filing devices, business card files, electronic data bank organizers, manual personal organizers, telephone finding lists and paper punches. Rolodex uses its own sales force as well as independent manufacturers' representatives to market its products to office superstores, mass merchandisers and the traditional commercial office supply market on a nationwide basis.

      Sales of the electronic products line divested in October 1996 totaled $9,330,000 in 1996 for the period until the date of sale. Sales of Curtis(R) brand and Curtis by Rolodex(TM) computer accessories totaled $12,109,000 in 1996 for the period until the date of sale. Sales for Rolodex Offices Products (exclusive of Curtis sales and sales of electronic products) were $58,600,000 in 1996.

  (d) Allocation of Intangibles

      In accordance with the Reorganization SOP, the Company has allocated Reorganization Goodwill and resulting amortization to its identifiable segments.

  (e) Unallocated Corporate Overhead

      Segment operating income (loss) reflects the allocation of corporate overhead. Unallocated corporate overhead in 1994 consists of overhead associated with discontinued operations.

                      INSILCO CORPORATION AND SUBSIDIARIES

      Operating information of each business segment, excluding divested subsidiaries, follows (in thousands):

                                                                                    SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,               JUNE 30,
                                               ------------------------------      ------------------
                                                 1994       1995       1996         1996       1997
                                               --------    -------    -------      -------    -------
                                                                                      (UNAUDITED)
      AUTOMOTIVE COMPONENTS GROUP
        Sales...............................   $173,079    180,251    209,722      101,480    116,266
        Cost of sales.......................    130,183    134,673    156,481       75,802     85,463
        Selling, general and administrative
           expenses.........................     14,424     15,811     19,627        9,195     12,096
        Allocated corporate overhead........      2,194      1,282      2,981        1,543      1,870
        Depreciation........................      4,024      4,674      6,718        2,662      4,237
        Amortization of Reorganization
           Goodwill.........................      7,313      3,404         --           --         --
                                               --------    -------    -------      -------    -------
           Segment operating income.........   $ 14,941     20,407     23,915       12,278     12,600
                                               ========    =======    =======      =======    =======

      TECHNOLOGIES GROUP
        Sales...............................   $164,909    170,615    183,663       92,181     97,961
        Cost of sales.......................    116,061    116,253    127,337       62,581     68,721
        Selling, general and administrative
           expenses.........................     17,736     19,750     23,190       11,924     12,757
        Allocated corporate overhead........      2,870      1,412      3,152        1,631      1,971
        Depreciation........................      5,437      5,714      5,531        2,642      3,141
        Amortization of Reorganization
           Goodwill.........................     15,419      7,176         --           --         --
                                               --------    -------    -------      -------    -------
           Segment operating income.........   $  7,386     20,310     24,453       13,403     11,371
                                               ========    =======    =======      =======    =======

      OFFICE PRODUCTS/SPECIALTY PUBLISHING
        GROUP
        Sales...............................   $205,642    210,337    179,089      106,836     72,785
        Cost of sales.......................    126,598    134,794    106,075       64,369     41,252
        Selling, general and administrative
           expenses.........................     55,700     57,577     54,450       30,705     21,168
        Nonrecurring charges................         --      6,200         --           --         --
        Allocated corporate overhead........      3,599      1,904      3,487        1,804      1,162
        Depreciation........................      4,073      4,310      4,260        2,712      2,163
        Amortization of Reorganization
           Goodwill.........................     46,485     21,592         --           --         --
                                               --------    -------    -------      -------    -------
           Segment operating income
             (loss).........................   $(30,813)   (16,040)    10,817        7,246      7,040
                                               ========    =======    =======      =======    =======

                      INSILCO CORPORATION AND SUBSIDIARIES

      A reconciliation of segment operating income (loss) to consolidated operating income (loss) follows (in thousands):

                                                                                     SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,          JUNE 30,
                                                      ---------------------------    ----------------
                                                       1994       1995      1996      1996      1997
                                                      -------    ------    ------    ------    ------
                                                                                       (UNAUDITED)
      Total segment operating income (loss)........   $(8,486)   24,677    59,185    32,927    31,011
      Unallocated corporate overhead...............    (1,177)       --        --        --        --
      Corporate depreciation.......................       (36)      (60)      (84)      (42)      (44)
                                                      -------    ------    ------    ------    ------
        Consolidated operating income (loss).......   $(9,699)   24,617    59,101    32,885    30,967
                                                      =======    ======    ======    ======    ======

      A summary of identifiable assets of each business segment follows (in thousands):

                                                               DECEMBER 31,           JUNE 30, 1997
                                                           ---------------------      -------------
                                                             1995         1996         (UNAUDITED)
                                                           --------      -------
      Automotive Components Group.....................     $ 97,269      144,573         148,554
      Technologies Group..............................       98,352       83,397          88,936
      Office Products/Specialty Publishing Group......       78,399       67,822          53,693
      Corporate.......................................       66,109       56,208         132,028
                                                           --------      -------         -------
                                                           $340,129      352,000         423,211
                                                           ========      =======         =======

      Corporate assets include cash, deferred taxes and other assets. A summary of capital expenditures of each business segment follows (in thousands):

                                                                                        SIX MONTHS
                                                                                           ENDED
                                                         YEAR ENDED DECEMBER 31,         JUNE 30,
                                                       ---------------------------    ---------------
                                                        1994       1995      1996     1996      1997
                                                       -------    ------    ------    -----    ------
                                                                                        (UNAUDITED)
      Automotive Components Group...................   $ 8,099    10,244     7,447    1,876     5,494
      Technologies Group............................     4,770     7,044     9,597    4,407     3,425
      Office Products/Specialty Publishing Group....     6,105     4,745     5,446    2,919     1,359
      Corporate.....................................       189       126        89       64        37
      Discontinued operations.......................       450        --        --       --        --
                                                       -------    ------    ------    -----    ------
                                                       $19,613    22,159    22,579    9,266    10,315
                                                       =======    ======    ======    =====    ======

      In 1994, export sales were less than 10% of total sales. In 1995, export sales were $59,669,000 or 11% of total sales. Export sales in 1995 to Europe, Asia, Canada and Mexico were $19,777,000, $18,493,000, $8,892,000 and $5,280,000, respectively. All other export sales in 1995 totaled $7,227,000. In 1996, export sales were $71,571,000 or 12% of total sales. Export sales in 1996 to Europe, Asia, Canada and Mexico were $29,858,000, $17,133,000, $8,340,000 and $6,813,000, respectively. All other export sales totaled $9,427,000.

      For the six months ended June 30, 1996, export sales were $33,319,000 or 11% of total sales. Export sales for the six months ended June 30, 1996 to Europe, Asia, Canada and Mexico were $11,447,000, $10,525,000, $4,819,000 and $3,164,000, respectively. All other export sales for the first six months of 1996 totaled $3,364,000. For the six months ended June 30, 1997, export sales were $35,576,000 or 12% of total sales. Export sales for the six months ended June 30, 1997 to Europe, Asia, Canada, and Mexico were $16,382,000, $7,223,000, $5,255,000 and $2,656,000, respectively. All other export sales

                      INSILCO CORPORATION AND SUBSIDIARIES
      for the first six months of 1997 totaled $4,060,000. The Company's transactions are primarily in U.S. dollars.

(19) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     A summary of the quarterly financial information follows (in thousands):

       1995

                                                 MARCH 31      JUNE 30(1)      SEPT 30      DEC 31(2)
                                                 --------      ----------      -------      ---------
      Sales.................................     $121,375        167,221       137,620       134,987
      Gross Profit..........................       37,913         55,756        41,621        39,243
      Net income............................           70          3,321        (1,564)          748
      Per Share:
        Net income..........................     $   0.01           0.33         (0.15)         0.07

       1996

                                                 MARCH 31      JUNE 30      SEPT 30(3)      DEC 31(4)
                                                 --------      -------      ----------      ---------
      Sales.................................     $122,449      178,048        142,893        129,084
      Gross Profit..........................       34,882       55,621         41,038         36,230
      Net income............................        6,146       11,805          8,482         12,620
      Per Share:
        Net income..........................     $   0.61         1.20           0.86           1.27

       1997

                                               MARCH 31(5)      JUNE 30
                                               -----------      -------
      Sales...............................      $ 117,341       169,671
      Gross Profit........................         31,256        52,170
      Net income..........................         63,319        11,207
      Per Share:
        Net income........................      $    6.39          1.14

---------------

     (1) Includes the following: a) nonrecurring charges of $6,200,000 (See Note
         15), b) $3,600,000 favorable adjustment to the Company's environmental liabilities, c) $1,494,000 of favorable adjustments related to the resolution of several legal disputes (see Note 14).

     (2) Includes the following: a) Pretax gain of $4,300,000 related to a change in the Company's pension plan (See Note 10), b) gain of $2,300,000 from the sale of idle corporate assets, c) charges totaling $3,900,000 for Rolodex/Curtis primarily for customer chargebacks and sales returns.

     (3) Includes a $2,200,000 favorable adjustment to the Company's environmental liabilities.

     (4) Includes the following: a) Pretax gain of $3,125,000 on the sale of Rolodex electronics product line (See Note 3), b) recognition of a tax benefit of $3,207,000 primarily related to a capital loss carryforward.

     (5) Includes a pretax gain of $95,001,000 on the divestiture of the Office Products business.

(20) PRO FORMA RESULTS OF OPERATIONS

     The following pro forma financial information presents consolidated sales and results of operations as if the divestitures of Curtis, Rolodex electronics product line and the Rolodex business unit (see Note 3)

                      INSILCO CORPORATION AND SUBSIDIARIES
     had occurred as of the beginning of the periods presented. The pro forma effect of the acquisition of the automotive aluminum tube business of Lingemann (see Note 4) is included as if the acquisition occurred at the beginning of the year ended December 31, 1996. The effect of the acquisition for year ended December 31, 1995, is not included because operating information is not available for that period. The pro forma results of operations are as follows (in thousands, except per share data):

                                                   YEAR ENDED DECEMBER         SIX MONTHS ENDED
                                                           31,                     JUNE 30,
                                                  ---------------------      --------------------
                                                    1995         1996         1996         1997
                                                  --------      -------      -------      -------
                                                                                 (UNAUDITED)
      Sales..................................     $455,379      507,140      269,454      276,215
      Net income.............................        4,685       32,456       15,037       15,993
      Net income per common share and share
        equivalent...........................     $   0.46         3.28         1.52         1.62

(21) SUBSEQUENT EVENT (UNAUDITED)

     Following the sale of the Rolodex business unit, the Company decided to (i) refinance its existing indebtedness, (ii) seek to obtain up to $150,000,000 of new debt (the "Notes") and (iii) effect a repurchase of shares in an amount of approximately $220,000,000.

     The Company subsequently entered into a new credit facility as of July 3, 1997 which, among other things, provides for, (i) a $200,000,000 revolving credit facility, (ii) a $50,000,000 sublimit for commercial and standby letters of credit (including the opportunity to obtain letters of credit in various selected foreign currencies) and (iii) a $50,000,000 sublimit for advances in selected foreign currencies. The closing of the new credit facility permitted the Company on July 10, 1997 to refinance the entire outstanding amount of its existing bank indebtedness. The new credit facility permits the Company to issue the Notes, subject to certain conditions.

     On July 10, 1997, the Company purchased, using the proceeds from the sale of the Rolodex business unit, (i) 2,805,194 shares from Water Street at $38.50 per share in cash for an aggregate purchase price of $107,999,969 and (ii) 51,948 shares from Mr. Smialek, the President and Chairman of the Board of the Company, at $38.50 per share.

     On July 11, 1997, the Company commenced a tender offer pursuant to which it offered to purchase up to 2,857,142 shares at a price of $38.50 per share in cash. The tender offer expired on August 12, 1997. Upon expiration of the tender offer 2,857,142 shares had been tendered and the Company purchased all of the shares tendered. The purchase of the shares tendered in the tender offer was paid for from the proceeds of the issuance and sale of the Notes.

==========================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE NEW NOTES, TO WHICH IT RELATES OR AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY THE NEW NOTES, IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Available Information.....................    2
Incorporation of Certain Information by
  Reference...............................    2
Prospectus Summary........................    3
Risk Factors..............................   17
Use of Proceeds...........................   21
Capitalization............................   22
The Exchange Offer........................   23
Certain Federal Income Tax Consequences...   30
Unaudited Pro Forma Condensed Consolidated
  Financial Information...................   31
Selected Consolidated Financial Data......   38
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................   41
Disclosure Regarding Forward Looking
  Statements..............................   51
Businesses and Properties.................   51
Management................................   59
Principal Stockholders....................   61
Description of the New Credit Facility....   63
Description of the Notes..................   66
Plan of Distribution......................   90
Validity of the New Notes.................   91
Experts...................................   91
Index to Consolidated Financial
  Statements..............................  F-1

==========================================================

==========================================================
                              INSILCO CORPORATION

                        OFFER TO EXCHANGE 10 1/4% SENIOR
                      SUBORDINATED NOTES, DUE 2007, WHICH
                   HAVE BEEN REGISTERED UNDER THE SECURITIES
                    ACT OF 1933, AS AMENDED, FOR ANY AND ALL
                    OUTSTANDING 10 1/4% SENIOR SUBORDINATED
                                 NOTES DUE 2007

                             ----------------------

                                   PROSPECTUS

                             ----------------------
==========================================================

                 [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]
                              INSILCO CORPORATION

                   10 1/4% SENIOR SUBORDINATED NOTES DUE 2007

     The 10 1/4 Senior Subordinated Notes due 2007 (the "New Notes") were issued in exchange for the Old Notes (as defined herein) by Insilco Corporation, a Delaware corporation (the "Company").

     Interest on the Notes will be payable semi-annually on February 15 and August 15 of each year (each, an "Interest Payment Date"), commencing on February 15, 1998. The Notes will mature on August 15, 2007 and will not be subject to redemption at the option of the Company except as follows. The Company may redeem the Notes, in whole or in part, at any time on or after August 15, 2002 and prior to maturity, upon not less than 30 nor more than 60 days notice mailed to each holder of the Notes, at the redemption prices set forth herein, plus accrued interest, if any, to but excluding the date of redemption. Holders of record on the relevant Regular Record Date will be entitled to receive interest due on an Interest Payment Date that is on or prior to the relevant date of redemption.

     Upon a Change of Control, holders of the New Notes may require the Company to purchase all or a portion of the New Notes at a purchase price equal to 101% of their aggregate principal amount, plus accrued interest, if any, to but excluding the purchase date. Additionally, the Company will be obligated in certain circumstances to make an offer to purchase the New Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued interest, if any, to but excluding the purchase date with the Net Available Proceeds of Asset Dispositions. See "Description of the Notes."

     The New Notes will be senior subordinated unsecured obligations of the Company. The New Notes will be subordinated in right of payment to all existing and future Senior Debt (as defined herein), of the Company, including the New Credit Facility (as defined herein), will be structurally subordinate to all existing and future indebtedness of the Company's subsidiaries, will rank pari passu in right of payment with any future senior subordinated indebtedness of the Company and will rank senior in right of payment to any future indebtedness of the Company that may be subordinated thereto. On a pro forma basis as of June 30, 1997, the Company had Senior Debt of approximately $141.8 million. The Company's domestic subsidiaries have joint and several liability for (and have pledged substantially all of their assets as collateral for, and in certain cases guaranteed) indebtedness under the New Credit Facility. See "Description of the Notes" and "Description of the New Credit Facility."
                            ------------------------

  SEE "RISK FACTORS" BEGINNING ON PAGE [ ] FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN
                   INVESTMENT IN THE NEW NOTES OFFERED HEREBY
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

THIS PROSPECTUS HAS BEEN PREPARED FOR AND IS TO BE USED BY GOLDMAN, SACHS & CO.
    IN CONNECTION WITH OFFERS AND SALES IN MARKET-MAKING TRANSACTIONS OF THE EXCHANGE NOTES. THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS OF SUCH SALES.
 GOLDMAN, SACHS & CO. MAY ACT AS A PRINCIPAL OR AGENT IN SUCH TRANSACTIONS. THE
     EXCHANGE NOTES MAY BE OFFERED IN NEGOTIATED TRANSACTIONS OR OTHERWISE.

            The date of this Prospectus is                  , 1997.

                 [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]

                RISK FACTORS -- TRADING MARKET FOR THE NEW NOTES

     There is no existing market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes or the ability of the Holders of the New Notes to sell their New Notes or the price at which such Holders may be able to sell their New Notes. If such market were to develop, the New Notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Although it is not obligated to do so, Goldman Sachs intends to make a market in the New Notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Goldman Sachs. No assurance can be given as to the liquidity of or the trading market for the New Notes.

     Goldman Sachs may be deemed to be an affiliate of the Company and, as such, may be required to deliver a prospectus in connection with its market-making activities in the New Notes. Pursuant to the Registration Rights Agreement, the Company agreed to file and maintain a registration statement that would allow Goldman Sachs to engage in market-making transactions in the New Notes. Subject to certain exceptions set forth in the Registration Rights Agreement, the registration statement will remain effective for as long as Goldman Sachs may be required to deliver a prospectus in connection with market-making transactions in the New Notes. The Company has agreed to bear substantially all the costs and expenses related to such registration statement.

     This Prospectus is delivered in connection with the sales of the New Notes by Goldman Sachs in market-making transactions. The Company will not receive any of the proceeds from such transactions.

                 [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]

                                USE OF PROCEEDS

     This Prospectus is delivered in connection with the sales of the New Notes by Goldman Sachs in market-making transactions. The Company will not receive any of the proceeds from such transactions.

                 [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]

                              PLAN OF DISTRIBUTION

     This Prospectus is to be used by Goldman Sachs in connection with offers and sales of the New Notes in market-making transactions effected from time to time. Goldman Sachs may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     Affiliates of Goldman Sachs currently own 45.3% of the Company's Common Stock. See "Ownership of Capital Stock."

     The Company has been advised by Goldman Sachs that, subject to applicable laws and regulations, Goldman Sachs currently intends to make a market in the New Notes following completion of the Exchange Offer. However, Goldman Sachs is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors -- Trading Market for the New Notes."


     Goldman Sachs has provided investment banking services to the Company in the past and may provide such services and financial advisory services to the Company in the future. Goldman Sachs acted as one of the Initial Purchasers in connection with the initial sale of the Notes and such Initial Purchasers received an underwriting discount of approximately $4.5 million in connection therewith of which Goldman, Sachs received a substantial portion.


     Goldman Sachs and the Company have entered into a registration rights agreement with respect to the use by Goldman Sachs of this Prospectus. Pursuant to such agreement, the Company agreed to bear all registration expenses incurred under such agreement, and the Company agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act.

                 [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]

======================================================
  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR GOLDMAN SACHS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE NEW NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................  [   ]
Incorporation of Certain Information
  by Reference........................  [   ]
Prospectus Summary....................  [   ]
Risk Factors..........................  [   ]
Use of Proceeds.......................  [   ]
Capitalization........................  [   ]
Unaudited Pro Forma Condensed
  Consolidated Financial
  Information.........................  [   ]
Selected Consolidated Financial
  Data................................  [   ]
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................  [   ]
Disclosure Regarding Forward Looking
  Statements..........................  [   ]
Businesses and Properties.............  [   ]
Management............................  [   ]
Principal Stockholders................  [   ]
Description of the New Credit
  Facility............................  [   ]
Description of Notes..................  [   ]
Plan of Distribution..................  [   ]
Validity of the New Notes.............  [   ]
Experts...............................  [   ]
Index to Consolidated Financial
  Statements..........................  F-1

======================================================

======================================================

                              INSILCO CORPORATION

                       10 1/4% SENIOR SUBORDINATED NOTES,
                                    DUE 2007

                              --------------------

                                   PROSPECTUS

                              --------------------
======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Restated Certificate of Incorporation and Article VII, Section 1 of the By-Laws of the Company authorize indemnification of officers and directors to the full extent permitted under Delaware law.

     The indemnification provided for in the Delaware General Corporation Law is not exclusive of any other rights of indemnification, and a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the Delaware General Corporation Law.

     Section 145 of the Delaware Corporation Law, as amended, provides in regard to indemnification of directors and officers as follows:

          "145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.-- (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests if the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation a s director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section.

     Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are not such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power an authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries and an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


EXHIBIT
 NUMBER                                          DESCRIPTION
--------       -------------------------------------------------------------------------------
   *2(a)  --   Amended and Restated Plan of Reorganization Jointly Proposed by the Debtors and
               the Official Joint Committee of Unsecured Creditors dated November 23, 1992
               (Form T-3, Exhibit T3E-3, file No. 22-23356).
   *2(b)  --   Order Confirming Plan of Reorganization and Approving Settlements Pursuant to
               Bankruptcy Rule 9019 dated November 24, 1992 (Form T-3, Exhibit T3E-4, File No.
               22-23356).
   *2(c)  --   Order on Motion for Order in Aid of Implementation of Plan dated March 23, 1993
               (Form T-3, Exhibit T3E, File No. 22-23356).
   *2(d)  --   Order on Debtors' Supplemental Motion for Order in Aid of Implementation of
               Plan dated March 23, 1993 (Form T-3, Exhibit T3E-6, File No. 22-23356).
   *2(e)  --   Notice of (1) Order Confirming Plan of Reorganization, (2) Effective Date and
               (3) Administrative Claims Bar Date dated April 1, 1993 (Form 10, Exhibit 2(e),
               File No. 0-22098).
   *2(f)  --   Order on Motion for Order in Aid of Implementation of Plan dated September 14,
               1993 (Form 10/A, Amendment No. 2 to Form 10, Exhibit 2(f), File No. 0-22098).
   *2(g)  --   Share Purchase Agreement, dated as of June 28, 1996, between the Company's subsidiary, GUVAB Gesellschaft fur Unternehmensbeteililgungen und
               Vermogensverwaltung im aluminiumverarbeitenden Bereich mbH ("GUVAB") , and
               Lingemann (Form 8-K dated July 10, 1996, File No. 0-22098).**
   *2(h)  --   Asset Purchase Agreement, dated as of July 1, 1996, among the Company's subsidiary, HHI Acquisition Corp., Lingemann, and Helima-Helvetion
               International, Inc. (Form 8-K dated July 10, 1996, File No. 0-22098).**
   *2(i)  --   Stock Purchase Agreement, dated as of September 3, 1996, between the Company's subsidiary and Esselte Corporation (Form 8-K dated September 6, 1996, File No.
               0-22098).**
   *2(j)  --   Asset Purchase Agreement, dated as of October 4, 1996, between the Company and
               Franklin Electronic Publishers, Inc. and List of Omitted Schedules (Form 8-K
               dated March 5, 1997, File No. 0-22098).**
   *2(k)  --   Asset Purchase Agreement, dated as of February 12, 1997, between the Company and Newell Co. (Form 8-K dated March 5, 1997, File No. 0-22098).**
   *3(a)  --   Amended and Restated Certificate of Incorporation of the Company (Form 10,
               Exhibit 3(a), File No. 0-22098).
   *3(b)  --   Amended and Restated Bylaws of the Company (Form 10, Exhibit 3(b), File No.
               0-22098).
   *4(a)  --   Settlement Agreement and Stipulated Order by and between the Company, certain subsidiaries of the Registrant, The Valspar Corporation and the United States
               of America by order of the United States District Court for the Western
               District of Texas, San Antonio Division, dated January 19, 1993 (Form 10,
               Exhibit 4(h), File No. 0-22098).
   *4(b)  --   Stipulation regarding Settlement Agreement and Stipulated Order amending
               Exhibit 4(h) (Form 10, Exhibit 4(i), File No. 0-22098).

EXHIBIT
 NUMBER                                          DESCRIPTION
--------       -------------------------------------------------------------------------------
   *4(c)  --   Credit Agreement, dated as of October 21, 1994, among the Company, the institutions from time to time parties thereto as Lenders, the institutions from time to time parties thereto as Issuing Banks, Citicorp USA, Inc. and
               Pearl Street L.P., as Co-Agents, and Citicorp USA, Inc., as Administrative
               Agent (Form S-8 Registrations Statement, as amended, Exhibit 4(o), File No.
               33-86938).**
   *4(d)  --   First Amendment to Credit Agreement, dated as of November 21, 1994, among the
               Company, the institutions from time to time parties thereto as Lenders, the institutions from time to time parties thereto as Issuing Banks, Citicorp USA,
               Inc. and Pearl Street L.P., as Co-Agents, and Citicorp USA, Inc., as
               Administrative Agent (Form S-8 Registration Statement, as amended, Exhibit
               4(p), File No. 33-86938).**
   *4(e)  --   Second Amendment to Credit Agreement, dated as of March 8, 1995, among the
               Company, the institutions from time to time parties thereto as Lenders, the institutions from time to time parties thereto as Issuing Banks, Citicorp USA,
               Inc. and Pearl Street L.P., as Co-Agents, and Citicorp USA, Inc., as
               Administrative Agent; (Form 10-K for the year ended December 31, 1994, Exhibit
               4(f), File No. 0-22098).**
   *4(f)  --   Third Amendment to Credit Agreement, dated as of July 18, 1995, among the
               Company, the institutions from time to time parties thereto as Lenders, the institutions from time to time parties thereto as Issuing Banks, Citicorp USA,
               Inc. and Pearl Street L.P., as Co-Agents, and Citicorp USA, Inc., as
               Administrative Agent (Form 10-Q for the quarter ended June 30, 1995, Exhibit
               4(g), File No. 0-22098).**
   *4(g)  --   Fourth Amendment to Credit Agreement, dated as of June 21, 1996, among the
               Company, the institutions from time to time parties thereto as Lenders, the institutions from time to time parties thereto as Issuing Banks, Citicorp USA,
               Inc. and Pearl Street L.P., as Co-Agents, and Citicorp USA, Inc., as
               Administrative Agent (Form 8-K dated July 10, 1996, File No. 0-22098).
   *4(h)  --   Fifth Amendment to Credit Agreement, dated as of June 21, 1996, among the
               Company, the institutions from time to time parties thereto as Lenders, the institutions from time to time parties thereto as Issuing Banks, Citicorp USA,
               Inc. and Pearl Street L.P., as Co-Agents, and Citicorp USA, Inc., as
               Administrative Agent (Form 10-K dated March 27, 1997, File No. 0-22098).
   *4(i)  --   Amended and Restated Credit Agreement, dated July 3, 1997 (Schedule 13e-4,
               Exhibit (b)(1), dated July 11, 1997).
 ***4(j)  --   Indenture, dated as of August 12, 1997 between the Company and the Trustee.
    4(k)  --   Form of New Note (included in Exhibit 4(j) above).
 ***4(l)  --   Purchase Agreement, dated as of August 7, 1997, among the Company and Goldman,
               Sachs & Co., McDonald & Company Securities, Inc. and Citicorp Securities Inc.
               (the "Initial Purchasers").
 ***4(m)  --   Exchange and Registration Rights Agreement, dated as of August 12, 1997, between the Company and the Initial Purchasers.
 ***5     --   Opinion of Fried, Frank, Harris, Shriver & Jacobson regarding the legality of the New Notes being registered.
  *10(a)  --   The Company's 1993 Long-Term Incentive Plan (Form 10, Exhibit 10(j), File No.
               0-22098).
  *10(b)  --   Supplemental Terms and Conditions Applicable to December 1993 Option Award
               Under the Company 1993 Long-Term Incentive Plan (Form S-8 Registrations
               Statement, as amended Exhibit 4(b), File No. 33-86938).

EXHIBIT
 NUMBER                                          DESCRIPTION
--------       -------------------------------------------------------------------------------
  *10(c)  --   Employment Agreement dated as of May 1, 1993 between the Company and Robert L.
               Smialek, as amended and restated (Form 10/A, Amendment No. 1 to Form 10,
               Exhibit 10(k), File No. 0-22098).
  *10(d)  --   Restricted Stock Agreement dated as of June 26, 1994 between the Company and
               James D. Miller. (Form 10-K for the year ended December 31, 1994, Exhibit
               10(e), File No. 0-22098).
  *10(e)  --   Form of Indemnification Agreement adopted by the Company as of July 30, 1990, entered into between the Registrant and certain of its officers and directors individually, together with a schedule identifying the other documents omitted and the material details in which such documents differ (Form 10, Exhibit
               10(n), File No. 0-22098).
  *10(f)  --   The Company's 1993 Nonemployee Director Stock Incentive Plan (Form 10/A,
               Amendment No. 1 to form 10, Exhibit 10(p), File No. 0-22098).
  *10(g)  --   Value Appreciation Agreement as of December, 1996, entered into between the
               Registrant and the following officers: David M. Aronowitz, Robert F. Heffron,
               Les G. Jacobs, David A Kauer, Kenneth H. Koch and Philip K. Woodlief (Form
               10-K, dated March 27, 1997, File No. 0-22098).
  *10(h)  --   Form of Income Protection Agreement adopted by the Company as of December,
               1996, entered into between the Registrant and the officers identified in
               Exhibit 10(g) (Form 10-K, dated March 27, 1997, File No. 0-22098).
  *10(i)  --   Stock Purchase Agreement by and between the Company and Water Street Corporate
               Recovery Fund I, L.P., dated July 10, 1997 (Schedule 13E-4, Exhibit (c)(2), filed July 11, 1997).
  *10(j)  --   Stock Purchase Agreement by and between the Company and Robert L. Smialek, dated July 10, 1997 (Schedule 13E-4, Exhibit (c)(1), filed July 11, 1997).
***10(k)  --   Amendment, dated August 11, 1997, to Stock Purchase Agreement by and between the Company and Water Street Corporate Recovery Fund I, L.P., dated July 10,
               1997.
***12     --   Computation of Ratio of Earnings to Fixed Charges
  *21     --   Subsidiaries of the Registrant (Form 10-Q for the quarter ended September 30,
               1996, File No. 0-22098).
   23(a)  --   Consent of KPMG Peat Marwick LLP.
***23(b)  --   Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5).
***24     --   Power of Attorney of officers and directors of the Registrant appearing on the signature page hereof.
***25     --   Statement of Eligibility and Qualification Under the Trust Indenture Act of
               1939 (T-1) of The Bank of New York (bound separately).
   99(a)  --   Form of Letter of Transmittal
   99(b)  --   Form of Notice of Guaranteed Delivery


---------------
  * Incorporated by reference, as indicated.

 ** The Registrant agrees to furnish to the Securities and Exchange Commission upon request copies of any omitted schedule or exhibit to Exhibits 2(g),
    (h), (i), (j), and (k) and 4(c), 4(d), and 4(e), and 4(f).


*** Previously filed.


     (b) Financial Statement Schedules.

        Report of Independent Auditors on Financial Statement Schedule........  S-1
        Schedule II -- Valuation and Qualifying Accounts......................  S-2

     All supporting schedules other than the above have been omitted because they are not required or the information required to be set forth therein is included in the consolidated financial statements or in the rules thereto.

ITEM 22.  UNDERTAKINGS

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (5) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN NEW YORK, NEW YORK ON THE 15 DAY OF OCTOBER, 1997.


                                          INSILCO CORPORATION

                                          By:     /s/ KENNETH H. KOCH

                                          --------------------------------------
                                             Name: Kenneth H. Koch
                                             Title: Vice President and General
                                          Counsel


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE FIRST ABOVE WRITTEN:



             SIGNATURE                                 TITLE                        DATE
-----------------------------------    -------------------------------------  -----------------

                 *                     Chairman of the Board, President and    October 15, 1997
-----------------------------------      Chief Executive Officer
         Robert L. Smialek

                 *                     Vice President and Corporate            October 15, 1997
-----------------------------------      Controller
        Philip K. Woodlief

                 *                     Director                                October 15, 1997
-----------------------------------
         James J. Gaffney

                 *                     Director                                October 15, 1997
-----------------------------------
        Terence M. O'Toole

                 *                     Director                                October 15, 1997
-----------------------------------
          Thomas E. Petry

                 *                     Director                                October 15, 1997
-----------------------------------
         Barry S. Volpert

     *By: /s/ KENNETH H. KOCH
-----------------------------------
            Kenneth H. Koch
            Attorney-in-Fact

The Board of Directors
Insilco Corporation:

The audits referred to in our report dated January 31, 1997, except as to Notes 3, 18(c) and 20 to the consolidated financial statements, which are as of March 5, 1997, included the related financial statement schedules as of December 31, 1996, and for each of the years in the three-year period ended December 31, 1996, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our report included herein, which is based partially on the report of other auditors, and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

Columbus, Ohio

October 13, 1997

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                               ADDITIONS
                                                       -------------------------
                                                                         (2)
                                                          (1)          CHARGED
                                        BALANCE AT     CHARGED TO      TO OTHER                      BALANCE
                                        BEGINNING      COSTS AND       ACCOUNTS      DEDUCTIONS      AT END
             DESCRIPTION                OF PERIOD       EXPENSES      (DESCRIBE)     (DESCRIBE)     OF PERIOD
--------------------------------------  ----------     ----------     ----------     ----------     ---------
For the year ended December 31, 1995:
  Allowances deducted from assets:
     Accounts receivable (for doubtful
       receivables)...................   $  2,247         9,775           --             (719)(a)     11,303
     Inventory (primarily for
       obsolescence)..................      4,094         9,031           --           (6,971)(b)      6,154
For the year ended December 31, 1996:
  Allowances deducted from assets:
     Accounts receivable (for doubtful
       receivables)...................     11,303         2,298           --           (8,623)(a)      4,978
     Inventory (primarily for
       obsolescence)..................      6,154         2,606           --           (2,644)(b)      6,116

---------------
Notes: (a) Primarily accounts written-off, net of recoveries.


       (b) Primarily obsolete parts written-off.

                                 EXHIBIT INDEX



                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
 NUMBER                                     DESCRIPTION                                   PAGE
--------       ---------------------------------------------------------------------  ------------
   *2(a)  --   Amended and Restated Plan of Reorganization Jointly Proposed by the
               Debtors and the Official Joint Committee of Unsecured Creditors dated
               November 23, 1992 (Form T-3, Exhibit T3E-3, file No. 22-23356).
   *2(b)  --   Order Confirming Plan of Reorganization and Approving Settlements
               Pursuant to Bankruptcy Rule 9019 dated November 24, 1992 (Form T-3,
               Exhibit T3E-4, File No. 22-23356).
   *2(c)  --   Order on Motion for Order in Aid of Implementation of Plan dated
               March 23, 1993 (Form T-3, Exhibit T3E, File No. 22-23356).
   *2(d)  --   Order on Debtors' Supplemental Motion for Order in Aid of
               Implementation of Plan dated March 23, 1993 (Form T-3, Exhibit T3E-6,
               File No. 22-23356).
   *2(e)  --   Notice of (1) Order Confirming Plan of Reorganization, (2) Effective
               Date and (3) Administrative Claims Bar Date dated April 1, 1993 (Form
               10, Exhibit 2(e), File No. 0-22098).
   *2(f)  --   Order on Motion for Order in Aid of Implementation of Plan dated
               September 14, 1993 (Form 10/A, Amendment No. 2 to Form 10, Exhibit
               2(f), File No. 0-22098).
   *2(g)  --   Share Purchase Agreement, dated as of June 28, 1996, between the
               Company's subsidiary, GUVAB Gesellschaft fur
               Unternehmensbeteililgungen und Vermogensverwaltung im
               aluminiumverarbeitenden Bereich mbH ("GUVAB"), and Lingemann (Form
               8-K dated July 10, 1996, File No. 0-22098).**
   *2(h)  --   Asset Purchase Agreement, dated as of July 1, 1996, among the
               Company's subsidiary, HHI Acquisition Corp., Lingemann, and
               Helima-Helvetion International, Inc. (Form 8-K dated July 10, 1996,
               File No. 0-22098).**
   *2(i)  --   Stock Purchase Agreement, dated as of September 3, 1996, between the
               Company's subsidiary and Esselte Corporation (Form 8-K dated
               September 6, 1996, File No. 0-22098).**
   *2(j)  --   Asset Purchase Agreement, dated as of October 4, 1996, between the
               Company and Franklin Electronic Publishers, Inc. and List of Omitted
               Schedules (Form 8-K dated March 5, 1997, File No. 0-22098).**
   *2(k)  --   Asset Purchase Agreement, dated as of February 12, 1997, between the
               Company and Newell Co. (Form 8-K dated March 5, 1997, File No.
               0-22098).**
   *3(a)  --   Amended and Restated Certificate of Incorporation of the Company
               (Form 10, Exhibit 3(a), File No. 0-22098).
   *3(b)  --   Amended and Restated Bylaws of the Company (Form 10, Exhibit 3(b),
               File No. 0-22098).
   *4(a)  --   Settlement Agreement and Stipulated Order by and between the Company, certain subsidiaries of the Registrant, The Valspar Corporation and the United States of America by order of the United States District
               Court for the Western District of Texas, San Antonio Division, dated
               January 19, 1993 (Form 10, Exhibit 4(h), File No. 0-22098).
   *4(b)  --   Stipulation regarding Settlement Agreement and Stipulated Order amending Exhibit 4(h) (Form 10, Exhibit 4(i), File No. 0-22098).

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
 NUMBER                                     DESCRIPTION                                   PAGE
--------       ---------------------------------------------------------------------  ------------
   *4(c)  --   Credit Agreement, dated as of October 21, 1994, among the Company, the institutions from time to time parties thereto as Lenders, the institutions from time to time parties thereto as Issuing Banks,
               Citicorp USA, Inc. and Pearl Street L.P., as Co-Agents, and Citicorp
               USA, Inc., as Administrative Agent (Form S-8 Registrations Statement,
               as amended, Exhibit 4(o), File No. 33-86938).**
   *4(d)  --   First Amendment to Credit Agreement, dated as of November 21, 1994, among the Company, the institutions from time to time parties thereto as Lenders, the institutions from time to time parties thereto as
               Issuing Banks, Citicorp USA, Inc. and Pearl Street L.P., as
               Co-Agents, and Citicorp USA, Inc., as Administrative Agent (Form S-8
               Registration Statement, as amended, Exhibit 4(p), File No.
               33-86938).**
   *4(e)  --   Second Amendment to Credit Agreement, dated as of March 8, 1995, among the Company, the institutions from time to time parties thereto as Lenders, the institutions from time to time parties thereto as
               Issuing Banks, Citicorp USA, Inc. and Pearl Street L.P., as
               Co-Agents, and Citicorp USA, Inc., as Administrative Agent; (Form
               10-K for the year ended December 31, 1994, Exhibit 4(f), File No.
               0-22098).**
   *4(f)  --   Third Amendment to Credit Agreement, dated as of July 18, 1995, among the Company, the institutions from time to time parties thereto as
               Lenders, the institutions from time to time parties thereto as
               Issuing Banks, Citicorp USA, Inc. and Pearl Street L.P., as
               Co-Agents, and Citicorp USA, Inc., as Administrative Agent (Form 10-Q
               for the quarter ended June 30, 1995, Exhibit 4(g), File No.
               0-22098).**
   *4(g)  --   Fourth Amendment to Credit Agreement, dated as of June 21, 1996, among the Company, the institutions from time to time parties thereto as Lenders, the institutions from time to time parties thereto as
               Issuing Banks, Citicorp USA, Inc. and Pearl Street L.P., as
               Co-Agents, and Citicorp USA, Inc., as Administrative Agent (Form 8-K
               dated July 10, 1996, File No. 0-22098).
   *4(h)  --   Fifth Amendment to Credit Agreement, dated as of June 21, 1996, among the Company, the institutions from time to time parties thereto as
               Lenders, the institutions from time to time parties thereto as
               Issuing Banks, Citicorp USA, Inc. and Pearl Street L.P., as
               Co-Agents, and Citicorp USA, Inc., as Administrative Agent (Form 10-K
               dated March 27, 1997, File No. 0-22098).
   *4(i)  --   Amended and Restated Credit Agreement, dated July 3, 1997 (Schedule
               13e-4, Exhibit (b)(1), dated July 11, 1997).
 ***4(j)  --   Indenture, dated as of August 12, 1997 between the Company and the
               Trustee.
    4(k)  --   Form of New Note (included in Exhibit 4(j) above).
 ***4(l)  --   Purchase Agreement, dated as of August 7, 1997, among the Company and
               Goldman, Sachs & Co., McDonald & Company Securities, Inc. and
               Citicorp Securities Inc. (the "Initial Purchasers").
 ***4(m)  --   Exchange and Registration Rights Agreement, dated as of August 12,
               1997, between the Company and the Initial Purchasers.
 ***5     --   Opinion of Fried, Frank, Harris, Shriver & Jacobson regarding the legality of the New Notes being registered.
  *10(a)  --   The Company's 1993 Long-Term Incentive Plan (Form 10, Exhibit 10(j),
               File No. 0-22098).

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
 NUMBER                                     DESCRIPTION                                   PAGE
--------       ---------------------------------------------------------------------  ------------
  *10(b)  --   Supplemental Terms and Conditions Applicable to December 1993 Option
               Award Under the Company 1993 Long-Term Incentive Plan (Form S-8
               Registrations Statement, as amended Exhibit 4(b), File No. 33-86938).
  *10(c)  --   Employment Agreement dated as of May 1, 1993 between the Company and
               Robert L. Smialek, as amended and restated (Form 10/A, Amendment No.
               1 to Form 10, Exhibit 10(k), File No. 0-22098).
  *10(d)  --   Restricted Stock Agreement dated as of June 26, 1994 between the
               Company and James D. Miller. (Form 10-K for the year ended December
               31, 1994, Exhibit 10(e), File No. 0-22098).
  *10(e)  --   Form of Indemnification Agreement adopted by the Company as of July
               30, 1990, entered into between the Registrant and certain of its officers and directors individually, together with a schedule identifying the other documents omitted and the material details in which such documents differ (Form 10, Exhibit 10(n), File No.
               0-22098).
  *10(f)  --   The Company's 1993 Nonemployee Director Stock Incentive Plan (Form
               10/A, Amendment No. 1 to form 10, Exhibit 10(p), File No. 0-22098).
  *10(g)  --   Value Appreciation Agreement as of December, 1996, entered into between the Registrant and the following officers: David M.
               Aronowitz, Robert F. Heffron, Les G. Jacobs, David A Kauer, Kenneth
               H. Koch and Philip K. Woodlief (Form 10-K, dated March 27, 1997, File
               No. 0-22098).
  *10(h)  --   Form of Income Protection Agreement adopted by the Company as of
               December, 1996, entered into between the Registrant and the officers identified in Exhibit 10(g) (Form 10-K, dated March 27, 1997, File
               No. 0-22098).
  *10(i)  --   Stock Purchase Agreement by and between the Company and Water Street
               Corporate Recovery Fund I, L.P., dated July 10, 1997 (Schedule 13E-4,
               Exhibit (c)(2), filed July 11, 1997).
  *10(j)  --   Stock Purchase Agreement by and between the Company and Robert L.
               Smialek, dated July 10, 1997 (Schedule 13E-4, Exhibit (c)(1), filed
               July 11, 1997).
***10(k)  --   Amendment, dated August 11, 1997, to Stock Purchase Agreement by and between the Company and Water Street Corporate Recovery Fund I, L.P.,
               dated July 10, 1997.
***12     --   Computation of Ratio of Earnings to Fixed Charges
  *21     --   Subsidiaries of the Registrant (Form 10-Q for the quarter ended
               September 30, 1996, File No. 0-22098).
   23(a)  --   Consent of KPMG Peat Marwick LLP.
***23(b)  --   Consent of Fried, Frank, Harris, Shriver & Jacobson (included in
               Exhibit 5).
***24     --   Power of Attorney of officers and directors of the Registrant appearing on the signature page hereof.

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
 NUMBER                                     DESCRIPTION                                   PAGE
--------       ---------------------------------------------------------------------  ------------
***25     --   Statement of Eligibility and Qualification Under the Trust Indenture
               Act of 1939 (T-1) of The Bank of New York (bound separately).
   99(a)  --   Form of Letter of Transmittal
   99(b)  --   Form of Notice of Guaranteed Delivery


---------------
  * Incorporated by reference, as indicated.

 ** The Registrant agrees to furnish to the Securities and Exchange Commission upon request copies of any omitted schedule or exhibit to Exhibits 2(g),
    (h), (i), (j), and (k) and 4(c), 4(d), and 4(e), and 4(f).


*** Previously filed.